Exhibit 2.1

CERTAIN CONFIDENTIAL MATERIAL APPEARING IN THIS DOCUMENT,
MARKED BY [*****], HAS BEEN OMITTED AND FILED SEPARATELY WITH
THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2
PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

August 4, 2015
________________________________________________________________

CONTINGENT ACQUISITION IMPLEMENTATION DEED
________________________________________________________________
BY AND AMONG
TRIQUINT SEMICONDUCTOR, INC.,
CAVENDISH KINETICS LIMITED,
TALLWOOD III, L.P., TALLWOOD III PARTNERS, L.P. AND
TALLWOOD III ASSOCIATES, L.P.,
WELLINGTON PARTNERS VENTURES III TECHNOLOGY FUND L.P.,
EACH OF THE COMMITTED SHAREHOLDERS,
EACH OF THE EXECUTIVE OPTIONHOLDERS,
THE RESTRICTED SHAREHOLDERS,
THE WARRANTORS
AND
SHAREHOLDER REPRESENTATIVE SERVICES LLC,

as Securityholder Agent

i

i

ii
CONTENTS (CONT’D)

DATE: August 4, 2015
PARTIES:

1.
TRIQUINT SEMICONDUCTOR, INC., a corporation incorporated in the State of Delaware, United States of America, doing business as “Qorvo,” whose principal place of business is at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421 (“Qorvo”);

2.
CAVENDISH KINETICS LIMITED, a private limited company incorporated in England and Wales with registered number 02982696 whose registered office is at 5 New Street Square, London, EC4A 3TW (the “Company”);

3.	TALLWOOD III, L.P., a limited partnership formed in the state of Delaware, whose principal office is at 3000 Sand Hill Road, Bldg 3, Ste 240, Menlo Park, California 94025 (“Tallwood III”);

4.
TALLWOOD III PARTNERS, L.P., a limited partnership formed in the state of Delaware, whose principal office is at 3000 Sand Hill Road, Bldg 3, Ste 240, Menlo Park, California 94025 (“Tallwood III Partners”);

5.
TALLWOOD III ASSOCIATES, L.P., a limited partnership formed in the state of Delaware, whose principal office is at 3000 Sand Hill Road, Bldg 3, Ste 240, Menlo Park, California 94025 (“Tallwood III Associates”) (and Tallwood III, Tallwood III Partners and Tallwood III Associates, collectively, the “Tallwood Investors” and each a “Tallwood Investor”);

6.
WELLINGTON PARTNERS VENTURES III TECHNOLOGY FUND L.P., a limited partnership formed in St. Helier, Jersey (British Channel Islands) with registered number 591, whose registered office is at 11‑15 Seaton Place, St. Helier, Jersey JE4 0QH (“Wellington”) (and Wellington and the Tallwood Investors, collectively, the “Major Investors” and each a “Major Investor”);

7.
EACH OF THE PERSONS LISTED IN PART A OF SCHEDULE 2, (each such person and any other person who becomes a Committed Shareholder pursuant to clause 3.2(a), a “Committed Shareholder” and, collectively, the “Committed Shareholders”);

8.
EACH OF THE PERSONS LISTED IN PART A OF SCHEDULE 3, (each such person and any other person who becomes an Executive Optionholder pursuant to clause 3.2(b), an “Executive Optionholder” and, collectively, the “Executive Optionholders”);

9.
EACH OF THE RESTRICTED SHAREHOLDERS. Each Restricted Shareholder is also an Executive Optionholder and each such person enters into this Deed in his or her capacity as both a Restricted Shareholder and an Executive Optionholder;

10.
EACH OF THE PERSONS LISTED IN SCHEDULE 9 (each a “Warrantor” and, collectively, the “Warrantors”). Each Warrantor is also a Major Investor, a Committed Shareholder or an Executive Optionholder and each such person enters into this Deed in their capacity as both a Major Investor, a Committed Shareholder or an Executive Optionholder (as the case may be) and as a Warrantor; and

11.	SHAREHOLDER REPRESENTATIVE SERVICES LLC, a Colorado limited liability company solely in its capacity as the Securityholder Agent.
RECITALS:

(A)
Each of the Major Investors, the Committed Shareholders and the Other Shareholders are “Shareholders” who hold Shares. Each of the Contingent Shareholders (including the Executive Optionholders) holds Contingent Securities which, subject to the terms of such Contingent Securities, may entitle such Contingent Shareholders to be issued Shares. Each of the Major Investors, the Committed Shareholders, the Other Shareholders and the Contingent Shareholders (including the Executive Optionholders) are the “Selling Shareholders” for the purposes of this Deed.

(B)
On or about the date of this Contingent Acquisition Implementation Deed (this “Deed”), Qorvo and the Company, inter alia, have entered into a subscription agreement relating to Series F Preferred Shares in the Company (the “Subscription Agreement”). Pursuant to the Subscription Agreement, the Company shall issue to Qorvo [*****] Series F Preferred Shares in the Company, to be issued by the Company pursuant to the Series F Financing. The execution and delivery of this Deed by the parties hereto is a condition precedent to the completion of the Series F Financing under the Subscription Agreement. On completion of the issuance of the Series F Preferred Shares in the Company, Qorvo shall also become a “Shareholder” for the purposes of this Deed. For the avoidance of doubt, Qorvo is not a Selling Shareholder under this Deed.

(C)
In further consideration for the investment in the Company to be made by Qorvo pursuant to the Subscription Agreement, each of the Major Investors, each Committed Shareholder and each Executive Optionholder has agreed to enter into this Deed to grant to Qorvo the exclusive option and right, but not the obligation, to acquire (pursuant to any of the methods specified in this Deed) the entire issued share capital of the Company (comprising the Shares and the Contingent Securities (other than any Shares held by Qorvo or any of its Affiliates)) on the terms and conditions of this Deed.

(D)
In the event that Qorvo exercises the exclusive option and right to acquire the entire issued share capital of the Company (comprising the Shares and the Contingent Securities (other than any Shares held by Qorvo or any of its Affiliates)), then: (i) Qorvo shall be entitled to make an offer to the Committed Shareholders, the Major Investors and the Other Shareholders and any other person who holds Shares on the date of the Offer to acquire one hundred per cent (100%) of the

Shares (other than any Shares held by Qorvo or any of its Affiliates); and (ii) Qorvo shall be entitled to require that the Company shall procure that the Contingent Securities shall be exchanged for either: (a) in the case of Contingent Securities which have vested or which are otherwise exercisable prior to Completion of the Acquisition – cash consideration paid to the Contingent Shareholders by Qorvo in accordance with this Deed; or (b) in the case of Contingent Securities which have not vested or which are not otherwise exercisable on or prior to Completion of the Acquisition – securities issued by Qorvo in accordance with clause 8; or (c) in the case of Contingent Securities which are exercised on or after the date of this Deed – Ordinary Shares or Preferred Shares, in which case such Ordinary Shares or Preferred Shares shall be subject to the Offer made by Qorvo pursuant to this Deed. The Offer will be made on the terms and conditions of this Deed, the Offer Document and the Form of Acceptance and the exchange of the Contingent Securities will be made on the terms and conditions of this Deed and the Employee Share Schemes.

(E)
The initial parties to this Deed are Qorvo, the Company, the Major Investors, the Committed Shareholders, the Executive Optionholders and the Securityholder Agent. The provisions of clause 3 provide for the accession to this Deed of other persons who may hold Shares or Contingent Securities following the date hereof upon execution and delivery by any such person of a Deed of Adherence to the Company and Qorvo (or a person nominated by Qorvo), whereupon such person will become a party to this Deed as a Committed Shareholder or an Executive Optionholder (as specified in the Deed of Adherence) and (as the case may be) a Warrantor.

(F)
The Major Investors and the Committed Shareholders hereby undertake to accept the Offer if it is made by Qorvo, by executing and delivering a Form of Acceptance to Qorvo and the Company, in accordance with the terms and conditions of this Deed. In the event that any Executive Optionholder is issued any Ordinary Shares prior to Completion of the Acquisition in any circumstances, such Executive Optionholder hereby also undertakes to accept the Offer if it is made by Qorvo in respect of such Ordinary Shares, by executing and delivering a Form of Acceptance to Qorvo and the Company, in accordance with the terms and conditions of this Deed.

(G)
If any Other Shareholder or any person who holds or is issued Shares on or after the date of this Deed does not accept the Offer by executing and delivering a Form of Acceptance to Qorvo and the Company during the Offer Period, Qorvo shall complete the acquisition of the Shares held by such persons via a Squeeze-Out Acquisition or a Drag-Along Acquisition in accordance with the terms and conditions of this Deed.

(H)
If Qorvo makes the Offer and Completion of the Acquisition occurs in accordance with the terms and conditions of this Deed, the Company shall procure (and each Executive Optionholder hereby undertakes to permit the Company to procure in respect of the Contingent Securities held by such Executive Optionholder) that on Completion of the Acquisition all Contingent Securities then outstanding in respect of any Ordinary Shares or Preferred Shares shall either: (i) convert into Ordinary Shares or Preferred Shares to be acquired via a Squeeze-Out Acquisition or a Drag-Along Acquisition; or (ii) be exchanged for either: (a) in the case of Contingent Securities which have vested or which are otherwise exercisable prior to Completion of the Acquisition – cash consideration paid to the Contingent Shareholders by Qorvo in accordance with this Deed; (b) in the case of Contingent Securities which have not vested or which are not otherwise exercisable on or prior to Completion of the Acquisition – equivalent securities issued by Qorvo of equivalent value to the cash consideration due in respect of such Contingent Securities, in each case in accordance with this Deed and the Employee Share Schemes.

(I)
The purpose of this Deed is to set out the terms and conditions of the Option to be granted to Qorvo, the terms and conditions of the governance and operations of the Company during the Option Period, the mechanics for exercise of the Option and the making of the Offer, the treatment of any Contingent Securities and certain other matters in relation to the implementation and Completion of the Acquisition.

IN WITNESS OF WHICH, THE PARTIES HAVE EXECUTED AND DELIVERED THIS DOCUMENT AS A DEED TO RECORD AS FOLLOWS:

1.	INTERPRETATION

1.1	In this Deed, unless otherwise specified:

(a)	capitalised terms identified in Schedule 1 and applied in this Deed have the meanings ascribed to them in Schedule 1;

(b)	references to clauses and paragraphs of, and Schedules to, are to clauses and paragraphs of, and Schedules to, this Deed;

(c)	references to a “company” shall be construed so as to include any corporation or other body corporate, wherever and however incorporated or established;

(d)
references to a “person” shall be construed so as to include any individual, firm, company, corporation, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(e)	“body corporate” shall have the meaning given in section 1173 of the Companies Act and “subsidiary” and “wholly-owned subsidiary” shall have the meaning given in section 1159 of the Companies Act;

(f)	any reference to a “day” (including within the phrase “Business Day”) shall mean a period of twenty-four (24) hours from midnight to midnight;

(g)	references to times are to time in New York, New York;

(h)
references to “indemnify” any person against any circumstance shall include indemnifying and keeping him harmless from all actions, claims and proceedings from time to time made against him and all Losses suffered, made or incurred by him as a consequence of that circumstance; and

(i)	a reference to any other document referred to in this Deed is a reference to that other document as amended, varied, novated or supplemented at any time.

1.2	All headings and titles are inserted for convenience only. They are to be ignored in the interpretation of this Deed.

1.3	The provisions of the Schedules to this Deed shall form part of and be incorporated into this Deed.

1.4	Any reference to “writing” or “written” means any method of reproducing words in a legible and non-transitory form (including, for the avoidance of doubt, e‑mail).

1.5	References to “include” or “including” are to be construed without limitation.

1.6	Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders.

1.7
References to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Deed) and include any subordinate legislation made under the relevant statute or statutory provision.

1.8
References to any English legal term for any action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

1.9
The rule known as the ejusdem generis rule shall not apply to this Deed and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

1.10	General words in this Deed shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.11
References to “USD” or “$” are to the lawful currency of the United States of America. References to “GBP” or “£” are to the lawful currency of the United Kingdom of Great Britain and Northern Ireland. References to “EUR” or “€” are to the lawful currency of the European Monetary Union.

1.12
Other than as explicitly provided in this Deed, the obligations of each of the Major Investors and each Committed Shareholder under this Deed are several and any obligation expressed to be an obligation of an Major Investor or any Committed Shareholder is to be read as the sole obligation of each Major Investor or Committed Shareholder (as the case may be), and no Major Investor or Committed Shareholder shall be excused from compliance with this Deed by the action or omission of any other Major Investor or Committed Shareholder.

1.13
All financial and accounting calculations used in or made pursuant to this Deed shall be made in United States dollars.  Any amounts that are denominated in a currency other than United States dollars shall be converted into United States dollars.  Such conversion shall be based upon the average daily exchange rate for the month in which any item was recorded, and the exchange rate to be used with respect to any conversion shall be a rate provided by a reputable Third Party exchange rate service that Qorvo regularly uses for purposes of determining exchange rates.

1.14
References to the use of “reasonable endeavours” by the Major Investors, Committed Shareholders and Executive Optionholders shall not require such parties to make payments of any amounts to any other Shareholder or Contingent Shareholder, nor require the joinder of such party in any lawsuit.

2.	CONDITIONS

2.1	This Deed (except for the provisions referred to in clause 2.2) is conditional on completion occurring under the Subscription Agreement (the “Condition”).

2.2
The provisions of this clause 2, clause 1, clause 33, clause 35, clause 36, clause 37, clause 38, clause 39, clause 40, clause 41, clause 42, clause 43, clause 44, clause 45 and clause 46 shall take effect on the date of this Deed and shall be effective even if the Condition is not satisfied.

2.3	The Condition contained in clause 2.1 may only be waived in whole or in part by the parties hereto upon the written agreement of the Company, Qorvo and each of the Major Investors.

2.4	The remaining clauses of this Deed take effect on the date on which the Condition in clause 2.1 is satisfied or waived.

3.	ADHERENCE TO THIS DEED

3.1	The rights and obligations set out in this Deed will arise:

(a)
in respect of a Committed Shareholder, Executive Optionholder or Major Investor who is a party to this Deed on the date of this Deed – on the execution and delivery to Qorvo and the Company of this Deed;

(b)
in respect of any Other Shareholder – on the execution and delivery to Qorvo and the Company of a Deed of Adherence to this Deed, which will constitute the accession of that person to this Deed as if it were named in it as a Committed Shareholder but not (for the avoidance of doubt) as a Warrantor;

(c)
in respect of any Contingent Shareholder (other than an Executive Optionholder) – on the execution and delivery to Qorvo and the Company of a Deed of Adherence to this Deed, which will constitute the accession of that person to this Deed as if it were named in it as an Executive Optionholder but not (for the avoidance of doubt) as a Warrantor;

(d)
in respect of any Contingent Shareholder (other than an Executive Optionholder) who exercises any Contingent Securities on or after the date of this Deed and who is issued any Ordinary Shares or Preferred Shares – on the execution and delivery to Qorvo and the Company of a Deed of Adherence to this Deed, which will constitute the accession of that person to this Deed as if it were named in it as a Committed Shareholder in respect of such Ordinary Shares or Preferred Shares, but not (for the avoidance of doubt) as a Warrantor.

3.2	The Company shall procure that:

(a)
any person who is issued or acquires any Shares on and from the date of this Deed and who is not at such time of issuance or acquisition a party to this Deed (either as a signatory hereto or by means of execution of a Deed of Adherence) shall, as a condition of being issued or acquiring such Shares, execute a Deed of Adherence to this Deed, which will constitute the accession of that person to this Deed as if it were named in it as a Committed Shareholder;

(b)
any person who is issued or acquires any Contingent Securities on and from the date of this Deed (whether under an Employee Share Scheme or otherwise) and who, at such time of issuance or acquisition, is not a party to this Deed (either as a signatory hereto or by means of execution of a Deed of Adherence) shall, as a condition of being issued or acquiring such Contingent Securities, execute a Deed of Adherence to this Deed in respect of such Contingent Securities, which will constitute the accession of that person to this Deed as if it were named in it as an Executive Optionholder and, if that person shall, after the issuance or acquisition of such Contingent Securities, hold, in aggregate (including the Contingent Securities issued on and from the date of this Deed and any other Contingent Securities held by such person prior to the date of this Deed), Contingent Securities granting rights to subscribe for in excess of 250,000 Ordinary Shares, such person shall also be required by such Deed of Adherence to accede to this Deed as a Warrantor as a condition of being issued or acquiring such further Contingent Securities.

3.3
If any Executive Optionholder exercises any Contingent Securities on or after the date of this Deed, that Executive Optionholder shall automatically and immediately, without the need for any further action or the execution of any additional document, assume the rights and obligations of a Committed Shareholder under this Deed with respect to any Ordinary Shares issued to such Executive Optionholder on the exercise of such Contingent Securities. The rights and obligations of the Executive Optionholder with respect to any remaining Contingent Securities held or acquired by such Executive Optionholder shall continue in full force and effect.

3.4
On the execution of a Deed of Adherence to this Deed by any person, the Company shall update Schedule 2 or Schedule 3 (as the case may be) and shall deliver to Qorvo such updated Schedule 2 or Schedule 3.

4.	THE OPTION

4.1
Each of the Major Investors, the Executive Optionholders, the Company and each Committed Shareholder hereby irrevocably grants to Qorvo the exclusive right and option, but not the obligation (the “Option”), to: (i) make an offer (either directly or through a wholly-owned subsidiary of Qorvo) (the “Offer”) to the Committed Shareholders, the Major Investors, the Other Shareholders and any other person who holds Shares on the date of the Offer to acquire one hundred per cent (100%) of the issued share capital of the Company on the date of the Offer (other than any Shares held by Qorvo or any of its Affiliates); and (ii) require that the Company shall procure (and each Executive Optionholder shall undertake to permit the Company to procure in respect of the Contingent Securities held by such Executive Optionholder) that, on Completion of the Acquisition pursuant to the Offer, all Contingent Securities then outstanding in respect of any Ordinary Shares or Preferred Shares shall either: (i) convert into Ordinary Shares or Preferred Shares to be acquired via a Squeeze-Out Acquisition or a Drag-Along Acquisition; or (ii) be exchanged for either: (a) in the case of Contingent Securities which have vested or which are otherwise exercisable prior to Completion of the Acquisition – cash consideration paid to the Contingent Shareholders by Qorvo in accordance with this Deed; (b) in the case of Contingent Securities which have not vested or which are not otherwise exercisable prior to

Completion of the Acquisition – securities issued by Qorvo in accordance with clause 8 (such transactions, the “Acquisition”), on the following terms and conditions:

(a)	subject to clause 4.2, the Option may be exercised at any time on and from the date of this Deed until and including the earlier of:

(i)	the date which falls sixty (60) days after Preproduction Release of the Specified Product;

(ii)	30 June 2017; and

(iii)	the termination of this Deed,
(such period, the “Initial Option Period”). The Initial Option Period and, if applicable, the Extended Option Period (as defined in clause 4.2) shall constitute the “Option Period” for the purposes of this Deed). The Company shall deliver a notice to Qorvo within [*****] Business Days following the date of the Preproduction Release of the Specified Product, notifying Qorvo of the occurrence of the Preproduction Release of the Specified Product, and the date of such occurrence. For purposes of clarification, whether or not the Preproduction Release of the Specified Product has occurred is subject to, among other things, the Qorvo [*****] set forth in Schedule 16.

(b)
the Option may be exercised once only during the Option Period and may only be exercised in respect of an offer for all (and not some only) of the issued and to be issued share capital of the Company (other than any Shares held by Qorvo or any of its Affiliates);

(c)
Qorvo may exercise the Option by serving a written notice on the Company (with a copy to the Securityholder Agent) at any time during the Option Period stating that Qorvo wishes to exercise the Option in accordance with the terms of this Deed (the “Option Notice”). For the avoidance of doubt, service of the Option Notice shall not oblige Qorvo to make the Offer or complete the Acquisition;

(d)
as soon as practicable upon exercise of the Option by Qorvo and receipt by the Company of the Option Notice sent pursuant to clause 4.1(c), the Company shall notify the Major Investors, the Executive Optionholders and the Committed Shareholders of receipt of the Option Notice from Qorvo;

(e)
subject to clause 4.6, following receipt of the Option Notice by the Company until the end of the Diligence Period (as defined below), the Company shall render all reasonable assistance to Qorvo to enable Qorvo to conduct a due diligence and disclosure exercise on the business and financial affairs of the Company in accordance with clause 6. At any time prior to the date which is [*****] Business Days prior to the end of the Diligence Period, the Company may (on behalf of the Warrantors) deliver to Qorvo an update to the Disclosure Letter in accordance with clause 12 and clause 13. In the event that the Company (on behalf of the Warrantors) does not deliver an update to the Disclosure

Letter to Qorvo prior to the date which is [*****] Business Days prior to the end of the Diligence Period, the Company (and the Warrantors) shall be prohibited from making any further disclosures against the Warranties. Any disclosures sought to be made on or after the date which is [*****] Business Days prior to the end of the Diligence Period shall in no way limit or qualify the Warranties. Only those matters set out in any Disclosure Letter delivered to Qorvo prior to the date which is [*****] Business Days prior to the end of the Diligence Period shall qualify the Warranties given as at Completion of the Acquisition. “Diligence Period” shall mean a period of [*****] Business Days following the date on which all of the following have occurred: (i) Qorvo has delivered the Option Notice to the Company; (ii) the Company has populated the Data Room with any and all diligence materials reasonably requested by Qorvo (including any items listed on any update to the Disclosure Letter) to complete a due diligence and disclosure exercise on the business and financial affairs of the Company in accordance with clause 6; and (iii) the Data Room is made available to Qorvo and its advisers;

(f)
Qorvo shall serve a written notice on the Company at any time on and from the commencement of the Diligence Period to and including the date which is [*****] Business Days after the conclusion of the Diligence Period which either (i) confirms that Qorvo intends to proceed with the Offer and the Acquisition (subject to the further terms and conditions set out in this Deed) (the “Offer Confirmation Notice”), or (ii) states that Qorvo has determined not to proceed with the Offer and which rescinds the Option Notice, in which case the Option shall immediately cease to be exercisable and shall immediately lapse, and this Deed, and the rights and obligations of the parties to this Deed hereunder, shall terminate as provided in clause 27. For the sake of clarity, if, at 12:01 a.m. on the date which is [*****] Business Days after the conclusion of the Diligence Period, Qorvo has not served the written notice required by this clause 4.1(f), then the Option shall immediately cease to be exercisable and shall immediately lapse, and this Deed, and the rights and obligations of the parties to this Deed hereunder, shall terminate as provided in clause 27;

(g)	if the Company timely receives the Offer Confirmation Notice from Qorvo, then within [*****] Business Days of receipt of such notice:

(i)
Qorvo shall distribute the Offer Document as prepared and approved by Qorvo (acting reasonably), in substantially the form set out in Schedule 4 and on the requisite terms and conditions specified in this Deed and in particular clause 7, to each of the Major Investors, the Committed Shareholders and the Other Shareholders. The Company and the Major Investors shall, and the Committed Shareholders shall use reasonable endeavours to, render to Qorvo all assistance reasonably necessary to enable Qorvo to prepare the Offer Document and to comply with any and all Applicable Laws with respect to the content, distribution and registration of the Offer Document, including by obtaining for the Directors advice from a competent, independent person who has no substantial financial interest in the Company or Qorvo on the financial implications of the Offer, and by furnishing the consolidated audited accounts of the Company in respect of the latest accounting reference period for which the period for laying and delivering the accounts under the Companies Act has passed or, if accounts in respect of a later accounting reference period have been delivered under the relevant legislation, as shown in those accounts and not the earlier accounts, the letter from the Company to be included in the Offer Document and all other information and documentation required for the Offer Document, and authorizing and approving the information relating to the Company and its Subsidiaries contained in the Offer Document;

(ii)
the Company, through all of its Directors (and each of the Major Investors and the Committed Shareholders, to the extent that they have appointed, or have a right to appoint, any Director), shall procure that each Director shall recommend the Offer as required in accordance with clause 16; and

(iii)
each of the Major Investors and the Committed Shareholders shall, and hereby irrevocably undertakes to Qorvo that it shall, upon receipt of the Offer Document, complete and return a valid Form of Acceptance with respect to all Shares then held by such Major Investor or Committed Shareholder, in accordance with and subject to the terms set out in the Offer Document promptly upon the Offer being made by Qorvo and the Offer Document being distributed. Each Major Investor and Committed Shareholder irrevocably acknowledges and agrees that, if such Major Investor or Committed Shareholder defaults on its obligation to promptly complete and return a valid Form of Acceptance, such Form of Acceptance shall be executed and returned by a Qorvo Officer on behalf of such defaulting Major Investor or Committed Shareholder pursuant to the security power of attorney granted by each Major Investor and Committed Shareholder in accordance with clause 30 in favour of any Qorvo Officer to secure the performance of its obligations under this Deed;

(iv)
in the event that any Executive Optionholder has exercised any Contingent Securities and been issued any Ordinary Shares prior to the making of the Offer, the Executive Optionholders hereby irrevocably undertake to Qorvo that they shall, upon receipt of the Offer Document, complete and return a valid Form of Acceptance with respect to all Shares then held by such Executive Optionholder, in accordance with and subject to the terms set out in the Offer Document promptly upon the Offer being made by Qorvo and the Offer Document being distributed. Each Executive Optionholder irrevocably acknowledges and agrees that, if such Executive Optionholder defaults on its obligation to promptly complete and return a valid Form of Acceptance, such Form of Acceptance shall be executed and returned by a Qorvo Officer on behalf of such defaulting Executive Optionholder pursuant to the security power of attorney granted by each Executive Optionholder in accordance with clause 30 in favour of any Qorvo Officer to secure the performance of its obligations under this Deed;

(v)
the Administrators of the Employee Share Schemes shall send a notice to each Contingent Shareholder (including the Executive Optionholders) notifying them of the Offer and setting out the proposed treatment of their Contingent Securities upon Completion of the Acquisition in accordance with clause 8; and

(vi)
the Company shall send a notice to Comerica Bank notifying Comerica Bank of the Offer, confirming that Qorvo shall not assume the Comerica Warrants and requesting that Comerica Bank exercise the Comerica Warrants within twenty (20) calendar days from the date of such notice. Upon exercise, the Comerica Warrants shall be dealt with upon Completion of the Acquisition in accordance with clause 8;

(h)
the Offer shall be open to be accepted by the Major Investors and the Committed Shareholders, as well as each Other Shareholder and any other person who holds Shares on the date of the Offer (including any Executive Optionholder, if applicable), for a period of at least [*****] Business Days from the date on which the Offer Document is distributed to such persons, or such longer period as Qorvo may determine in its reasonable discretion (subject to Applicable Law), but which shall not exceed [*****] days (subject to any extension pursuant to clause 9.10(a)) (the “Offer Period”). During the Offer Period, the Company shall render all reasonably necessary assistance to Qorvo in soliciting Forms of Acceptance from any of the Other Shareholders and any other person who holds Shares on the date of the Offer;

(i)
at the conclusion of the Offer Period, each of the Major Investors and the Committed Shareholders (and, if applicable, any Executive Optionholder) undertakes to sell, and Qorvo shall purchase, all Shares held by such Major Investor or Committed Shareholder (or, if applicable, Executive Optionholder) with all rights attached or accruing to them at Completion of the Acquisition in accordance with the provisions of this Deed and the Offer Document. Each Major Investor and Committed Shareholder (and, if applicable, Executive Optionholder) irrevocably acknowledges and agrees that, if such Major Investor or Committed Shareholder (or, if applicable, Executive Optionholder) defaults on its obligation to transfer all the Shares held by such Major Investor or Committed Shareholder pursuant to the terms and conditions of this Deed, such transfer of Shares shall be completed by a Qorvo Officer on behalf of such defaulting Major Investor or Committed Shareholder (or, if applicable, Executive Optionholder) pursuant to the security power of attorney granted by each Major Investor and Committed Shareholder (and each Executive Optionholder) in accordance with clause 30 in favour of any Qorvo Officer to secure the performance of its obligations under this Deed;

(j)
at the conclusion of the Offer Period and on Completion of the Acquisition, the Company and Qorvo shall procure that all Contingent Securities (including the Contingent Securities held by the Executive Optionholders) are exchanged for either cash or securities issued by Qorvo in accordance with clause 8;

(k)	at the conclusion of the Offer Period, each Other Shareholder that has delivered a Form of Acceptance to Qorvo shall sell, and Qorvo shall purchase, all Shares held by such

Other Shareholder with all rights attached or accruing to them at Completion of the Acquisition in accordance with the provisions of this Deed and the Offer Document;

(l)
the transfer of any Shares held by any Other Shareholder who has not delivered a Form of Acceptance to Qorvo and the Company during the Offer Period shall be completed in accordance with clause 7.12, via either a Squeeze-Out Acquisition or a Drag-Along Acquisition; and

(m)
throughout the Option Period and until Completion of the Acquisition in accordance with the Offer Document and this Deed, the Company, the Major Investors, the Executive Optionholders and the Committed Shareholders shall comply with any and all obligations imposed on them and undertakings given by them in accordance with the terms of this Deed.

4.2
Subject to clause 4.3, in the event that the Preproduction Release of the Specified Product has not occurred prior to the 30 June 2017, Qorvo shall have the exclusive right and option, but not the obligation, to extend the Initial Option Period until and including the earlier of:

(a)	the date which falls sixty (60) days after Preproduction Release of the Specified Product; and

(b)	30 June 2018,
(the “Extended Option Period”), by written notice to the Company and the Major Investors (with a copy to the Securityholder Agent) received by the Company and the Major Investors on or before [*****] (the “Additional Funding Notice”) provided that in the event that Qorvo exercises its right to extend the Initial Option Period pursuant to this clause 4.2, the Company may request that Qorvo invest in the Company an additional amount as determined by the Company at such time, which amount shall be no more than USD $25 million, in consideration for the issue by the Company to Qorvo of an additional amount of the Series F Preferred Shares in the Company, on equivalent terms and conditions as set out in the Subscription Agreement, mutatis mutandis and with all warranties repeated as at the date of issuance of such additional Series F Preferred Shares (the “Additional Funding”). For the sake of clarity, upon the Company’s request for the Additional Funding, which shall be delivered by way of written notice to Qorvo within [*****] days of the Company’s receipt of the Additional Funding Notice and shall state the additional investment amount desired by the Company, Qorvo shall be obliged to make the additional investment. The Additional Funding shall be completed on or before [*****]; provided, however, that such date may be extended for a reasonable period of time in order to accommodate the need to satisfy any regulatory obligations. In the event that (i) the Company requests Additional Funding, (ii) the Company complies with its obligations pursuant to and satisfies its closing conditions under the Subscription Agreement with respect to the Additional Funding and (iii) Qorvo fails to wire the additional funds to the Company prior to [*****] (as such date may be extended in accordance with the previous sentence) in accordance with the terms of this clause 4.2, then the Option shall immediately cease to be exercisable and shall immediately lapse, and this Deed, and the rights and obligations of the parties to this Deed hereunder, shall terminate as provided in clause 27.

4.3
If Qorvo exercises the right and option to extend the Initial Option Period to the Extended Option Period, in addition to the Additional Funding, the Company shall also have the right, but not the obligation, to raise from the Major Investors and the Committed Shareholders (and, provided they have first executed and delivered a Deed of Adherence to this Deed as a Committed Shareholder, any Other Shareholder and any Contingent Shareholder who has, on or before the date on which the Additional Funding occurs, exercised the right to acquire any Shares in the Company) an aggregate amount of up to [*****] of the amount of Qorvo’s investment in the Additional Funding, in consideration for the issue by the Company to such persons of the corresponding dollar amount of Series F Preferred Shares in the Company, on equivalent terms and conditions as set out in the Subscription Agreement, mutatis mutandis.

4.4
If the Option is not duly exercised during the Option Period, the Option will cease to be exercisable and shall lapse, and this Deed, and the rights and obligations of the parties to this Deed hereunder, shall terminate as provided in clause 27. For purposes of clarification, if the Option is exercised during the Option Period, the Completion of the Acquisition may take place after the end of the Option Period.

4.5
The Company undertakes to Qorvo that it shall not (and each of the Major Investors, the Committed Shareholders and the Executive Optionholders undertakes to Qorvo that they shall take all appropriate action within its control or authority (taking into account its position as a shareholder or optionholder of the Company) to procure that the Company shall not) issue any Series F Preferred Shares to any person other than in accordance with the terms and provisions provided in the Subscription Agreement, or in accordance with the Additional Funding or clause 4.3 of this Deed.

4.6
In the event that, in its reasonable judgment, Qorvo determines that the Company has not fully and fairly complied with its obligations under clause 4.1(e) or clause 6 during the Diligence Period, or does not provide Qorvo with timely access to all information requested by Qorvo, Qorvo shall have the one-time right to extend the Diligence Period by a period of up to [*****] additional Business Days from the end of the initial Diligence Period, which it may elect to do upon written notice to the Company, identifying with specificity the diligence items Qorvo is requesting, delivered prior to the end of Working Hours on the last day of the initial Diligence Period. For purposes of clarification, if the Company has not fully and fairly complied in all material respects with its obligation under clause 4.1(e) or clause 6, during the Diligence Period, it shall be considered a material breach of this Deed in any Action brought by Qorvo following termination of this Deed.

5.	GOVERNANCE AND CONDUCT OF BUSINESS

5.1	The Company hereby undertakes that on and from the date of this Deed until the earlier of (i) the termination of this Deed and (ii) the Completion of the Acquisition:

(a)
each member of the Group shall carry on business in the normal and ordinary course. In particular, but without limitation and in compliance with antitrust Applicable Laws, acts or matters listed in Part A of Schedule 6 shall require the consent in writing of Qorvo prior to the exercise of the Option by Qorvo and acts or matters listed in Part B of

Schedule 6 shall require the consent in writing of Qorvo following the exercise of the Option by Qorvo; provided, that if a member of the Group determines, with the advice of counsel, that obtaining such consent would not be in compliance with antitrust Applicable Law, the Company and such member of the Group shall, within a reasonable time before taking, or permitting any other member of the Group to take, any action which would otherwise require the consent of Qorvo pursuant to this clause 5.1(a), consult with Qorvo regarding such action and the parties shall use their reasonable endeavours to ensure that the intent of the parties in executing this Deed is preserved;

(b)	each member of the Group shall:

(i)	maintain its assets and properties in the ordinary course of business in the manner historically maintained, reasonable wear and tear, damage by fire and other casualty excepted;

(ii)	promptly repair, restore or replace all material assets and properties in the ordinary course of business consistent with past practice;

(iii)
upon any damage, destruction or loss to any of its material assets or properties, apply any and all insurance proceeds, if any, received with respect thereto to the prompt repair, replacement and restoration thereof;

(iv)	comply with all Applicable Laws;

(v)	take all actions necessary to be in compliance in all material respects with all Material Contracts and to maintain the effectiveness of all Company Permits;

(vi)	notify Qorvo in writing of the commencement, or any written threat of the commencement, of any action, suit, claim, investigation or other like proceeding against any member of the Group; and

(vii)	pay accounts payable and pursue collection of its accounts receivable in the ordinary course of business, consistent with past practices;

5.2	The Company and Qorvo hereby undertake and agree that on and from the date of this Deed until the earlier to occur of (i) the termination of this Deed and (ii) the Completion of the Acquisition:

(a)
Unless otherwise agreed in advance by Qorvo, an authorised Representative of Qorvo shall be present for any in-person meetings or scheduled telephone or conference calls between any member of the Group (or any employee, officer, director, adviser or consultant of any member of the Group) and [*****] with respect to the [*****]. In addition, unless otherwise agreed in advance by the Company, an authorised Representative of the Company shall be present for any in-person meetings or scheduled telephone or conference calls between Qorvo, Parent and any Affiliate of Qorvo or Parent (or any employee, officer, director, adviser or consultant of Qorvo, Parent or an affiliate of Qorvo or Parent) and [*****] with respect to the [*****]. In addition, the Company and Qorvo shall provide to each other copies of any and all written communications between [*****] and each such party regarding the [*****]. Notwithstanding the foregoing, the above rights and obligations of the parties hereto shall be subject to [*****] prior approval and consent in each instance, such consent which may be expressly given in the [*****]; and

(b)
the Company shall hold [*****] with Representatives of Qorvo to ensure that Qorvo is kept aware of [*****], provided that during such meetings the Company shall not be required to share its [*****] with Qorvo.

5.3
Between the execution of this Deed and Completion of the Acquisition, (a) the Company shall each notify Qorvo promptly if they become aware of a fact or circumstance which constitutes or which would or might reasonably constitute a breach (whether material, repudiatory or remedial in nature or not) of the requirements of this clause 5 and (b) the Major Investors, the Executive Optionholders and each Committed Shareholder shall each notify Qorvo promptly if they know that a breach of this clause 5 has occurred.

5.4
Following the delivery of the Offer Confirmation Notice and so long as the Option has not been rescinded by Qorvo in accordance with the terms of this Deed (including paragraph 1 of Part B of Schedule 7), the Company shall use all reasonable endeavours to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the transactions contemplated by this Deed and the Transaction Documents as promptly as practicable, including to:

(a)
obtain from Governmental Entities and other persons all consents, approvals, authorisations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Deed and the Transaction Documents;

(b)	promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Deed required under the HSR Act or any other Applicable Law; and

(c)
have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Deed and the Transaction Documents.

In furtherance and not in limitation of the foregoing, the Company shall permit Qorvo reasonably to participate in the defence and settlement of any claim, suit or cause of action against the Company or its Board of Directors brought prior to Completion which relates to this Deed, or the transactions contemplated hereby, and the Company shall not settle or compromise any such claim, suit or cause of action without Qorvo’s written consent, which shall not be unreasonably withheld or delayed. Each party shall bear its own costs and expenses incurred in relation to its obligations under this clause 5.4.

5.5
Following the delivery of the Offer Confirmation Notice and so long as the Option has not been rescinded by Qorvo in accordance with the provisions of Schedule 7, Part B(1), each Major Investor, Executive Optionholder and Committed Shareholder shall use all reasonable endeavours to take, or cause to be taken, all appropriate action within its control or authority (taking into account its position as a shareholder or optionholder of the Company) to consummate the Completion.

5.6
The Company shall, and shall cause its Subsidiaries to, give promptly such notice to third parties (collectively, the “Required Notices”) and to obtain such third party consents and estoppel certificates (collectively, the “Required Consents”) as Qorvo may in its reasonable discretion deem necessary or desirable in connection with the transactions contemplated by this Deed and the Transaction Documents. Qorvo shall cooperate with and assist the Company in giving the Required Notices and obtaining the Required Consents; provided, that Qorvo shall have no obligation, in connection with giving the Required Notices or obtaining the Required Consents, to:

(a)	give any guarantee or other consideration of any nature; or

(b)	consent to any change in the terms of any agreement or arrangement that Qorvo in its sole discretion may deem adverse to the interests of Qorvo or the Company or any of its Subsidiaries.

5.7
Notwithstanding anything herein to the contrary, Qorvo shall not be required by any provision of this Deed to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require the divestiture of any assets of Qorvo, the Company or any of their respective Affiliates or (ii) limit Qorvo’s freedom of action with respect to, or its ability to consolidate and control, the Company and its Subsidiaries or any of their assets or businesses or any of Qorvo’s or its Affiliates’ other assets or businesses.

5.8
Until the earlier of (i) the termination of this Deed and (ii) the Completion of the Acquisition, each Major Investor, each Executive Optionholder and each Committed Shareholder irrevocably and unconditionally agrees that it shall at any meeting of the shareholders of the Company, however called, or in connection with any written consent of shareholders of the Company, vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Shares held by such Major Investor, Committed Shareholder or Executive Optionholder against:

(a)	any proposal that would result in a Change of Control of the Company, (other than in accordance with the transactions contemplated by this Deed);

(b)
any proposal for any recapitalisation, reorganisation, liquidation, dissolution, amalgamation, merger, sale of assets or other business combination between the Company and any other person (other than in accordance with the transactions contemplated by this Deed); or

(c)
any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the transactions contemplated by this Deed or any transaction that results in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company or any of its Subsidiaries under this Deed.

6.	DUE DILIGENCE DURING THE DILIGENCE PERIOD

6.1
In order to enable Qorvo to make an informed decision whether to proceed with the Offer on exercise of the Option, it will be essential that Representatives of Qorvo, its auditing firm and legal counsel be afforded an opportunity to undertake expedited and thorough due diligence on the Company and the Group during the Diligence Period.

6.2
In furtherance of clause 6.1 and clause 4.1(e), the Company undertakes to Qorvo that the Company shall, during the Diligence Period, maintain the Data Room created for the purpose of the Series F Financing and shall ensure that the information contained in the Data Room is accurate, up to date and complete in all material respects during the Diligence Period. For the sake of clarity, prior to the receipt by the Company of the Option Notice, the Company shall have no obligation to maintain the Data Room. In particular, following the delivery of the Option Notice, the Company shall populate the Data Room with any diligence materials previously withheld from Qorvo (including unredacted versions of any redacted materials) during the Series F Financing or during the period prior to the receipt by the Company of the Option Notice.

6.3
The Company shall grant to Qorvo, its auditing firm, financial advisers and legal counsel access to the Data Room during the Option Period at any time on reasonable notice, and shall permit Qorvo, its auditing firm, financial advisers and legal counsel unrestricted access to the Data Room during the Diligence Period.

6.4
The Company shall grant to Qorvo, its auditing firm, financial advisers and legal counsel during the Diligence Period at any time on reasonable notice access to the Directors, officers, employees, consultants, advisers and other Representatives of the Company for interviews and discussions relating to the operations and financial position of the Company and potential employment arrangements following the Completion of the Acquisition.

7.	THE OFFER

7.1
The Offer shall be made on substantially the same terms as are set out in the Offer Document attached as Schedule 4, and in accordance with the terms and conditions specified in this clause 7. The Contingent Securities shall be exchanged on the terms and conditions specified in clause 8 for the amounts specified in this clause 7.

7.2
The “Aggregate Value” to be ascribed to the issued and to be issued share capital of the Company for the purposes of the Offer and the exchange of Contingent Securities (including, for the avoidance of doubt, any Series F Preferred Shares (or Ordinary Shares issued upon conversion of any Series F Preferred Shares) held by Qorvo pursuant to the Subscription

Agreement or the Additional Funding (if any)) and which is to be allocated to the Shares and Contingent Securities in accordance with the remainder of this clause 7 and for the purposes of clause 8 shall be an amount equal to:

(a)	an amount of USD $300,000,000 plus the Aggregate Exercise Price (the “Equity Consideration”); less

(b)	the Actual Net Debt Amount; less

(c)	the Working Capital Shortfall (if any); plus

(d)	the Working Capital Excess (if any); plus

(e)	an amount equal to four and one half (4.5) times the “Annualised Legacy Product Revenue”, where Annualised Legacy Product Revenue is equal to

(i)	the Legacy Product Revenue (determined on the basis of UK GAAP) earned by the Company in the fiscal quarter ended immediately prior to the date of the Option Notice; multiplied by

(ii)	a factor of four (4),
(such amount determined in accordance with clause 7.2(e), the “Revenue Payment”; as an example, if the Option Notice is sent on 15 May 2016 and Legacy Product Revenue earned by the Company in the fiscal quarter ended 31 March 2016 was USD $[*****], the Revenue Payment would equal USD $[*****]); less
(f)the Share of Stamp Duty.

7.3
The Estimated Consideration and Expense Fund Amount shall be allocated and paid in accordance with this Deed (including clause 7.4 and clause 7.6) on Completion of the Acquisition. The Revenue Payment and any Balancing Amount payable to take account of the Actual Net Debt Amount, any Working Capital Shortfall or any Working Capital Excess, shall be allocated and paid (in accordance with this Deed, including clause 7.4 and clause 7.6) after final agreement on, or final determination of, the Payment Statement in accordance with Schedule 11 (Effective Time Statements) and after determination of the Legacy Product Revenue in accordance with Schedule 15 as follows:

(a)
if the Balancing Amount is zero (0), Qorvo shall allocate and pay to the Selling Shareholders an amount equal to the Revenue Payment, such payment to be distributed in accordance with the remainder of this clause 7 and this Deed;

(b)
if the Balancing Amount is a positive number, Qorvo shall allocate and pay to the Selling Shareholders an amount equal to the Revenue Payment plus the Balancing Amount, such payment to be distributed in accordance with the remainder of this clause 7 and this Deed; and

(c)
if the Balancing Amount is a negative number, Qorvo shall allocate and pay to the Selling Shareholders an amount equal to the Revenue Payment less the Balancing Amount (expressed as a positive number), such payment to be distributed in accordance with the remainder of this clause 7 and this Deed, provided that if the Revenue Payment less the Balancing Amount (expressed as a positive number) results in a negative number (such difference, the “Overpayment Amount”), each Selling Shareholder shall be obliged to repay to Qorvo its pro rata proportion (calculated based upon each Selling Shareholder’s fully-diluted ownership interest in the Company relative to the other Selling Shareholders) of the Overpayment Amount (expressed as a positive number).

7.4
Payment of the Estimated Consideration which is due to the Selling Shareholders in accordance with the principles of allocation set out in clause 7.6 shall be made on the Completion of the Acquisition by Qorvo by wire transfer to the Payments Administrator, the Company (for distribution pursuant to clause 8.3) and the Dutch Subsidiary (for distribution pursuant to clause 8.6) (including, for purposes of clarification, subject to (i) a deduction from any such amount of the amount allocable to the Shares held by Qorvo in accordance with clause 7.6, (ii) an allocation of a portion of such amount to the holders of Contingent Securities in accordance with clause 7.6 and clause 8, and (iii) a deduction of the amount to be placed into the Escrow Account in accordance with clause 7.5 in respect of any payment of the Estimated Consideration due to the Warrantors). Payment of the Expense Fund Amount by Qorvo shall be made on the Completion of the Acquisition by Qorvo by wire transfer to the Securityholder Agent to hold in compliance with the terms of clause 46.4. Any payment of the Balancing Amount or the Revenue Payment to be made under clause 7.3 which is due to the Selling Shareholders in accordance with the principles of allocation set out in clause 7.6 (including, for purposes of clarification, subject to (i) a deduction from any such amount of the amount allocable to the Shares held by Qorvo in accordance with clause 7.6, (ii) an allocation of a portion of such amount to the holders of Contingent Securities in accordance with clause 7.6 and clause 8, and (iii) a deduction of the amount to be placed into the Escrow Account in accordance with clause 7.5 in respect of any payment of the Balancing Amount and the Revenue Payment due to the Warrantors) shall be made on the later of:

(a)	the date which is [*****] Business Days after (and excluding) the date on which the Effective Time Statements are agreed or determined in accordance with Schedule 11 (Effective Time Statements); and

(b)	the Completion of the Acquisition and the payment of the Estimated Consideration in accordance with this Deed, by Qorvo by wire transfer to the Payments Administrator, the Company (for distribution pursuant to clause 8.3) and the Dutch Subsidiary (for distribution pursuant to clause 8.6); provided, however, that amounts allocated and payable with respect to vested Contingent Securities shall be paid to the holders of such vested Contingent Securities pursuant to clause 8.3(a) and clause 8.6(a).
In the event of an Overpayment Amount, the Securityholder Agent shall send a notice to each Selling Shareholder, notifying them of their respective amounts due to Qorvo, such notice which shall be mailed within [*****] Business Days after (and excluding) the date on which the Effective Time Statements are agreed or determined in accordance with Schedule 11 (Effective Time Statements). Such notice shall be delivered in accordance with the provisions of clause 33. Thereafter, each Selling Shareholder shall promptly pay such amounts to Qorvo by check or wire transfer according to instructions provided to each Selling Shareholder by the Securityholder Agent, the details of which shall be notified by Qorvo to the Securityholder Agent within two (2) Business Days after (and excluding) the date on which the Effective Time Statements are agreed or determined in accordance with Schedule 11 (Effective Time Statements).

7.5
On the Completion of the Acquisition, and concurrently with the payment to the Warrantors (as Selling Shareholders) of that part of the Estimated Consideration allocated and due to be paid to the Warrantors (as Selling Shareholders) as contemplated by clause 7.4 and in accordance with the principles of allocation set out in clause 7.6, Qorvo shall deposit an amount equal to 13.75% of the Estimated Consideration due to the Warrantors (both with respect to consideration for Shares and with respect to the Contingent Securities pursuant to clause 8.3(a) and clause 8.6(a)) in an escrow account (the “Escrow Account”) with the Escrow Agent as a partial mechanism to satisfy the obligations of the Warrantors set forth in clause 12 and clause 13. Concurrently with the payment to the Warrantors (as Selling Shareholders) of that part of the Balancing Amount and Revenue Payment due to be allocated and paid to the Warrantors (as Selling Shareholders) as contemplated by clause 7.4 and in accordance with the principles of allocation set out in clause 7.6, Qorvo shall deposit an amount equal to [*****]% of any amount of the Revenue Payment or the Balancing Amount due to the Warrantors (both with respect to consideration for Shares and with respect to the Contingent Securities pursuant to clause 8.3(a) and clause 8.6(a)) in the Escrow Account. Promptly following the end of a period of 18 months after the Completion Date, and in accordance with the terms of the Escrow Agreement, the Escrow Agent shall pay to the Warrantors, by wire transfer, the amount placed in the Escrow Account less: (a) any portion of the Escrow Account previously credited or paid in final resolution of any claims for breach of Warranties or indemnification made under clause 12 and clause 13; and (b) an amount sufficient to satisfy any pending claims for breach of Warranties or indemnification made under clause 12 and clause 13, provided that such amounts shall be reasonable estimates determined by Qorvo in good faith. Promptly following final resolution of, and full payment or credit in connection with, such pending claims for breach of Warranties or indemnification made under clause 12 and clause 13, any remaining amounts in the Escrow Account shall be paid by the Escrow Agent to the Warrantors in accordance with the terms of the Escrow Agreement; provided, however, that any payments made to the Warrantors attributable to the Ltd Options purchased pursuant to clause 8.3 or the Dutch Options pursuant to clause 8.6 shall be subject to applicable tax and social security contributions and, as such, such payment amounts shall be paid to the Company or the Subsidiaries for payment through its payroll system. Any interest that accrues on the Escrow Account shall become part of the Escrow Account.

7.6
It is the intention of the parties that the Aggregate Value will be allocated among all holders of Shares and Contingent Securities of the Company in accordance with the Articles of Association as if the Acquisition constituted a Liquidation Event. The Offer Document will specify that the Aggregate Value will be allocated in accordance with the Articles of Association which, assuming there is no amendment or replacement of the Articles of Association in the form set forth on Schedule 12, as follows (and each of Qorvo, the Major Investors, the Executive Optionholders and the Committed Shareholders agrees by execution of this Deed, and each Other Shareholder shall agree by execution of a Form of Acceptance, that the Aggregate Value will be allocated as follows):

(a)	an amount equal to the Series F Liquidation Preference will be allocated to the holders of the Series F Preferred Shares as follows:

(i)
in the case of any holder of Series F Preferred Shares other than Qorvo, an amount equal to their pro rata entitlement to the Series F Liquidation Preference shall be allocated to such holders of Series F Preferred Shares out of the Aggregate Value; and

(ii)
in the case of Qorvo, an amount equal to the pro rata entitlement of Qorvo to the Series F Liquidation Preference shall be deducted from the Aggregate Value to be allocated to the Selling Shareholders in respect of the Offer (but, for the avoidance of doubt, no funds shall be transferred in respect of the Series F Preferred Shares held by Qorvo);

(b)
an amount equal to the Series E Liquidation Preference will be allocated to the holders of the Series E Preferred Shares out of the Aggregate Value and divided pro rata amongst them (as per the Articles of Association). For the avoidance of doubt, Comerica Bank shall be entitled to receive an allocation of the Aggregate Value on any Series E Preferred Shares which may be issued to Comerica Bank on exercise of the Comerica Warrants pursuant to clause 8;

(c)
an amount equal to the Series D Liquidation Preference will be allocated to the holders of the Series D Preferred Shares out of the Aggregate Value and divided pro rata amongst them (as per the Articles of Association);

(d)
an amount equal to the Series C Liquidation Preference will be allocated to the holders of the Series C Preferred Shares out of the Aggregate Value and divided pro rata amongst them (as per the Articles of Association);

(e)
an amount equal to the Series B‑1 Liquidation Preference will be allocated to the holders of the Series B‑1 Preferred Shares out of the Aggregate Value and divided pro rata amongst them (as per the Articles of Association). For the avoidance of doubt, Comerica Bank shall be entitled to receive an allocation of the Aggregate Value on any Series B‑1 Preferred Shares which may be issued to Comerica Bank on exercise of the Comerica Warrants pursuant to clause 8;

(f)
an amount equal to the Series B Liquidation Preference will be allocated to the holders of the Series B Preferred Shares out of the Aggregate Value and divided pro rata amongst them (as per the Articles of Association);

(g)
an amount equal to the Series A Liquidation Preference will be allocated to the holders of the Series A Preferred Shares out of the Aggregate Value and divided pro rata amongst them (as per the Articles of Association); and

(h)
after all such amounts have been allocated out of the Aggregate Value, any amount of the Aggregate Value remaining to be allocated to the Shares shall be allocated to the holders of the Preferred Shares, the holders of Ordinary Shares and the holders of Contingent Securities (as if such Contingent Securities had been exercised in full for Ordinary Shares or Preferred Shares, as applicable, immediately prior to completion of the Acquisition – provided that the amount allocated to such Contingent Securities shall be settled in accordance with clause 8) in accordance with article 5.2(b) of the Articles of Association, with each Preferred Share, Ordinary Share or Contingent Security entitling the holder of such instrument to one pro rata proportionate (calculated on an as-converted to Ordinary Shares basis) allocation of the remaining Aggregate Value after deduction of all Liquidation Preferences. The amounts to be paid to the holders of any Contingent Securities in exchange for such Contingent Securities shall be satisfied in accordance with clause 8, provided that each Contingent Security exercisable for Ordinary Shares or Preferred Shares shall be allocated the same value as any other Ordinary Share or Preferred Share (of the same class), although the amounts payable to the holder of such Contingent Security may: (i) be reduced by the amount of any sum which would be payable by such holder on exercise of such Contingent Security for any Ordinary Share or Preferred Share; or (ii) may be satisfied by equivalent securities issued by Qorvo of equivalent value to the cash consideration due in respect of such Contingent Securities. For the avoidance of doubt, Qorvo (as a holder of Series F Preferred Shares or Ordinary Shares issued or issuable upon conversion of the Series F Preferred Shares) shall be entitled to a proportionate amount of such Aggregate Value remaining after deduction of all Liquidation Preferences in accordance with the Articles of Association, but no funds shall actually be transferred in respect of the amount to which Qorvo is entitled. Also for the avoidance of doubt and in accordance with clause 8, all Contingent Securities shall, solely for purposes of the calculations in this clause 7.6(h), be deemed to be exercised and Ordinary Shares or Preferred Shares, as applicable, issued in respect of such Contingent Securities prior to the allocation of the remaining Aggregate Value in accordance with this clause 7.6(h).

For the sake of clarity, if the Articles of Association in the form set forth on Schedule 12 are amended or replaced following the date of this Deed (subject to compliance with the consent right of Qorvo in paragraph 2 of Part A of Schedule 6), the Aggregate Consideration allocations will instead follow the distribution methodology set forth therein.

7.7
The total aggregate amounts to be allocated to the Shares held by the Selling Shareholders and any amounts allocated to Contingent Securities pursuant to clause 7.6 and the Articles of Association shall be the “Aggregate Consideration” for the purposes of this Deed. For the avoidance of doubt, amounts allocated to the Series F Preferred Shares (and Ordinary Shares on conversion or deemed conversion of such Series F Preferred Shares) held by Qorvo shall not form part of the Aggregate Consideration.

7.8
The Aggregate Consideration shall be satisfied entirely by the payment of cash consideration by Qorvo in accordance with the terms of this Deed, provided that the Aggregate Consideration payable in respect of the Contingent Securities shall be satisfied in accordance with clause 8 and may take the form of securities issued by Qorvo.

7.9	Payment of that part of the Aggregate Consideration which comprises the Estimated Consideration shall be satisfied on the Completion Date by:

(a)
in respect of the Major Investors and the Committed Shareholders and any Other Shareholder or any other person who holds Shares (including any Executive Optionholder) who has executed and delivered a Form of Acceptance – payment (with respect to the Shares held by such Major Investor, Committed Shareholder, Other Shareholder or other such person) by Qorvo to the nominated bank account of the Payments Administrator of an amount equal to the entitlement of such Major Investor, Committed Shareholder, Other Shareholder or other such person to share in that part of the Aggregate Consideration which comprises the Estimated Consideration in accordance with clause 7.6 and the Articles of Association, but subject to the Escrow Account provisions in clause 7.5;

(b)
in respect of any Contingent Shareholders (including the Executive Optionholders who continue to hold Contingent Securities) – with respect to the Contingent Securities, in accordance with clause 8, but subject to the Escrow Account provisions in clause 7.5; and

(c)
in respect of any Other Shareholder or any other person holding Shares who has not signed a Deed of Adherence to this Deed or executed and delivered a Form of Acceptance (the “Defaulting Shareholders”), and whose Shares shall be transferred to Qorvo in accordance with the requirements of the Squeeze-Out Acquisition or the Drag-Along Acquisition (as the case may be) – payment by Qorvo of an amount equal to the entitlement of such persons to share in that part of the Aggregate Consideration which comprises the Estimated Consideration in accordance with clause 7.6 and the Articles of Association (the “Default Consideration”) in accordance with either clause 10 or clause 11.

7.10
For the avoidance of doubt and notwithstanding anything in this Deed to the contrary, any payments to the holders of Ltd Options or Dutch Options or other compensatory payments shall not be sent to the Payments Administrator, but shall instead be sent to, and processed by, Company’s or the Subsidiaries’ payroll processor, for further distribution to the applicable recipients.

7.11
During the Offer Period, the Offer may be accepted by any Selling Shareholder or any other person who holds Shares by execution and delivery of a Form of Acceptance to the Company and Qorvo. The Major Investors and the Committed Shareholders (and any Executive Optionholder who exercises any Contingent Security on or after the date of this Deed and is issued any Ordinary Shares) irrevocably undertake to accept the Offer and to execute and deliver a Form of Acceptance to Qorvo and the Company promptly upon receipt of the Offer Document.

7.12	At the conclusion of the Offer Period:

(a)
each of the Major Investors and the Committed Shareholders, and any Other Shareholder or any other person who holds Shares who has executed and delivered a Form of Acceptance to the Company and Qorvo (including any Executive Optionholder, if applicable), shall transfer the Shares held by such person to Qorvo in accordance with clause 9, subject to any delay in such transfer required to simultaneously complete the transfer of all Shares to Qorvo in accordance with clause 7.12(c). In the event that Qorvo elects to implement the Squeeze-Out Acquisition, there shall be no delay in the completion of the transfer of such Shares unless Qorvo determines that such delay would in any event permit Qorvo to exercise its rights to effect the Squeeze-Out Acquisition pursuant to the Companies Act 2006; and

(b)	each of the Contingent Securities shall be transferred, exchanged, lapsed or terminated in accordance with clause 8;

(c)	if:

(i)	one hundred per cent (100%) of the Shares of the Company are to be transferred to Qorvo in accordance with clause 7.12(a) – the Completion of the Acquisition shall proceed in accordance with clause 9;

(ii)
the number of Ordinary Shares or any class of Preferred Shares to be transferred to Qorvo in accordance with clause 7.12(a) constitutes at least [*****] of the entire issued Ordinary Shares and each class and series of Preferred Shares (as the case may be and in each case excluding those held by Qorvo) as at the conclusion of the Offer Period – each of the Major Investors, the Executive Optionholders and the Company shall, and the Committed Shareholders shall use reasonable endeavours to, offer all necessary assistance to enable Qorvo to complete a Squeeze-Out Acquisition of the remaining Shares in accordance with clause 10;

(iii)
the number of Shares to be transferred to Qorvo in accordance with clause 7.12(a) constitutes less than [*****] of any of the entire issued Ordinary Shares or any class or series of Preferred Shares (as the case may be and in each case excluding those held by Qorvo) as at the conclusion of the Offer Period – each of the Major Investors, the Executive Optionholders and the Company shall, and the Committed Shareholders shall use reasonable endeavours to, render all necessary assistance to Qorvo to enable Qorvo to complete a Drag-Along Acquisition of the remaining Shares in accordance with clause 11; or

(iv)
for any reason, any Contingent Securities shall not be capable of transfer, exchange or termination in accordance with clause 8 – each of the Major Investors, the Executive Optionholders and the Company shall, and the Committed Shareholders shall use reasonable endeavours to, render all necessary assistance to Qorvo to enable Qorvo to complete a Drag-Along Acquisition of such Contingent Securities in accordance with clause 11.

7.13
The parties agree that the Offer shall be made in accordance with the exemptions to section 21 of the Financial Services and Markets Act 2000 (UK) and in accordance with the requirements of either article 62 or articles 63 and 64 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, and, accordingly, the parties agree to undertake all necessary actions to comply with such requirements.

8.	TREATMENT OF THE CONTINGENT SECURITIES
Ltd Options

8.1
On Completion of the Acquisition, any Ltd Options or Dutch Options held by any Contingent Shareholder shall be dealt with in accordance with this clause 8 and the Company shall procure that all Ltd Options and Dutch Options shall be dealt with in accordance with this clause 8 and that the Administrators of the relevant Employee Share Scheme shall ensure that all Ltd Options and Dutch Options shall be dealt with in accordance with this clause 8. Any treatment of the Ltd Options provided for under this clause 8 that gives rise to a taxable event for the Contingent Shareholder shall be settled according to this clause 8, less applicable withholding and tax liabilities due upon such settlement.

8.2
Pursuant to Section 15(a) of the Employee Share Scheme governing the Ltd Options, prior to or as soon as reasonably practicable following the execution of this Deed, but in no event later than ten (10) days following the execution of this Deed so long as Qorvo has provided its approval thereof pursuant to Section 8.2(c) hereof, the Administrator shall amend the Employee Share Scheme and adopt any other resolution or clarification required to:

(a)
in respect of any Ltd Options which have vested or which are otherwise exercisable for Ordinary Shares on Completion of the Acquisition, provide for the purchase by Qorvo of each such Ltd Option held by a Contingent Shareholder for an amount of cash (subject to applicable tax withholding) equal to the amount that could have been obtained by the Contingent Shareholder, net of the exercise price of such Ltd Option, had the exercise of such Ltd Option and the issuance of any Ordinary Shares in respect of such Ltd Option been consummated immediately prior to the Acquisition and such Ordinary Shares been sold to Qorvo pursuant to the Acquisition, such amount being equal to:

(i)	the proportion of the Aggregate Consideration due with respect to an Ordinary Share pursuant to clause 7.6 multiplied by the number of Ordinary Shares issuable upon exercise of such Ltd Option; less

(ii)	the aggregate exercise price attributable to such Ltd Option; and

(b)
in respect of any Ltd Options which have not vested or which are not otherwise exercisable for Ordinary Shares on Completion of the Acquisition (“Unvested Ltd Options”), provide that each such Unvested Ltd Option held by a Contingent Shareholder be exchanged or substituted for a similar option, right or award covering the common stock of Parent, on the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights) as were applicable under such Unvested Ltd

Option as of immediately prior to the Completion, with appropriate adjustments as to the number and kind of stock and the exercise price attributable to such similar option, right or award, as follows in respect of each such Unvested Ltd Option held by a Contingent Shareholder:

(i)
the number of shares of common stock of Parent underlying the option, right or award to be issued to the Contingent Shareholder shall be equal to the result of the following calculation (rounded down to the nearest whole number):

(A)	the total amount of the Aggregate Consideration allocated to such Contingent Shareholder in respect of such Unvested Ltd Option held by such Contingent Shareholder; divided by

(B)	the Parent Stock Completion Value; and

(ii)	the exercise price payable in respect of the exercise of such option, right or award shall be equal to the result of the following calculation (rounded up to the nearest whole cent):

(A)
the aggregate exercise price which would have been payable by such Contingent Shareholder on exercise of such Unvested Ltd Option held by such Contingent Shareholder which has not vested or which is not otherwise exercisable for Ordinary Shares on Completion of the Acquisition; divided by

(B)	the total number of shares of common stock of Parent underlying the option, right or award to be issued to the Contingent Shareholder as calculated pursuant to clause 8.2(b)(i);
provided, that in the case of any Unvested Ltd Option to which Section 421 of the Code applies as of the Completion (taking into account the effect of any accelerated vesting thereof, if applicable) by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of common stock of Parent subject to such option, right or award and the terms and conditions of exercise of such option, right or award shall be determined in a manner consistent with the requirements of Section 424(a) of the Code to maintain the qualification of such options under Section 422 of the Code; provided further, that in the case of any Unvested Ltd Option to which Section 422 of the Code does not apply as of the Completion, the exercise price, the number of shares of common stock of Parent subject to such option, right or award and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 409A of the Code.

(c)
Any amendment or resolution adopted by the Company in connection with this clause 8.2 shall be subject to approval by Qorvo. Each of the Executive Optionholders and Committed Shareholders who are holders of Ltd Options hereby agree to and approve the

Amendment #1 to the Employee Share Scheme governing the Ltd Options to each of such holder’s option grant agreements under the Employee Share Scheme governing the Ltd Options, as set forth on Schedule 18 to this Deed.

8.3	On Completion and following determination of the treatment applicable to all Ltd Options in accordance with clause 8.2, Qorvo shall:

(a)
pay to the Company for distribution pursuant to its payroll processor, such sum of cash as is equal to the aggregate amounts due to the holders of Ltd Options that have been dealt with in accordance with clause 8.2(a), provided that for payments attributable to Ltd Options held by Warrantors which have vested or which are otherwise exercisable for Ordinary Shares on Completion of the Acquisition, an amount of [*****]% of such sum payable to the Warrantors shall be paid into the Escrow Account and dealt with in accordance with clause 7.5 in part satisfaction of the obligations of the Executive Optionholders under clause 12 and clause 13; and, provided, further, that such payments pursuant to this clause 8.3(a) may be made in separate payments upon Completion and upon determination of the Revenue Payment and any Balancing Payment; and

(b)
issue to the relevant Contingent Shareholders such options, rights or awards covering the common stock of Parent as is required in respect of Ltd Options that have been dealt with in accordance with clause 8.2(b), which issuance may be following the determination of the Revenue Payment and Balancing Payment.

8.3.1
After receipt of the sum of cash pursuant to clause 8.3(a) for the benefit of the holders of Ltd Options that have been dealt with in accordance with clause 8.2(a), the Company shall pay such amounts directly to the holders of Ltd Options through payroll, withholding in all cases, any amounts necessary to cover any wage tax and social security contributions payable by the Company to the tax authorities in respect of such Ltd Options in accordance with the relevant Employee Share Scheme governing these Ltd Options.

Dutch Options

8.4
On Completion of the Acquisition, any Dutch Options held by any Contingent Shareholder shall be dealt with in accordance with this clause 8 and the Company shall procure that all Dutch Options shall be dealt with in accordance with this clause 8 and that the Administrators of the relevant Employee Share Scheme shall ensure that all Dutch Options shall be dealt with in accordance with this clause 8.

8.5
Prior to or as soon as reasonably practicable following the execution of this Deed, but in no event later than ten (10) days following the execution of this Deed so long as Qorvo has provided its approval thereof, the Administrator shall amend the Employee Share Scheme and adopt any other resolution or clarification required to:

(a)
in respect of any Dutch Options which have vested or which are otherwise exercisable for Ordinary Shares on Completion of the Acquisition – provide for the purchase by Qorvo of each such Dutch Option held by a Contingent Shareholder for an amount of cash equal to the amount that could have been obtained by the Contingent Shareholder had the exercise of such Dutch Option and the issuance of any Ordinary Share in respect of such Dutch Option been consummated immediately prior to the Acquisition and such Ordinary Shares been sold to Qorvo pursuant to the Acquisition, such amount being equal to:

(i)	the proportion of the Aggregate Consideration due with respect to an Ordinary Share pursuant to clause 7.6 multiplied by the number of Ordinary Shares issuable upon exercise of such Dutch Option; less

(ii)	the aggregate exercise price attributable to such Dutch Option; and

(b)
in respect of any Dutch Options which have not vested or which are not otherwise exercisable for Ordinary Shares on Completion of the Acquisition (“Unvested Dutch Options”) – provide that each such Unvested Dutch Option held by a Contingent Shareholder be exchanged or substituted for a similar option, right or award covering the common stock of Parent, on the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights) as were applicable under such Unvested Dutch Option as of immediately prior to the Completion, with appropriate adjustments as to the number and kind of stocks and the exercise prices attributable to such similar option, right or award, as follows in respect of each such Unvested Dutch Option held by a Contingent Shareholder:

(i)
the number of shares of common stock of Parent underlying the option, right or award to be issued to the Contingent Shareholder shall be equal to the result of the following calculation (rounded down to the nearest whole number):

(A)	the total amount of the Aggregate Consideration allocated to such Contingent Shareholder in respect of such Unvested Dutch Option held by such Contingent Shareholder; divided by

(B)	the Parent Stock Completion Value; and

(ii)	the exercise price payable in respect of the exercise of such option, right or award shall be equal to the result of the following calculation (rounded up to the nearest whole cent):

(A)
the aggregate exercise price which would have been payable by such Contingent Shareholder on exercise of such Unvested Dutch Option held by such Contingent Shareholder which has not vested or which is not otherwise exercisable for Ordinary Shares on Completion of the Acquisition; divided by

(B)	the total number of shares of common stock of Parent underlying the option, right or award to be issued to the Contingent Shareholder as calculated pursuant to clause 8.5(b)(i).

(c)	Any amendment or resolution adopted by the Company in connection with this clause 8.5 shall be subject to approval by Qorvo.

8.6	On Completion and following determination of the treatment applicable to all Dutch Options in accordance with clause 8.5, Qorvo shall:

(a)
pay to the Dutch Subsidiary for distribution to the holders of Dutch Options such sum of cash as is equal to the aggregate amounts due to the holders of Dutch Options that have been dealt with in accordance with clause 8.5(a), provided that for payments attributable to the Dutch Options held by Warrantors which have vested or which are otherwise exercisable for Ordinary Shares on Completion of the Acquisition an amount of 13.75% of such sum payable to the Warrantors shall be paid into the Escrow Account and dealt with in accordance with clause 7.5 in part satisfaction of the obligations of the Executive Optionholders under clause 12 and clause 13; and, provided, further, that such payments pursuant to this clause 8.3 may be made in separate payments upon Completion and upon determination of the Revenue Payment and any Balancing Payment; and

(b)
issue to the relevant Contingent Shareholders such options, rights or awards covering the securities or stock of Qorvo as is required in respect of Dutch Options that have been dealt with in accordance with clause 8.5(b), which issuance may be following the determination of the Revenue Payment and Balancing Payment.

8.6.1
After receipt by the Dutch Subsidiary of the sum of cash pursuant to clause 8.6(a) for the benefit of the holders of Dutch Options that have been dealt with in accordance with clause 8.5(a), the Company shall be obliged to procure that the Dutch Subsidiary pays such amounts directly to the holders of Dutch Options through payroll, in all cases after deduction of any Dutch wage tax and social security contributions payable by the Dutch Subsidiary to the Dutch tax authorities in connection with the sale of such Dutch Options in accordance with the relevant Employee Share Scheme governing the Dutch Options.

Comerica Warrants

8.7	Comerica Bank shall be given notice of the Offer in accordance with clause 4.1.

8.8
In the event that Comerica Bank shall exercise either of the Comerica Warrants in accordance with the Comerica Warrant Instrument, the Company shall issue to Comerica Bank the Series E Preferred Shares and/or the Series B‑1 Preferred Shares, as applicable, thereby subscribed by Comerica Bank.

8.9	Upon issuance of the Series E Preferred Shares and/or the Series B‑1 Preferred Shares, as applicable, to Comerica Bank, the Offer Document shall be sent to Comerica Bank by the Company.

8.10
In the event that Comerica Bank shall execute and deliver to the Company and Qorvo a valid Form of Acceptance, the Preferred Shares held by Comerica Bank shall be transferred to Qorvo in accordance with clause 9 on Completion of the Acquisition.

8.11
In the event that Comerica Bank fails to execute and deliver to the Company any Qorvo a valid Form of Acceptance during the Offer Period, the Preferred Shares held by Comerica Bank shall be made subject to a Squeeze-Out Acquisition in accordance with clause 10.

8.12
The amount of Aggregate Consideration payable in respect of any Preferred Shares held by Comerica Bank shall be equivalent to the amount allocated to such Preferred Shares in accordance with clause 7.6.

General provisions relating to the Contingent Securities

8.13
Each of the Company, and, to the extent they hold Contingent Securities, and in each case, only as to the Contingent Securities held by them, the Major Investors, the Executive Optionholders and the Committed Shareholders, warrants to Qorvo that, upon satisfaction of the rights and obligations of Qorvo and the holders of the Contingent Securities pursuant to this clause 8, at Completion, all Contingent Securities of the Company shall have been either:

(a)	transferred to Qorvo for cash;

(b)	exchanged by Qorvo for similar options, rights or awards covering the securities or stock of Qorvo;

(c)	converted into Shares transferable to Qorvo pursuant to the Offer, the Squeeze-Out Acquisition or the Drag-Along Acquisition; or

(d)	lapsed, terminated or otherwise have become incapable of being exercised for Shares in the capital of the Company.

8.14
Qorvo shall not be obliged to complete any action under this clause 8 in respect of the Contingent Securities unless the sale and purchase of all the Shares and Contingent Securities is completed simultaneously, including, for the avoidance of doubt, the sale and purchase of any Shares to be purchased as part of any Squeeze-Out Acquisition or Drag-Along Acquisition. The parties to this Deed intend and agree that: (a) neither the delivery by Qorvo of an Option Notice or Option Confirmation Notice nor any other action taken by Qorvo pursuant to this Deed prior to the Completion shall constitute an “Acquisition” pursuant to any Employee Share Scheme or affect any Ltd Option or Dutch Option; (b) the treatment of the Ltd Options and Dutch Options as set forth in this clause 8 shall not take place unless and until the Completion occurs.

8.15
To the maximum extent permitted by Applicable Law and the Employee Share Schemes, the Company covenants and undertakes to Qorvo that it will not, and it will not permit, the rights of any Contingent Shareholder under any Contingent Securities to be accelerated during the Option Period or otherwise varied to enable any Contingent Shareholder to exercise such Contingent Securities other than in accordance with the terms and conditions applicable to such Contingent Securities as at the date of this Deed.

8.16	The Company undertakes that:

(a)
on and from the date of this Deed until the Completion of the Acquisition or the termination of this Deed (as the case may be), it shall not grant or issue any form of Contingent Security other than Contingent Securities permitted in paragraph 9 of Part A of Schedule 6 and Contingent Securities convertible or exercisable for up to a maximum of [*****] Ordinary Shares issued pursuant to the Employee Share Schemes as in force at the date of this Deed (and as amended in connection with clause 8.2 and clause 8.5), provided, however, that any Contingent Securities granted or issued pursuant to the Employee Share Schemes that expire or terminate unexercised or any Ordinary Shares repurchased by the Company shall not be counted toward such maximum number unless and until such shares are re-granted as new grants or awards pursuant to the terms of the Employee Share Schemes; and

(b)	on and from the date of the Offer until the Completion of the Acquisition or the termination of this Deed (as the case may be), it shall not grant or issue any form of Contingent Security.

8.17
Following the date hereof, within 15 days of the end of each of the Company’s fiscal quarters, the Company shall notify Qorvo of the issuance of any Contingent Securities made in such quarter, and shall deliver to Qorvo an update of Schedule 3 setting out full details of all Contingent Shareholders.

8.18
Qorvo shall procure that Parent shall reserve for issuance a number of shares of common stock of Parent at least equal to the number of shares of common stock of Parent that will be subject to the options, rights and awards to be issued pursuant to this clause 8. Qorvo shall procure that, as soon as practicable, but not later than five Business Days, following the Completion, Parent shall file a registration statement on Form S‑8 (or any successor form, or if Form S‑8 is not available, other appropriate forms) with respect to offers and sales of the shares of common stock of Parent subject to such options, rights and awards and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options, rights and awards remain outstanding and the offers and sales of common stock of Parent thereunder are required to be registered. In connection with the transactions contemplated by clause 8, at the Completion, Qorvo may procure that Parent (if Parent determines that it desires to do so) assume any or all of the Employee Share Schemes governing the Ltd Options and the Dutch Options, provided that, if Parent elects to assume any such Employee Share Schemes, then, except as expressly provided in this clause 8 with respect to options, rights and awards and common stock of Parent to be issued in exchange for Ltd Options and Dutch Options, notwithstanding any provision of such Employee Share Schemes, Parent shall not be entitled to grant any stock awards, whether or not permissible under applicable Law, using the share reserves of such Employee Share Schemes and, as of the Completion, all such then-ungranted shares that were reserved for issuance under such Employee Share Schemes shall thereafter be deemed not to be reserved for issuance and no such shares shall be issued or issuable under such Employee Share Scheme. To the extent any options, rights or awards relating to common stock of Parent are issued as provided for in this clause 8 and such issuance is under such Employee Share Schemes, (A) stock covered by such awards shall be shares of common stock of Parent as provided in this clause 8; (B) subject to the proviso in the immediately preceding sentence, all references in such Employee Share Scheme to a number of Ordinary Shares shall be deemed amended to refer instead to a number of shares of common stock of Parent determined in a manner consistent with clauses 8.2(b)(i) and 8.5(b)(i); and (C) the board of directors of Parent or a committee thereof shall succeed to the authority and responsibility of the Board of Directors of the Company or any committee thereof or any other administrator with respect to the administration of such Employee Share Scheme. Qorvo shall be liable for any failure by Parent to take any of the actions it is obligated to take under this clause 8.12.

9.	COMPLETION OF THE TRANSFER OF SHARES

9.1
The Major Investors and the Committed Shareholders (and any other Selling Shareholder holding the Shares) shall sell and Qorvo shall purchase the Shares with all rights attached or accruing to them at Completion.

9.2
Each Selling Shareholder who is a party to this Deed or who executes and delivers a Form of Acceptance during the Offer Period warrants to Qorvo that: (a) such Selling Shareholder is the legal and beneficial owner of the Shares and Contingent Securities held by such Selling Shareholder, free and clear of any Liens, (b) such Selling Shareholder has the right, authority and power to sell, assign and transfer the Shares to Qorvo, and (c) upon the Completion, Qorvo shall acquire good, valid and marketable title to the Shares, free and clear of any Liens other than Liens created by Qorvo.

9.3
Qorvo shall be entitled to exercise all rights attached or accruing to the Shares including, without limitation, the right to receive all dividends, distributions or any return of capital declared, paid or made by the Company on or after the Completion of the Acquisition.

9.4
With effect from Completion of the Acquisition, the Major Investors and the Committed Shareholders (and any other Selling Shareholders who are party to this Deed or who execute and deliver a Form of Acceptance during the Offer Period) waive all rights of pre-emption over any of the Shares conferred upon them by the Articles of Association or in any other way and undertake to take all steps necessary to ensure that any rights of pre-emption over any of the Shares are waived.

9.5	Completion of the sale and purchase of the Shares shall take place at the offices of Qorvo’s Solicitors on:

(a)	the date which is the second Business Day after the expiration of the Offer Period, if clause 7.12(c)(i) applies;

(b)
the date on which the completion of the Squeeze-Out Acquisition occurs, if clause 7.12(c)(ii) applies, provided that if Qorvo so determines completion of the sale and purchase of the Shares shall take place on such earlier date as may be necessary to enable Qorvo to effect the Squeeze-Out Acquisition; or

(c)	the date on which the completion of the Drag-Along Acquisition occurs, if clause 7.12(c)(iii) or clause 7.12(c)(iv) applies,
(such date, the “Completion Date”).

9.6
On the Completion Date, the Major Investors and the Committed Shareholders (and any other Selling Shareholders who are party to this Deed or who execute and deliver a Form of Acceptance during the Offer Period) shall procure the delivery to Qorvo of:

(a)	a duly executed transfer in respect of the Shares to be transferred by such Selling Shareholder in favour of Qorvo (or its nominee(s));

(b)
to the extent there are such certificates in existence, the share certificate(s) representing the Shares held by such Selling Shareholder and, to the extent that any such certificates have been lost or destroyed, an indemnity in respect thereof;

(c)	such waivers or consents as may be necessary to enable Qorvo (or its nominee(s)) to become the registered holder(s) of the relevant Shares;

(d)
powers of attorney executed by or on behalf of the Major Investors and Committed Shareholders (and any other Selling Shareholders who are party to this Deed or who execute and deliver a Form of Acceptance during the Offer Period) to vote relevant Shares, pending registration of the transfer of those Shares in the registers of the Company, in accordance with the instructions of Qorvo, in the form acceptable to Qorvo; and

(e)	such other documents as may be necessary to enable Qorvo (or its nominee(s)) to obtain good legal and beneficial title to the relevant Shares.

9.7
Qorvo shall not be obliged to complete the sale and purchase of any of the relevant Shares unless the sale and purchase of all the Shares and Contingent Securities is completed simultaneously, including, for the avoidance of doubt, the sale and purchase of any Shares and Contingent Securities to be purchased as part of any Squeeze-Out Acquisition or Drag-Along Acquisition.

9.8	At Completion:

(a)	the Major Investors shall do all those things required of them in Part A of Schedule 7;

(b)	the Committed Shareholders shall do all those things required of them in Part A of Schedule 7;

(c)	the Executive Optionholders shall do all those things required of them in Part A of Schedule 7;

(d)	the Company shall do all those things required of it in Part A of Schedule 7; and

(e)	Qorvo shall do all those things required of it in Part A of Schedule 7.

9.9
Qorvo is not obliged to proceed with the Completion of the Acquisition unless (a) the Major Investors, the Committed Shareholders, the Executive Optionholders and the Company comply with all of their obligations under this clause 9 and those set forth on Part A of Schedule 7 and (b) the conditions set forth on Part B of Schedule 7 are complied with during the Offer Period and on or prior to the Completion Date.

9.10
If the obligations of any of the Major Investors, the Committed Shareholders, the Executive Optionholders or the Company under this clause 9 or Schedule 7 are not complied with on the Completion Date, Qorvo may:

(a)
if the failure for the obligations and conditions required by this clause 9 or Schedule 7 are curable by the Company, the Major Investors, the Committed Shareholders or the Executive Optionholders, defer Completion (so that the provisions of this clause 9 shall apply to Completion as so deferred); provided that, so long as the Company, the Major Investors, the Committed Shareholders and the Executive Optionholders are using their reasonable endeavours and working diligently to cure the failure during such period, such deferral may be for a period of no more than 90 days;

(b)	proceed to Completion as far as practicable (without limiting its rights under this Deed); or

(c)	terminate this Deed by notice in writing to the Company (with a copy to the Securityholder Agent).

9.11
If this Deed is terminated in accordance with clause 9.10(c), all obligations of Qorvo under this Deed shall end except for those expressly stated to continue without limit in time, but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist and Qorvo shall be entitled to pursue any cause of action or claim it may have against the Company or against a Major Investor, Committed Shareholder or an Executive Optionholder (but in the event of a claim against a Major Investor, Committed Shareholder or an Executive Optionholder, such claim may only be brought against the breaching party and not against any other Major Investor, Committed Shareholder or an Executive Optionholder), including seeking damages (including all costs and expenses incurred by Qorvo in connection with this Deed and the Offer).

9.12
Subject to the terms of this Deed, any provision of this Deed and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion and all Warranties and covenants and other undertakings contained in or entered into pursuant to this Deed shall remain in full force and effect notwithstanding Completion.

9.13
If at any time Qorvo or the Company becomes aware of a fact or circumstance that might prevent any obligations or conditions specified in Part B of Schedule 7 being satisfied, such party shall promptly inform the other parties and the Securityholder Agent. If at any time the Major Investors, the Executive Optionholders or any Committed Shareholder knows of a fact or circumstance that would prevent any obligations or conditions specified in Part B of Schedule 7 being satisfied, such party shall promptly inform Qorvo and the Company.

9.14
Each of the Company, the Major Investors, the Committed Shareholders and the Executive Optionholders undertakes to use all reasonable endeavours to procure (to the extent within its control) the fulfilment of the conditions set out in Part B of Schedule 7 and shall keep the other parties reasonably advised of the progress towards satisfaction of the same.

9.15
At any time prior to the conclusion of the Offer Period or the Completion of the Acquisition (as the case may be), Qorvo may waive any of the conditions set out in Schedule 7 by notice to the Company, provided however, that Qorvo shall not waive any conditions which are specifically required for the transactions contemplated hereunder by Applicable Law.

10.	SQUEEZE-OUT ACQUISITION

10.1
If this clause 10 applies at the conclusion of the Offer pursuant to clause 7.12(c)(ii), on or after the conclusion of the Offer Period and at any time up to [*****] after the conclusion of the Offer Period, Qorvo may compulsorily acquire the Shares of any Other Shareholder or any other person who holds Shares who has not executed and delivered to Qorvo and the Company a Form of Acceptance pursuant to the rights of Qorvo under section 979 of the Companies Act (the “Squeeze-Out Acquisition”).

10.2	To facilitate the Squeeze-Out Acquisition, Qorvo may as soon as reasonably practicable after the conclusion of the Offer Period, but in any event within [*****] days thereof:

(a)
serve by recorded delivery a Form 980(1) Statutory Notice on any Other Shareholder who has not executed and delivered to Qorvo and the Company a Form of Acceptance in respect of the Shares held by such Other Shareholder;

(b)
send to the Company by recorded delivery a copy of the first Form 980(1) Statutory Notice served in respect of any Shares under clause 10.2(a), together with a Form 980 Statutory Declaration sworn by a director of Qorvo containing all necessary particulars under the Companies Act, including stating that the conditions for giving the declaration have been satisfied.

10.3	[*****] weeks after service of the notices required in accordance with clause 10.2, Qorvo shall:

(a)
send to the Company by recorded delivery a copy of all Form 980(1) Statutory Notices served by Qorvo in respect of any Shares together with stock transfer forms for the transfer of the Shares subject to the Squeeze-Out Acquisition, duly executed on behalf of the Other Shareholder and duly stamped with ad valorem stamp duty; and

(b)	pay to the Company all consideration due to the Other Shareholders and any other person in respect of such Shares in accordance with the terms of the Offer.

10.4
Upon receipt of all cash and documents required to be delivered by Qorvo pursuant to clause 10.3, the Company shall cause Qorvo to be entered into the register as the holder of all Shares to be transferred pursuant to the Squeeze-Out Acquisition and the remaining transfers of Shares shall be completed in accordance with this Deed.

10.5
The Company must hold all consideration received from Qorvo under clause 10.3 on trust for the Other Shareholders and must hold such money in a separate, interest-bearing bank account. The Company must, as soon as reasonably practicable, transfer such proceeds to the Other Shareholders and otherwise deal with such proceeds in accordance with the requirements of section 982 of the Companies Act.

11.	DRAG-ALONG ACQUISITION

11.1
Each of the Major Investors, the Executive Optionholders and the Committed Shareholders and the Company warrants to, and agrees with, Qorvo that the Offer shall constitute a Qualifying Offer under the Articles of Association and each of the Major Investors, the Executive Optionholders and the Committed Shareholders undertakes to vote all Shares held by the Major Investors, the Executive Optionholders and the Committed Shareholder, as may be necessary to ensure that the Offer shall constitute a Qualifying Offer under the Articles of Association. Additionally, each of the Major Investors and the Executive Optionholders shall, and the Committed Shareholders shall use reasonable endeavours to, take such acts and execute all such documents as may be necessary to ensure that the Offer shall constitute a Qualifying Offer under the Articles of Association.

11.2
If this clause 11 applies at the conclusion of the Offer pursuant to clause 7.12(c)(iii) or clause 7.12(c)(iv) and following the conversion of Contingent Securities into Shares in accordance with clause 8, as the Major Investors shall have accepted the Offer pursuant to the undertakings given by them in clause 4.1(g)(iii) and elsewhere in this Deed, the Major Investors warrant and agree that they shall be entitled under the Articles of Association to serve a Drag-Along Notice on any Other Shareholders who have not executed and delivered a Form of Acceptance to Qorvo and the Company, and that upon service of such Drag-Along Notice such Other Shareholders shall become bound to accept the Offer (as a Qualifying Offer) and to transfer their Shares to Qorvo (or its nominee) with full title guarantee on the date specified in the Drag-Along Notice.

11.3
Accordingly, on conclusion of the Offer Period, if this clause 11 applies pursuant to clause 7.12(c)(iii) or clause 7.12(c)(iv), and following the receipt of a written request from Qorvo, which must be delivered within [*****] days following the conclusion of the Offer Period, each of the Major Investors irrevocably undertakes to Qorvo that within [*****] days of receipt of such notice the Major Investors shall serve a Drag-Along Notice on each Other Shareholder who has not executed and delivered a Form of Acceptance to Qorvo and the Company.

11.4
If any Other Shareholder served with such Drag-Along Notice shall not, within [*****] Business Days of being requested or deemed to have been requested by the Drag-Along Notice to do so, execute transfers in respect of all the Shares held by him and deliver to Qorvo the transfers and the certificate for such Shares (or a suitable indemnity in place of it), then, pursuant to the rights granted to the Major Investors under the Articles of Association, the Major Investors hereby undertake to nominate and appoint a person identified by Qorvo as agent and attorney of such Other Shareholder (the “Defaulting Drag-Along Shareholder”) with authority to:

(a)	execute and deliver such transfer on his behalf;

(b)	against receipt of such person of the consideration receivable by the Defaulting Drag-Along Shareholder under the Offer (as a Qualifying Offer), deliver such transfer to Qorvo; and

(c)	to hold that consideration in trust for the Defaulting Drag-Along Shareholder.

11.5
The Company, through all of its Directors (and each of the Major Investors and the Committed Shareholders, to the extent that they have appointed, or have a right to appoint, any Director), shall procure that the Directors shall forthwith register the transfer of the Shares of the Defaulting Drag-Along Shareholder to Qorvo and the transfer of any and all other Shares held by all other Selling Shareholders shall be completed on the date of such transfer in accordance with this Deed.

11.6	The Company warrants to Qorvo that any transfer completed pursuant to this clause 11 (the “Drag-Along Acquisition”) shall be valid and enforceable.

11.7
Each Major Investor irrevocably acknowledges and agrees that, if any Major Investor defaults on its obligations to effect the transfer pursuant to this clause 11 in accordance with the terms of this clause 11 and this Deed, such obligations shall be completed by a Qorvo Officer on behalf of such defaulting Major Investor pursuant to the security power of attorney granted by each Major Investor in accordance with clause 30 in favour of any Qorvo Officer to secure the performance of its obligations under this Deed.

11.8
Without limiting any other provision of this Deed, each Major Investor warrants to Qorvo and agrees that it shall not effect any Disposal of any of its Shares at any time prior to termination of this Deed if such Disposal would result in such Major Investor no longer having the right (together with the other Major Investor) to give the Drag-Along Notice and effect the Drag-Along Acquisition pursuant to the Articles.

12.	WARRANTIES

12.1
Subject to clause 13.2, each of the Warrantors warrants to Qorvo that each of the Warranties set out in Schedule 8 is accurate and not misleading in all respects at the date of this Deed (except for such Warranties that speak specifically as of a particular date, which shall be accurate and not misleading as of such date). Each of the Warrantors also warrants to Qorvo that (a) each of the Warranties set out in Schedule 8 which are qualified as to materiality, shall be accurate and not misleading in all respects, and (b) each of the Warranties set out in Schedule 8 which are not qualified as to materiality, shall be accurate and not misleading in all material respects, in each case at the Completion Date as if repeated immediately before Completion by reference to the facts and circumstances subsisting at that date on the basis that any reference in the Warranties, whether express or implied, to the date of this Deed is substituted by a reference to the Completion Date (except for such Warranties that speak specifically as of a particular date, which shall be accurate and not misleading as of such date).

12.2
The Warrantors undertake to disclose in writing to Qorvo if they know that a material breach of the Warranties has occurred, and in each case, shall do so promptly following such time that it comes to its notice both before or at the time of Completion.

12.3
The Warrantors undertake (in the absence of fraud) that if any claim is made against them in connection with the Acquisition of the Shares or Contingent Securities by Qorvo, not to make any claim against any member of the Group or any director, employee, agent or adviser of any member of the Group on whom it may have relied before agreeing to any terms of this Deed or authorising any statement in the Disclosure Letter.

12.4
Each of the Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty.

12.5
Between the execution of this Deed and Completion of the Acquisition, the Company shall notify Qorvo promptly if it becomes aware of a fact or circumstance which constitutes, or which is reasonably likely to constitute, a breach (whether repudiatory or remedial in nature or not) of the Warranties or which would, or which would be reasonably likely to, cause a Warranty to be untrue, inaccurate or misleading if given in respect of facts or circumstances as at Completion.

12.6	The remedies of Qorvo in respect of any breach of any of the Warranties shall continue to subsist notwithstanding Completion.

13.	REMEDIES AND LIMITATIONS ON LIABILITY

13.1
Subject to the terms and conditions of this clause 13, following Completion, the Warrantors severally, and not jointly, shall save, defend, indemnify and hold harmless Qorvo, its Affiliates, and their respective Representatives, successors and assigns (collectively, the “Indemnitees”) from and against, and shall compensate and reimburse each of the Indemnitees for the Indemnifiable Portion of any and all Losses, asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a)	any breach of the Warranties, as set forth in clause 12.1 and Schedule 8;

(b)	any breach by the Company of the warranties provided in clause 8.13 and clause 11;

(c)	any breach by a Warrantor of the warranty provided by such Warrantor in clause 8.13 or clause 9.2, but only to the extent of the Shares and Contingent Securities held by such Warrantor;

(d)	any breach by a Major Investor of the warranties provided in clause 11.2 and clause 11.8;

(e)	any breach by the Company of any covenants made by the Company under this Deed, or any breach by the Warrantors of any covenants made by the Warrantors under this Deed;

(f)	any breach of the covenant made by the Warrantors set forth in Schedule 13 (Tax Covenant); and

(g)	the appointment of and services provided by the authorised person under clause 16.5.

13.1.1
Additionally, each Warrantor shall (severally) save, defend, indemnify and hold harmless the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for any and all Losses asserted against, incurred, sustained or suffered by any of the Indemnitees as a result of, arising out of or relating to a breach by such Warrantor of the warranty provided by such Warrantor in clause 29.

13.1.2
Notwithstanding anything in this Agreement to the contrary, solely for the purposes of the determination of Losses, the warranties of the Company and the Warrantors in this Deed that are qualified by materiality, Material Adverse Effect or knowledge shall be deemed to be made without such materiality, Material Adverse Effect and knowledge qualifiers. Additionally, no Losses may be claimed under clause 13.1 or Schedule 13 by an Indemnitee to the extent such Losses are included in the calculation of any adjustment to the Aggregate Value pursuant to clause 7.3.

13.2
No Indemnitee shall be entitled to claim that any fact, matter or circumstance causes any of the Warranties (other than the Fundamental Warranties) to be breached or renders any of the Warranties (other than the Fundamental Warranties) misleading as at the date of this Deed to the extent it has been fairly disclosed to Qorvo with sufficient detail to allow Qorvo to identify the nature and scope of the matters, facts and circumstances disclosed in the Disclosure Letter delivered by the Warrantors on the date of this Deed in the absence of any fraud or deliberate concealment on the part of the Warrantors or their respective agents or advisers and only those matters so disclosed in the Disclosure Letter delivered on the date of this Deed shall qualify the Warranties (but not, for the avoidance of doubt, the Fundamental Warranties) as at the date of this Deed.

13.3
No information or notice given by any of the Warrantors or any other party to this Deed which is provided or delivered on or after the date of this Deed or other than expressly in this Deed or the Disclosure Letter, shall limit or qualify the Warranties (or the Fundamental Warranties) made on and as of the date of this Deed in any manner whatsoever.

13.4
The Warrantors may update the Disclosure Letter during the Diligence Period provided that the Disclosure Letter must be delivered at least [*****] Business Days prior to the conclusion of the Diligence Period. Any such updated or supplemental Disclosure Letter shall be referred to as the “Final Disclosure Letter.” No Indemnitee shall be entitled to claim that any fact, matter or circumstance causes any of the Warranties (other than the Fundamental Warranties (excepting Section 2.2 (Capital Structure))) to be breached or renders any of the Warranties (other than the Fundamental Warranties (excepting Section 2.2 (Capital Structure))) misleading as at Completion of the Acquisition to the extent it has been fully, fairly and specifically disclosed in the Final Disclosure Letter delivered by the Warrantors at least [*****] Business Days prior to conclusion of the Diligence Period in the absence of any fraud or deliberate concealment on the part of the Warrantors or their respective agents or advisers and only those matters so disclosed in the Final Disclosure Letter delivered at least [*****] Business Days prior to conclusion of the Diligence Period shall qualify the Warranties (but not, for the avoidance of doubt, the

Fundamental Warranties other than Section 2.2 (Capital Structure)) as at Completion of the Acquisition.

13.5
No liability shall attach to the Warrantors in respect of claims under the Warranties or the Tax Covenant, as the case may be, if and to the extent that the limitations referred to in this clause 13 apply, in the absence of any fraud or deliberate concealment on the part of the Warrantors or their respective agents or advisers.

13.6
The warranties (including the Warranties) of the Company and the Warrantors contained in this Deed and in the Offer Document (as given by each Warrantor pursuant to such Warrantor’s Form of Acceptance) and each Deed of Release shall survive the Completion until the date that is 18 months after the Completion Date; provided, that the warranties set forth in Section 1 (Organisation, Standing and Power), Section 2 (Capital Structure), Section 3 (Due Authorisation) and Section 23 (Brokers) of the Warranties (collectively referred to herein as the “Fundamental Warranties”), and any warranty in the case of fraud or deliberate concealment, shall survive indefinitely; and provided, that the Tax Warranties shall survive as provided in Schedule 13.

13.7	Claim Procedures.

(a)
Claims. None of the Warrantors shall have any liability under this Deed to any Indemnitee unless notice (a “Claim Notice”) of an actual or threatened claim, or of discovery of any facts or circumstances that Qorvo or another Indemnitee reasonably believes may result in a claim (an “Indemnification Claim”), hereunder is provided to the Securityholder Agent, in writing by Qorvo (on behalf of itself or any other Indemnitee), and with respect to the warranties, prior to the expiration of the survival periods set forth in clause 13.6 for such warranty. Any Claim Notice shall describe the Indemnification Claim in reasonable detail and shall indicate the estimated amount of Losses if then estimable (any such amount as delivered in a Claim Notice or later determined by an Indemnitee, the “Claim Amount”). Additionally, each Indemnification Claim shall be made in accordance with this clause 13, the Escrow Agreement and, if applicable, Schedule 13. Following the delivery of any Claim Notice, the Securityholder Agent or its representatives and agents shall be provided with such information regarding such Claim Notice as they may reasonably require for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in such Claim Notice and shall be afforded reasonable access, upon notice and at reasonable times during business hours and without disruption to the Company’s or Qorvo’s business, to employees of the Company or Qorvo in connection with such investigation and resolution.

(b)
Objection to Claims. If the Securityholder Agent wishes to object to any Indemnification Claim or portion thereof or the amount of such Claim set forth in a Claim Notice, the Securityholder Agent must deliver a written objection to Qorvo and the Escrow Agent, within [*****] Business Days after receipt by the Securityholder Agent of such Claim Notice expressing such objection and explaining in reasonable detail and in good faith the basis therefor. Following receipt by Qorvo of the Securityholder Agent’s written objection, if any, Qorvo and the Securityholder Agent will promptly, and within [*****] Business Days of the date Qorvo receives the Securityholder Agent’s written objection, meet to discuss the rights of the respective parties with respect to each Indemnification Claim that is the subject of such written objection. If the Securityholder Agent and Qorvo (on behalf of itself or any other Indemnitee) should agree as to the amount of the Losses for an Indemnification Claim, (i) a memorandum setting forth such agreement on the amount of Losses for such Indemnification Claim will be prepared and executed by Qorvo (on behalf of any other Indemnitee, if applicable) and the Securityholder Agent and (ii) as promptly as practicable, and in any event within [*****] Business Days following the execution of such memorandum by both parties, the Warrantors shall pay, in accordance with clause 13.13, the aggregate U.S. Dollar amount of the Losses payable to Qorvo or any other Indemnitee, as finally determined and set forth in such memorandum and the Warrantors shall be deemed to have irrevocably waived any further right to object to such Indemnification Claim and to have agreed that Losses so agreed to by the Securityholder Agent and Qorvo are indemnifiable hereunder. In the event that the Securityholder Agent and Qorvo do not prepare and sign such a memorandum or such memorandum does not address in full the written objections timely delivered within [*****] Business Days of receipt by Qorvo from the Securityholder Agent of the written objection, then Qorvo may at any time commence an Action to resolve such dispute and enforce its rights with respect thereto, including any applicable payment from the Escrow Account.

(c)
No Objections to Claim. If Qorvo does not receive an objection from the Securityholder Agent with respect to any Indemnification Claim set forth in a Claim Notice by the end of the [*****] Business Day period referred to in subclause (b) above, (i) the Warrantors and the Securityholder Agent shall be deemed to have irrevocably waived any right to object to such Indemnification Claim and to have agreed that Losses in the amount of the applicable Claim Amount are indemnifiable hereunder and (ii) as promptly as practicable and within [*****] Business Days following expiration of such period, subject to clause 13.13, below, the Warrantors shall pay such Claim Amount to Qorvo in accordance with clauses 13.13.

13.8	Following the giving of a Claim Notice under clause 13.7:

(a)	where the Indemnification Claim described in a Claim Notice:

(i)	involves a claim against Qorvo and/or any other Indemnitee; and

(ii)	is either (A) contingent or (B) otherwise not capable of being quantified at the time of such notice, then the Warrantors shall cease to be liable for such Indemnification Claim if legal proceedings in respect of such Indemnification Claim have not been commenced within [*****] months of such Indemnification Claim ceasing to be contingent or becoming capable of being quantified; or

(b)
where the Indemnification Claim described in a Claim Notice is not contingent and is quantifiable, then the Warrantors shall cease to be liable for such Indemnification Claim if legal proceedings in respect of such Indemnification Claim have not been commenced within [*****] months of service of delivery of the Claim Notice to the Securityholder Agent.

13.9	Notwithstanding anything to the contrary contained in this Deed, and except as provided in clause 13.10 below:

(a)
the Warrantors shall not be liable for any Indemnification Claim arising out of or relating to a claim made pursuant to clause 13.1(a) unless and until the aggregate amount of which may be recovered from the Warrantors under such clause equals or exceeds USD $[*****], in which case the Warrantors shall be liable for the full amount of such Indemnification Claim from the first dollar thereof; provided, however, that the foregoing clause shall not apply to any Indemnification Claim arising out of or relating to the inaccuracy or breach of any Fundamental Warranty, or to any warranty (including the Warranties), in the event of fraud or deliberate concealment;

(b)
the maximum aggregate amount which may be recovered from a Warrantor arising out of or relating to any Indemnification Claim made pursuant to clause 13.1(a) shall be an amount equal to such Warrantor’s pro rata portion of the Escrow Account; provided, however, that the foregoing clause shall not apply to any Indemnification Claim arising out of or relating to the inaccuracy or breach of any Fundamental Warranty, or to any warranty (including the Warranties), in the event of fraud or deliberate concealment; provided, however, that the aggregate amount to be paid by the Warrantors for claims involving breach of a warranty (including the Warranties) in the event of fraud or deliberate concealment, shall not exceed the portion of the Aggregate Value actually distributed to the Warrantors; provided, further, that the aggregate amount to be paid by a particular Warrantor for a claim involving breach of a warranty (including the Warranties) in the event of fraud or deliberate concealment by such Warrantor, shall not be capped as to such Warrantor; and

(c)
the maximum aggregate amount which may be recovered from a Warrantor arising out of or relating to any Indemnification Claim made pursuant to clause 13.1(b) through (g) and clause 13.1.1 or in connection with a breach of any Fundamental Warranty, shall be an amount equal to that portion of the Aggregate Value actually distributed to such Warrantor (including such Warrantor’s pro rata portion of the Escrow Account); provided, however, that the foregoing clause shall not apply, and liability shall not be capped, as to a Warrantor in the event of fraud or deliberate concealment by such Warrantor.

13.10
Other than matters fully, fairly and specifically disclosed in the Disclosure Letter, no other information of which Qorvo or any of its Affiliates or Representatives may have knowledge (whether actual, constructive or imputed) prevents or limits an Indemnification Claim made by Qorvo for breach of any of the Warranties or for any other Indemnification Claim arising out of or relating to any breach of any warranty, undertaking or covenant contained in this Deed.

13.11
If in respect of or in connection with any breach of any of the Warranties or any facts or matters warranted not being true and being misleading any amount payable by the Warrantors or from the Escrow Account pursuant to this Deed (whether under this clause 13 or otherwise) (a) is subject to Tax in the hands of the recipient or the person beneficially entitled to such payment (the “Recipient”), or (b) results in a Tax benefit to the Recipient as a result of such Loss (which benefit is received in the same year as, or a prior year to, the payment of the indemnification amount under this clause 13), the Warrantors shall, in the event of clause 13.11(a) pay, or such recipient shall be entitled to receive, as applicable, additional amounts so as to ensure that the net amount received by the Recipient on an after-tax basis is equal to the full amount payable by Warrantors or from the Escrow Account under this Deed, and in the event of clause 13.11(b), reduce the amount payable by the Warrantors or from the Escrow Account under this deed by such benefit amount.

13.12	Third Party Claims.

(a)
If any Third Party provides written notice to Qorvo or any of its Affiliates with respect to any Third Party Claims, which Qorvo believes in good faith, may give rise to an Indemnification Claim by Qorvo against the Escrow Account, then Qorvo shall give notice to the Securityholder Agent within [*****] days after Qorvo has received any such Third Party Claim setting forth such material information with respect to the Third Party Claim as is reasonably available to Qorvo, including the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained, and copies of all material written evidence; provided, however, that no delay or failure on the part of Qorvo in notifying the Securityholder Agent shall relieve the Securityholder Agent and the Warrantors from their obligations hereunder unless the Securityholder Agent and the Warrantors are thereby materially prejudiced (and then solely to the extent of such material prejudice).

(b)
The Securityholder Agent (on behalf of the Warrantors) shall have the right to participate in, or, by providing written notice delivered to Qorvo within [*****] days after receiving Qorvo’s notice of such claim, assume the defence thereof by the Securityholder Agent’s own counsel (which counsel shall be reasonably acceptable to Qorvo), at the sole expense of the Warrantors, independent of the then-remaining Escrow Account, and Qorvo and its Affiliates shall cooperate in good faith in such defence; provided that, if the Securityholder Agent (on behalf of the Warrantors) assumes any such defence: (A) the Warrantors shall be obligated to indemnify and hold harmless Qorvo with respect to any and all Losses in connection with such Third Party Claim, (B) the limitations on the Warrantors’ liability set forth in this Deed shall not apply with respect to such Third Party Claim and (C) the Securityholder Agent (on behalf of the Warrantors) shall acknowledge such indemnification obligation in writing to Qorvo; provided, however, that the Securityholder Agent (on behalf of the Warrantors) shall not have the right to assume the defence of such claim if:

(i)
Qorvo has reasonably determined that Losses which may be incurred as a result of the Third Party Claim may exceed, either individually or when aggregated with all other Third Party Claims, the total dollar value of the Escrow Account;

(ii)	the Third Party Claim may involve an injunction or other equitable relief;

(iii)	the Third Party Claim would impose criminal liability or damages or any other claim other than civil monetary damages at law;

(iv)	the Third Party Claim alleges infringement or misappropriation of, or challenges the validity of, Intellectual Property rights; or

(v)	the Third Party Claim involves a customer or supplier of Qorvo, Parent the Company or any of its Subsidiaries.

(c)
If the Securityholder Agent (on behalf of the Warrantors) assumes any such defence, the Securityholder Agent shall conduct the defence of the Third Party Claim actively and diligently. Neither the Securityholder Agent nor the Warrantors shall compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of Qorvo, which consent shall not be unreasonably withheld or delayed.

(d)
In the event that the Securityholder Agent (on behalf of the Warrantors) assumes the defence of the Third Party Claim in accordance with clause 13.12(b), Qorvo may retain separate counsel and participate in the defence of the Third Party Claim, but the fees and expenses of such counsel shall be at the expense of Qorvo, unless Qorvo shall reasonably determine that (i) there is a conflict of interest between or among Qorvo on the one hand, and the Securityholder Agent and the Warrantors on the other hand, or (ii) the Securityholder Agent or the Warrantors have failed to vigorously prosecute or defend, with respect to such Third Party Claim, in which case the reasonable fees and expenses of such counsel will be paid out of the Escrow Account. Qorvo will cooperate in the defence of the Third Party Claim and will provide full access to documents, assets, properties, books and records reasonably requested by the Warrantors or Securityholder Agent and material to the claim and will make available all officers, directors and employees reasonably requested by the Warrantors or Securityholder Agent for investigation, depositions and trial.

(e)
If the Securityholder Agent fails or elects not to assume the defence of Qorvo or Parent against such Third Party Claim, which the Securityholder Agent (on behalf of the Warrantors) had the right to assume under clause 13.12(b), Qorvo shall have the right to undertake the defence and Qorvo shall not compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of the Warrantors, which consent shall not be unreasonably withheld or delayed. If the Securityholder Agent (on behalf of the Warrantors) is not entitled to assume the defence of Qorvo against such Third Party Claim pursuant to clause 13.12(b), Qorvo shall have the right to undertake the defence, consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may deem appropriate (and Qorvo need not consult with, or obtain any consent from, the Warrantors in connection therewith); provided, however, that, except with the written consent of the Securityholder Agent on behalf of the Warrantors, no settlement of any such claim or consent to entry of any judgment with respect to such Third Party Claim shall alone be determinative of the validity of the Third Party Claim against the Escrow Account or personally against the Warrantors. In each case, Qorvo shall conduct the defence of the Third Party Claim actively and diligently, and the Warrantors and Securityholder Agent will cooperate with Qorvo and provide full access to documents, assets, properties, books and records in its possession reasonably requested by Qorvo and material to the claim and will make available all individuals within its control reasonably requested by Qorvo for investigation, depositions and trial.

13.13	Payment of Indemnification Claims; Escrow Account:

(a)
The Escrow Agent shall not distribute any amounts from the Escrow Account until a Loss is finally determined by the parties to this Deed pursuant to the terms of clause 13.7 or 13.12 and the Escrow Agreement. If an Indemnifiable Claim is contingent or otherwise not capable of being quantified at the time the Claim Notice is sent, Qorvo shall as soon as reasonably practicable, but in any event, prior to the end of the Escrow Period, provide the Escrow Agent with its reasonable good faith estimate of the Loss relating to such Indemnification Claim, and such amount shall be retained by the Escrow Agent and not distributed until the amount of the Loss is finally determined hereunder. Notwithstanding the foregoing, so long as Qorvo provides its reasonable good faith estimate prior to the end of the Escrow Period, no delay or failure on the part of Qorvo in providing the Escrow Agent with such estimate as soon as reasonably practicable shall relieve the Securityholder Agent and the Warrantors from their obligations under this Deed or the Escrow Agent’s obligation to retain such amount as provided in this clause 13.13, unless the Securityholder Agent and the Warrantors are thereby materially prejudiced (and then solely to the extent of such material prejudice).

(b)
Once the amount of a Loss is finally determined by the parties to this Deed pursuant to the terms of clause 13.7 or 13.12 and the Escrow Agreement, the Warrantors shall be responsible only for the Indemnifiable Portion of such Loss, which shall be satisfied from the Escrow Account, to the extent of the amount then held in the Escrow Account, before seeking to recover any amounts directly from the Warrantors. To the extent that the amount of the Escrow Account (including the interest or other income accrued thereon) (i) has been distributed, pro rata, to the Warrantors following the date that is 18 months from the Completion Date, (ii) has been exhausted or (iii) if there are pending unresolved claims against the Warrantors, would be exhausted if one or more pending claims against the Warrantors are resolved in favour of Qorvo, then subject to the limitations set forth in this clause 13, and only for claims made pursuant to clause 13.1(b), clause 13.1(c), clause 13.1(d), clause 13.1(e), clause 13.1(f), clause 13.1(g) or clause 13.1.1 such Indemnification Claim may be made directly against the Warrantors, severally and not jointly, in accordance with their pro rata share, as amongst each other, and such amounts shall be paid promptly (but in no event later than [*****] Business Days after the applicable payment obligation accrues) by the applicable Warrantors by wire transfer of U.S. Dollars in immediately available funds to such account or accounts as may be designated in writing by Qorvo. If any amount is not paid in accordance with the foregoing, Purchaser may seek enforcement of the obligation with respect to the relevant Indemnification Claim in any court available therefor or in accordance with the terms of clause 44. Any amounts paid to Qorvo in respect of any Indemnification Claim asserted on behalf of an Indemnitee other than Qorvo will be received by Qorvo on behalf of such other Indemnitee.

(c)
Upon the termination of the Escrow Account pursuant to the terms of the Escrow Agreement, the Escrow Agent shall pay any amounts remaining in the Escrow Account and not subject to pending Indemnification Claims to the Payments Administrator for further distribution to the Warrantors. Payment of such amounts to the Warrantors shall be made in accordance with the terms of the Escrow Agreement.

13.14
Payments by the Warrantors pursuant to clause 13.1 or Schedule 13 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by Qorvo or its Affiliates in respect of any such claim, less any related costs and expenses (including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks). Qorvo shall use its reasonable endeavours to seek to recover insurance proceeds in connection with making a claim under this clause 13 or Schedule 13.

13.15
Subject to clause 34.4, the parties (other than the Securityholder Agent, with respect to its rights and indemnities under clause 46) acknowledge and agree that, following Completion, their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or deliberate concealment on the part of a party hereto in connection with the transactions contemplated by this Deed) for any breach of any warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Deed, shall be pursuant to the indemnification provisions set forth in Schedule 13 and this clause 13. Nothing in this clause 13.15 or in other provision of this Deed shall limit Qorvo’s or Company’s right or ability to pursue any causes of action or claims either party may have prior to Completion, and, accordingly, prior to Completion, Qorvo and the Company shall each have the right and ability to pursue any cause of action or claim it may have, including seeking any remedy described in clause 34.4 or seeking damages (including all costs and expenses incurred by such party in connection with this Deed and the Offer) arising from any breach of any warranty, covenant, agreement or obligation set forth in this Deed or otherwise relating to the subject matter of this Deed.

14.	TAX COVENANT
On Completion, Schedule 13 (Tax Covenant) shall become effective.

15.	NON-SOLICITATION

15.1
In this clause 15, “Third Party Negotiations” means any discussions or negotiations between the Company, the Major Investors, the Executive Optionholders, the Committed Shareholders or any of their respective officers, agents, senior management, employees, advisers or other Representatives acting on their behalf and anyone other than Qorvo (or a company which is a subsidiary of Qorvo) or any of its officers, agents employees, advisers, or other Representatives (the “Third Party”) relating to a corporate activity (the “Corporate Activity”), being:

(a)
the disposal (whether by way of sale, offer, transfer or otherwise) of part of, or the whole of, the issued share capital (or any interest in such share capital) of the Company, other than sales, offers or transfers specifically permitted by the terms of this Deed (including without limitation Section 19 hereof); or

(b)	the disposal (whether by way of sale, offer, transfer or otherwise) of all, or any part of, the business or (other than in the ordinary course of trading) the assets of the Company.

15.2
The obligations of the Company, the Major Investors, the Executive Optionholders and the Committed Shareholders under this clause 15 are given severally and not jointly and any reference to the Major Investors, the Executive Optionholders or the Committed Shareholders includes any one or more of them.

15.3
In consideration of Qorvo entering into this Deed, the Company, the Major Investors, the Executive Optionholders and the Committed Shareholders grant Qorvo a period of exclusivity on and from the date of this Deed and throughout the Option Period and until the earlier of (i) Completion of the Acquisition, and (ii) termination of this Deed (as the case may be, the “Exclusivity Period”), for Qorvo to conduct the due diligence and to decide whether or not to proceed with the Offer and the Acquisition.

15.4
Immediately on signing this Deed, each of the Company, the Major Investors, the Executive Optionholders and the Committed Shareholders shall terminate, or procure the termination of, any Third Party Negotiations currently taking place involving such party’s officers, agents, senior management, employees, advisers or other Representatives and shall communicate to the relevant Third Party that the Company, the Major Investors, the Executive Optionholders and the Committed Shareholders will refuse to entertain any Corporate Activity being discussed as part of such Third Party Negotiations.

15.5
During the Exclusivity Period, the Company, the Major Investors, the Executive Optionholders and the Committed Shareholders undertake that they shall not, and, solely with respect to the Company, the Major Investors and the Executive Optionholders, to the extent reasonably possible, that they shall procure that no Selling Shareholder shall, directly or indirectly:

(a)	induce, solicit, procure or otherwise encourage a Corporate Activity from a Third Party;

(b)	enter into, re-start, solicit, initiate or otherwise participate in any Third Party Negotiations;

(c)	seek or encourage any approach that might be reasonably expected to lead to Third Party Negotiations;

(d)
enter into any heads of terms, agreement, arrangement or understanding (whether or not legally binding) with any Third Party relating to a Corporate Activity, whether pursuant to any Third Party Negotiations or otherwise; or

(e)
supply or otherwise disclose any information about the Group to a Third Party that wishes to enter into Third Party Negotiations to the extent the Company, the Major Investors, the Executive Optionholders and the Committed Shareholders have knowledge of such desire.

15.6
The Company, the Major Investors, the Executive Optionholders and the Committed Shareholders shall undertake to procure that their officers, senior management, employees, agents, advisers and other Representatives acting on their behalf comply with the undertakings in this clause 15 as if they were the Major Investors, the Executive Optionholders or the Committed Shareholders (as the case may be).

15.7
Each of the Company, the Major Investors, the Executive Optionholders and the Committed Shareholders shall promptly notify Qorvo in writing if, during the Exclusivity Period, they receive an indication from any Third Party (including any Third Party with whom a Selling Shareholder or the Company was having Third Party Negotiations prior to the date of this Deed) that such Third Party may wish to have discussions with a view to a possible Corporate Activity.

16.	RECOMMENDATION BY THE COMPANY DIRECTORS

16.1
Each of the Major Investors, the Executive Optionholders and the Committed Shareholders irrevocably undertake to Qorvo to procure (including by the exercise of any of their rights under the Articles of Association and the Amended & Restated Investment Agreement and by the exercise of any rights attaching to any of their Shares or Contingent Securities) that each Director shall, subject always to the statutory duties of the Directors, recommend the Offer to each and every person who owns Shares or Contingent Securities of the Company.

16.2	Subject always to the statutory duties of the Directors, in furtherance of the undertaking given in clause 16.1, each of the Directors shall be required to:

(a)	execute a unanimous written resolution of the Directors on the date of this Deed recommending the Offer to Shareholders as a contingent offer that is fair and reasonable on its contingent terms;

(b)	on exercise of the Option by Qorvo, execute any other document required to be signed by the Directors in relation to the Offer in accordance with Applicable Law.

16.3	Each of the Major Investors, the Executive Optionholders and the Committed Shareholders acknowledges, agrees and undertakes for the benefit of the Directors and Qorvo that:

(a)	in approving the entering into of this Deed by the Company, the Directors have satisfied their statutory duties;

(b)
in executing the unanimous written resolution of the Directors on the date of this Deed recommending the Offer to Shareholders as a contingent offer that is fair and reasonable on its contingent terms, the Directors have satisfied their statutory duties;

(c)	any subsequent recommendation of the Offer by the Directors to the Shareholders in accordance with clause 16.1 shall be in accordance with the statutory duties of the Directors; and

(d)
no Major Investor, Executive Optionholder or Committed Shareholder shall have, and each Major Investor, Executive Optionholder and Committed Shareholder hereby irrevocably waives, any right to claim against the Directors for any breach of statutory duty in connection with the entry into this Deed by the Company, the unanimous written resolution of the Directors recommending the Offer to Shareholders on the date of this Deed or any subsequent recommendation of the Offer by the Directors to the Shareholders.

16.4
In the event that any Director or Qorvo determines, within [*****] Business Days of the Option Notice being served by Qorvo, that, for any reason, there is any possibility that any Other Shareholder or any other person who holds Shares or Contingent Securities may claim that any subsequent recommendation of the Offer by the Directors to the Shareholders in accordance with clause 16.1 may be in breach of the statutory duties of the Directors, the Directors and Qorvo shall each, at their discretion, be entitled to seek, or in the case of Qorvo require the Directors to seek, the consent, approval and direction of the Shareholders to the Directors to recommend the Offer to the Shareholders as fair and reasonable and in the best interests of the Company and the Shareholders, such consent, approval and direction to be submitted to the Shareholders of the Company as a special resolution of the Company. Each of the Major Investors, Executive Optionholders and the Committed Shareholders irrevocably undertakes to the Company and to Qorvo to vote in favour of such special resolution, and to do all such things and execute all such documents so as to ensure that such consent, approval and direction shall pass as a special resolution of the Company as soon as reasonably practicable following service of the Option Notice to enable Qorvo to make the Offer on the basis of a unanimous recommendation by the Directors (including, for the avoidance of doubt, any consent to short notice of a meeting of the Shareholders of the Company). Each of the Company, the Major Investors, the Executive Optionholders and the Committed Shareholders acknowledges and agrees that it is the intention of the parties that any special resolution of the Shareholders of the Company passed pursuant to this clause 16.4 shall cure any breach by the Directors of their statutory duties pursuant to any action taken in connection with this Deed, the Offer or the Acquisition, shall absolve each Director of any liability for the same, and shall serve as a ratification and approval of any and all actions undertaken by the Directors in connection with this Deed, the Offer or the Acquisition as being in accordance with the statutory duties of the Directors.

16.5
In the event that the Company, the Major Investors, the Executive Optionholders and the Committed Shareholders cannot procure the unanimous recommendation of the Offer by the Directors (subject to such Directors’ statutory duties) on the exercise of the Option by Qorvo:

(a)
Qorvo shall be entitled, as necessary to comply with Applicable Law, to appoint a financial intermediary as an authorised person under the Financial Services and Markets Act 2000 to make the Offer on behalf of Qorvo; and

(b)
in the event that Qorvo is forced to appoint an authorised person under clause 16.5(a) in order to make the Offer and complete the Acquisition due to the failure by the Company, the Major Investors, the Executive Optionholders and the Committed Shareholders to procure the unanimous recommendation of the Offer by the Directors, the Company, the Major Investors, the Executive Optionholders and the Committed Shareholders, shall be required to notify Qorvo of such failure as soon as reasonably practicable after such failure and in any event within [*****] Business Days of such failure. Following receipt of such notice, the requirement under clause 4.1(g) for the Offer to be made by the Company within [*****] Business Days of receipt of the Offer Confirmation Notice shall be temporarily suspended and Qorvo shall be granted a period of up to [*****] Business Days from the date of the notice delivered under this clause 16.5(b) to arrange for the appointment of a financial intermediary as an authorised person under the Financial Services and Markets Act 2000, and, upon finalisation of such appointment, the Company, the Major Investors, the Executive Optionholders and the Committed Shareholders shall provide all assistance required to enable Qorvo to proceed with the Offer in accordance with the remaining terms and conditions of this Deed.

17.	ACCESS TO INFORMATION AND ACCOUNTS

17.1
The Company shall provide Qorvo with complete access (including for inspection and copying) at all reasonable times to the Representatives, properties, offices, plants and other facilities, books and records of the Company and each of its Subsidiaries, and shall furnish Qorvo with such financial, operating and other data and information as Qorvo may reasonably request save in respect of the Company’s intellectual property and Projects not in the public domain, save in respect of the Company’s intellectual property and Projects not in the public domain, to which data, information and materials Qorvo shall be provided access from the beginning of the Diligence Period through the Completion of the Acquisition; provided, that Qorvo shall be provided with access to data and information regarding the Company’s intellectual property and Projects not in the public domain from the beginning of the Option Period through Completion of the Acquisition.

17.2	All records of the Company shall be retained for a period of at least six (6) years from the end of the year to which such record relates or such longer period as may be required by law.

17.3	The Company shall provide to Qorvo audited accounts of the Group for each Accounting Period promptly following their approval by the Directors.

17.4
All confidential and proprietary information provided to Qorvo by the Company shall be “Confidential Information” for the purposes of this Deed and the obligations of clause 39 shall apply to Qorvo in respect of such information.

18.	RESTRICTIONS ON DEALING WITH SHARES

18.1
No Major Investor, Executive Optionholders or Committed Shareholder shall make a Disposal, and the Company, the Major Investors, the Executive Optionholders and the Committed Shareholders shall procure that any Disposal by any Other Shareholder or Contingent Shareholder shall be prohibited, except a Disposal of a Share or Contingent Security which is expressly approved in writing by Qorvo; provided that:

(a)	a Selling Shareholder (other than the Major Investors) or Contingent Shareholder may transfer any Share or Contingent Security in accordance with clause 19; and

(b)
this restriction shall not prevent the transmission of any Share or Contingent Security by operation of law on testate to any beneficiary on the death of any Selling Shareholder or Contingent Shareholder.

18.2
Each of the Major Investors, the Executive Optionholders and the Committed Shareholders undertakes to exercise all rights of such persons under the Articles of Association, the Amended & Restated Investment Agreement or otherwise to prevent the Disposal of any Share or Contingent Security or any legal or beneficial interest in a Share or Contingent Security by any Selling Shareholder or Contingent Shareholder in contravention of clause 18.1.

18.3
No transfer of Shares or Contingent Securities permitted by this Deed or otherwise purported to be made shall be valid unless the transferee has executed a Deed of Adherence to this Deed as a Committed Shareholder (or Executive Optionholder, whichever applies). Any purported transfer that does not comply with this clause 18.3 shall be void ab initio and the Company shall not recognise any transfer of any Shares or Contingent Securities in contravention of this clause 18.3.

19.	PERMITTED TRANSFERS

19.1
Subject to the Articles of Association and the conditions set forth therein, a Selling Shareholder (other than the Major Investors) or Contingent Shareholder may at any time transfer any of the Shares or Contingent Securities held by it in the following ways and to the following persons (each a “Permitted Transferee”):

(a)	a Selling Shareholder or Contingent Shareholder may transfer any of his Shares or Contingent Securities to the trustees of his Family Trust;

(b)	the trustees of a Family Trust of a Selling Shareholder or Contingent Shareholder may transfer any Share or Contingent Security held by them in that capacity to the new trustees of that Family Trust;

(c)
Shares or Contingent Securities may be transferred by a Selling Shareholder or Contingent Shareholder to a person who is to hold such Shares or Contingent Securities as his nominee but any transfer by such nominee shall be subject to the same restrictions as though it were a transfer by the Selling Shareholder or Contingent Shareholder itself;

(d)	Shares or Contingent Securities may be transferred by a nominee to the beneficial owner of such Shares or Contingent Securities or to another nominee of the same beneficial owner;

(e)
Shares or Contingent Securities held by or on behalf of any Selling Shareholder (where such Selling Shareholder constitutes a fund managed professionally for investment purposes by persons managing, or advising in respect of investments of, various other such investment funds) may be transferred to:

(i)
any persons managing, or advising in respect of, the investment of the funds held by the Selling Shareholder or Affiliates of the Selling Shareholder or within the same wholly-owned group as any person managing, or advising in respect of, the investment of funds held by the Selling Shareholder or Affiliates of the Selling Shareholder or to a nominee or trustee for such persons;

(ii)
a nominee or trustee for the funds held by the Selling Shareholder (or such fund itself where the transferor is its manager or investment adviser) and any Shares or Contingent Securities held by a nominee or trustee for a fund may be transferred to that fund or to another nominee or trustee for such fund but such transfer by such nominee or trustee shall be subject to the same restrictions as applied when the Shares or Contingent Securities were transferred to such nominee or trustee;

(iii)
another fund which is Controlled, managed or advised by the same manager or adviser or by another member of the same wholly-owned group as such manager or adviser or to a nominee or trustee for such a fund; or

(iv)	any partner of, or investor, shareholder or unitholder, in such fund;

(f)	Shares or Contingent Securities held by or on behalf of any Selling Shareholder which is a corporate entity may be transferred to such Selling Shareholder’s Affiliates; and

(g)
any person to whom Shares or Contingent Securities have been transferred by any person pursuant to this clause 19.1 may transfer all or any Shares or Contingent Securities back to the original transferor or to any other person to whom the original transferor, if it still held such Shares or Contingent Securities, would have been able to transfer them under this clause 19.1;

provided, that, in case of any of the foregoing, any transferee to whom Shares or Contingent Securities are transferred shall, as a condition to and prior to such transfer, execute a Deed of Adherence to accede to this Deed as a Warrantor, Major Investor, Executive Optionholder, Committed Shareholder, Contingent Shareholder and/or Other Shareholder, as applicable, in the same capacity or capacities as the transferor.

19.2
The transferor and the transferee of any Share or Contingent Security transferred under clause 19.1 shall each provide to the Company at their own expense any information and evidence reasonably requested in writing for the purpose of determining whether the transfer to the proposed transferee complies with the terms of this clause 19.2.

20.	CONSENT TO TRANSFER FOR THE PURPOSES OF THE ARTICLES
This Deed constitutes the irrevocable written consent of each of the Major Investors, the Executive Optionholders and each Committed Shareholder for the purposes of the Articles of Association and the Amended & Restated Investment Agreement to any transfer of Shares or Contingent Securities which is permitted, required or made in accordance with the terms of this Deed, including, without limitation, all transfers to Qorvo.

21.	GENERAL UNDERTAKINGS

21.1	Each Major Investor, each Executive Optionholder and each Committed Shareholder undertakes to Qorvo that it will:

(a)	exercise its voting rights and other rights as a member of the Company in order (insofar as it is able to do so through the exercise of such rights) to give full effect to the terms of this Deed;

(b)
to the extent permitted by Applicable Law, procure that any Director appointed by it from time to time shall exercise such Director’s: (i) voting rights; (ii) rights to call meetings of the Board; (iii) rights to bring matters to a vote of the Board; and (iv) other powers and authorities, in each case, in order (insofar as they are able to do so through the exercise of such rights, powers and authorities) to give full effect to the terms of this Deed and the rights and obligations of the parties as set out in this Deed, including causing the Company to satisfy each of its obligations under this Deed; and

(c)	at all times act in good faith towards Qorvo and use all reasonable endeavours to ensure that the terms of this Deed are observed.

21.2
Qorvo undertakes that it will at all times act in good faith towards each Major Investor, each Executive Optionholder, each Committed Shareholder and the Company and use all reasonable endeavours to ensure that the terms of this Deed are observed; provided, however, nothing in this clause 21.2 or any other provision of this Deed shall be deemed to impose any obligation on Qorvo to exercise the Option, and any determination to exercise or not exercise the Option shall be in Qorvo’s sole and absolute discretion.

21.3
On or following the Completion Date, Qorvo shall provide each Major Investor, Committed Shareholder and Executive Optionholder a list of the names of the Key Employees and senior employees of the Company or any member of the Group (the “Designated Individuals”), and each Major Investor, Committed Shareholder and Executive Optionholder undertakes and covenants with Qorvo that following receipt of such notice, such party shall not, whether directly or indirectly, on such party’s own behalf or on behalf of or in conjunction with any other person, firm, company or other entity, for the period of [*****] months following the Completion Date, solicit, interfere with, or endeavour to cause any of the Designated Individuals to leave his or her employment or induce or attempt to induce any such employee to terminate or breach his or her employment agreement; provided, however, that nothing in this section shall prohibit the use of a general solicitation in a publication or by other means not targeted at the employees of the Company or any member of the Group.

21.4
Qorvo agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favour of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Completion Date, an officer of director of the Company (a “D&O Indemnified Party”), as provided in the Articles of Association, or pursuant to any other contracts, agreements or deeds with such parties, shall survive and remain in full force and effect in accordance with their terms.

21.5
For six years after the Completion Date, to the fullest extent permitted under Applicable Law, the Company shall, and Qorvo shall procure that the Company shall, indemnify, defend and hold harmless each D&O Indemnified Party against all Losses arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Completion Date (including in connection with the transactions contemplated by this Deed), and shall reimburse each D&O Indemnified Party for any legal or other expenses reasonably incurred by such D&O Indemnified Party in connection with investigating or defending any such Losses as such expenses are incurred, subject to the Company’s receipt of an undertaking by such D&O Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified under Applicable Law; provided, however, that the Company will not be liable for any settlement effected without the Company’s prior written consent (which consent shall not be unreasonably withheld or delayed).

21.6
Prior to Completion, the Company shall obtain and fully pay for "tail" insurance policies with a claims period of at least six (6) years from the Completion Date with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Company as the Company's existing policies with respect to claims arising out of or relating to events which occurred before or at the Completion Date (including in connection with the transactions contemplated by this Deed) (the “D&O Tail Policy”). During the term of the D&O Tail Policy, Company shall not, and Qorvo shall procure that the Company does not, take any action following the Completion Date to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that such policy shall be paid in full by the Company prior to the Completion of the Acquisition and none of the Company (upon or following Completion of the Acquisition), Qorvo, Parent or any Affiliate of any of the foregoing shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.

21.7
The obligations of Company and Qorvo under clause 21.4, clause 21.5 and clause 21.6 shall survive Completion and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom clause 21.4, clause 21.5 and clause 21.6 apply without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom clause 21.4, clause 21.5 and clause 21.6 apply shall be third-party beneficiaries of such clauses, each of whom may enforce the provisions of clause 21.4, clause 21.5 and clause 21.6.

21.8
In the event the Company (i) consolidates with any other person and shall not be the continuing or surviving corporation or entity in such consolidation or (ii) transfers all or substantially all of its properties, shares and assets to any person, then, and in either such case, Qorvo shall ensure that proper provision be made so that the successors and assigns of the Company shall assume all of the obligations set forth in clause 21.4, clause 21.5 and clause 21.6. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any indemnified party is entitled, whether pursuant to Applicable Law, contract or otherwise. Nothing in this Deed is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in clause 21.4, clause 21.5 and clause 21.6 is not prior to, or in substitution for, any such claims under any such policies.

21.9
Following the termination of this Deed, Qorvo and each Committed Shareholder agree to take all actions necessary to amend the Articles of Association to delete (a) any rights specifically provided to Qorvo in connection with this Deed, including any exclusive consent rights, and (b) any obligations of the Company and the other Shareholders added to the Articles of Association specifically in connection with this Deed, provided, however, that no changes shall be made with respect to the Qorvo Observer (as defined therein). In addition, by signing this Deed, Qorvo agrees that immediately upon the termination of this Deed any rights specifically provided to Qorvo in the Articles of Association in connection with this Deed, including any exclusive consent rights, shall automatically terminate, and any obligations of the Company and the other Shareholders added to the Articles of Association specifically in connection with this Deed, shall automatically terminate; provided, however, that all rights and obligations pertaining to the Qorvo Observer shall continue.

22.	UNDERTAKINGS BY THE COMPANY
To the extent permitted by Applicable Law, the Company undertakes with Qorvo that it will comply with each of the provisions of this Deed. Each undertaking by the Company in respect of each provision of this Deed shall be construed as a separate undertaking and if any of the undertakings is unlawful or unenforceable the remaining undertakings shall continue to bind the Company.

23.	RESTRICTIVE COVENANTS FOR RESTRICTED SHAREHOLDERS

23.1
Subject to Completion of the Acquisition, as further consideration for Qorvo undertaking the Acquisition of the Company on the terms set out in this Deed and for good and valuable consideration received by the Restricted Shareholders, and in recognition of the fact that Qorvo will, following Completion of the Acquisition, have an interest as the owner of the Company in securing the protection of the goodwill, trade, Confidential Information and employee base of the Group and as consideration for being given the opportunity to participate in the Offer on the terms and conditions of this Deed and for being given the opportunity to transfer the Shares and Contingent Securities held by them for valuable consideration in accordance with this Deed in an amount determined by reference to the Aggregate Value agreed under this Deed, each Restricted Shareholder gives the undertakings, covenants and obligations set out in this clause 23 to Qorvo and to the Company.

23.2
Each Restricted Shareholder will not while he holds Shares or Contingent Securities make any investment in any other company save for shares or other capital amounting to less than 5% of the total issued share capital of any company which is listed on a regulated market.

23.3
Each Restricted Shareholder undertakes and covenants with Qorvo that he shall not, whether directly or indirectly, on his own behalf or on behalf of or in conjunction with any other person, firm, company or other entity:

(a)
for the Restricted Period, solicit or entice away or endeavour to solicit or entice away from the Company or any member of the Group any person, firm, company or other entity who is, or was, in the [*****] month period immediately prior to the Completion Date, a client of the Company or any member of the Group with whom the Restricted Shareholder had business dealings during the course of his Employment in that [*****] month period. Nothing in this clause 23.3(a) shall prohibit the seeking or doing of business not in direct or indirect competition with the Business of the Company or any member of the Group;

(b)
for the Restricted Period, solicit or entice away or endeavour to solicit or entice away from the Company or any member of the Group any person, firm, company or other entity who is, or was, in the [*****] month period immediately prior to the Completion Date, a prospective client of the Company or any member of the Group. For the purposes of this clause 23.3(b) the term “prospective client” shall mean any person, firm, company or other entity which was, in the [*****] month period immediately prior to the Completion Date, being actively solicited or responded positively to canvassing by the Company or any member of the Group and with which solicitation the Restricted Shareholder was personally involved during the course of his Employment in that [*****] month period. Nothing in this clause 23.3(b) shall prohibit the seeking or doing of business not in direct or indirect competition with the Business of the Company or any member of the Group;

(c)
for the Restricted Period, solicit or entice away or endeavour to solicit or entice away any individual who is employed or engaged by the Company or any member of the Group as a director or in a managerial, executive or technical capacity; and

(d)
for the Restricted Period, carry on, set up, be employed, engaged or interested in a business anywhere in the United Kingdom, the Netherlands, the United States of America or China, or any other country in which the Company or any member of the Group conducts Business at the time of the Completion, which is to be in competition with the Business of the Company or any member of the Group as at the Completion Date with which the Restricted Shareholder was actively involved during the [*****] month period immediately prior to the Completion Date. It is agreed that in the event that any such company ceases to be in competition with the Company and/or any member of the Group this clause 23.3(d) shall, with effect from that date, cease to apply in respect of such company. The provisions of this clause 23.3(d) shall not, at any time following the Completion Date, prevent the Restricted Shareholder from holding shares or other capital amounting to less than 5% of the total issued share capital of any company which is listed on a regulated market and, in addition, shall not prohibit the seeking or doing of business not in direct or indirect competition with the Business of the Company or any member of the Group.

23.4
Each Restricted Shareholder undertakes and covenants that at no time after the termination of his Employment shall he directly or indirectly represent himself as being interested in or employed by or in any way connected with any member of the Group, other than as a former director or employee of a member of the Group and (where applicable) as a minority shareholder or option holder or former minority shareholder or option holder of the Company.

23.5
By written notice to the Restricted Shareholder, Qorvo may by one or more stages, vary the terms of any part of this clause 23 as it may apply to the Restricted Shareholder by reducing (but not increasing) the period during and/or the activities to which the restrictions are to apply.

23.6
Each Restricted Shareholder agrees that, having regard to all the circumstances, the restrictions in this clause 23 are no greater than is reasonable and necessary for the protection of Qorvo’s interests in the Business and the goodwill of the Company following Completion. The parties agree that:

(a)
each restriction shall be read and construed independently of the other restrictions so that if one or more are found to be void or unenforceable as an unreasonable restraint of trade or for any other reason the remaining restrictions shall not be affected; and

(b)
if any restriction is found to be void but would be valid and enforceable if some part of it were deleted, the restriction shall apply with the deletions that are necessary to make it valid and enforceable.

24.	DISCLAIMER OF CORPORATE OPPORTUNITY

24.1
To the maximum extent permitted from time to time under the laws of England, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to Qorvo or its officers, directors or shareholders (including Qorvo’s appointed observer of the Company’s Board of Directors). No amendment or repeal of this clause 24.1 shall apply to or have any effect on the liability or alleged liability of any officer, director or shareholder of Qorvo for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

24.2	Except as Qorvo may otherwise agree in writing after the date hereof:

(a)	Qorvo will have the right:

(i)
to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company or any member of the Group) or invest, own or deal in securities of any other person so engaged in any business;

(ii)	to directly or indirectly do business with any client or customer of the Company or any member of the Group; and

(iii)
not to present potential transactions, matters or business opportunities to the Company or any member of the Group, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person;

(b)
Qorvo and Qorvo’s appointed observer of the Company’s Board of Directors will have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its Affiliates or to refrain from any actions specified in clause 24.2(a)(i) of this Deed, and the Company, on its own behalf and on behalf of its Affiliates, each hereby renounces and waives any right to require Qorvo to act in a manner inconsistent with the provisions of this clause 24.2(b).

(c)
Qorvo will not be liable to the Company or any of its Affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this clause 24.2 or of any such person’s participation therein.

25.	CONFLICT WITH ARTICLES; INVESTMENT AGREEMENT

25.1
To the extent permitted by law, in the event of any ambiguity or discrepancy between the provisions of this Deed and the Articles of Association, the provisions of this Deed shall prevail as between Qorvo, the Major Investors, the Executive Optionholders and the Committed

Shareholders for so long as this Deed remains in force. Each of the Major Investors, the Executive Optionholders and the Committed Shareholders shall exercise all voting and other rights and powers available to it so as to give effect to the provisions of this Deed and, if necessary, to procure (as far as it is able to do so) any required amendment to the Articles of Association.

25.2
In the event of any ambiguity or discrepancy between the provisions of this Deed and the provisions of the Amended & Restated Investment Agreement, the provisions of this Deed shall prevail as between the Major Investors, the Committed Shareholders, the Company, the Executive Optionholders and Qorvo for so long as this Deed remains in force. Each of the Major Investors, the Executive Optionholders and the Committed Shareholders shall agree to waive or vary any rights or obligations under the Amended & Restated Investment Agreement so as to give full effect to the provisions of this Deed.

25.3
On Completion of the Acquisition, each of the Major Investors, the Executive Optionholders and the Committed Shareholders and the Company agrees that the Amended & Restated Investment Agreement shall terminate and have no further force or effect.

26.	PRE-EMPTION RIGHTS
Each of the Major Investors, the Executive Optionholders and the Committed Shareholders hereby waives, undertakes to waive and to procure the waiver of, any pre-emption rights if required to give the maximum possible effect to the provisions of this Deed.

27.	TERMINATION OF THIS DEED

27.1	This Deed shall terminate immediately (except for those provisions expressly stated to continue without limit in time and without prejudice to any rights or liabilities arising under this Deed) if:

(a)	any right of termination arises for Qorvo under any other provision of this Deed and Qorvo elects to terminate this Deed;

(b)	Qorvo and the Company mutually agree to terminate this Deed;

(c)
Qorvo has not delivered an Option Notice prior to the end of the Option Period or the written notice required by clause 4.1(f) by 12:01 a.m. on the date which is [*****] Business Days after the conclusion of the Diligence Period;

(d)	Following a request by the Company for Additional Funding pursuant to clause 4.2, Qorvo fails to wire the additional funds to the Company prior to [*****] in accordance with the terms of clause 4.2;

(e)
any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall have used their reasonable endeavours to resist, resolve or lift, as applicable, permanently enjoining, permanently restraining or otherwise permanently prohibiting the transactions contemplated by this Deed, and such order, decree, ruling or other action shall have become final and nonappealable; or

(f)
Qorvo elects by notice in writing to terminate this Deed following a failure of any other party to comply with any of its material covenants or agreements contained in this Deed required to be complied with prior to the date of such termination, which failure to comply has not been cured within [*****] Business Days following receipt by such other party of written notice of such failure to comply.

27.2
In addition to any other rights of termination may have under this Deed, Qorvo may terminate this Deed (except for those provisions expressly stated to continue without limit in time and without prejudice to any rights or liabilities arising under this Deed) if any one or more material inaccuracies or misrepresentations in, or breaches in any material respect of, the warranties made by the Company in this Deed has not been cured within [*****] Business Days following receipt by the Company of written notice from Qorvo of the breach.

27.3
In the event of termination of this Deed, the rights and liabilities accruing to any party prior to termination of this Deed continue and are unaffected, and any provision of this Deed which is expressed to continue following termination shall continue in full force and effect and the parties shall remain bound by such provision.

28.	ASSIGNMENT
Other than as expressly provided elsewhere in this Deed, no party may assign, transfer or novate this Deed or any rights under this Deed to any other person without the consent of the other parties. Qorvo shall have the right to assign this Deed to any Affiliate of Qorvo. This Deed will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

29.	GENERAL WARRANTIES

29.1	Each party to this Deed (other than the Company and the Securityholder Agent) warrants and represents to the other parties that:

(a)	either:

(i)	it is a company incorporated or partnership formed and validly existing under the laws of its respective jurisdiction of incorporation or formation;

(ii)	in respect of each individual, he or she is a natural person who is ordinarily resident in the jurisdiction indicated in Schedule 2 (as the case may be);

(b)	it has the necessary power and authority to enter into and perform this Deed;

(c)	the execution, delivery and performance by it of this Deed will not result in a material breach of:

(i)	(if applicable) any provision of the Articles of Association or equivalent constitutional documents of it; or

(ii)	to its knowledge, any order, judgment or decree of any court or regulatory authority by which it is bound;

(d)
assuming due execution and delivery by each of the other parties to this Deed, this Deed constitutes, the legal, valid and binding obligations of such party, enforceable against such party in accordance with its terms;

(e)
to its knowledge, it is not, or will not be, required to give any notice to or make any filing with or obtain any permit, consent, waiver or other authorisation from any regulatory authority in connection with the execution, delivery and performance of this Deed;

(f)
there is no claim, action, proceeding, arbitration, investigation, or hearing pending or, so far as it is aware, threatened, by or before any court or regulatory authority or private arbitration tribunal against it which would prevent the entry into and performance of this Deed; and

(g)
no order has been made, petition presented or resolution passed for its winding up, and no administrator or any receiver or manager has been appointed by any person in respect of it or all or any of its assets, and, so far as it is aware, no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed, and it has not become subject to any analogous proceedings, appointments or arrangements under the laws of any applicable jurisdiction.

30.	FURTHER ASSURANCES; SECURITY POWER OF ATTORNEY

30.1
Each party shall, from time to time during the term of this Deed, use reasonable endeavours to, and at its own cost do, execute and deliver or procure to be done, executed and delivered all such further acts, documents and things required by, and in a form reasonably satisfactory to, the requesting party to give full effect to this Deed and its rights, powers and remedies under this Deed.

30.2	Security power of attorney

(a)
Pursuant to the Powers of Attorney Act 1971 (UK), each of the Major Investors, Committed Shareholders and Executive Optionholders hereby irrevocably and unconditionally, to the fullest extent permissible under applicable law and by way of security for the performance of its obligations under this Deed, appoints any Qorvo Officer as its attorney to execute and do in its name or otherwise and on its behalf all documents, acts and things which the attorney shall in its absolute discretion consider necessary or desirable in order to implement the obligations of that Major Investor, Committed Shareholder or Executive Optionholder under this Deed with respect to:

(i)	the execution and delivery of a Form of Acceptance in respect of the Offer immediately upon receipt of the Offer Document and in any case as soon as practicable during the Offer Period;

(ii)	the transfer of all the Shares held by such Major Investor, Committed Shareholder or Executive Optionholder (as the case may be); and

(iii)	the issuance of a Drag-Along Notice by the Major Investors sufficient to enable Qorvo to complete the Drag-Along Acquisition.

(b)
Each Major Investor, Committed Shareholder and Executive Optionholder undertakes to ratify whatever any Qorvo Officer as its attorney shall lawfully do or cause to be done in accordance with its power of attorney and to indemnify and keep such attorney indemnified from all claims, costs, expenses, damages and losses which the attorney may suffer as a result of the lawful exercise by him of the powers conferred on him under this power of attorney.

(c)
This power of attorney shall remain in force in relation to each Major Investor, Committed Shareholder and Executive Optionholder until this Deed is terminated in respect of the rights and obligations of that Major Investor, Committed Shareholder or Executive Optionholder (as the case may be) in accordance with the terms of this Deed. This power of attorney is coupled with an interest.

30.3
Pursuant to the security power of attorney given by each Major Investor, Committed Shareholder and Executive Optionholder under this clause 30, if any Major Investor, Committed Shareholder or Executive Optionholder defaults on its obligation to execute and deliver a Form of Acceptance to Qorvo and the Company pursuant to this Deed, the attorney shall execute and deliver on behalf of the Major Investor, Committed Shareholder or Executive Optionholder a Form of Acceptance not less than [*****] days prior to the conclusion of the Offer Period and the attorney shall, on behalf of each Major Investor, Committed Shareholder or Executive Optionholder, do all such acts and/or execute all such documents in a form satisfactory to Qorvo as Qorvo may reasonably require to give effect to the acceptance of the Offer by each Major Investor, Committed Shareholder and Executive Optionholder in accordance with the obligations of each Major Investor, Committed Shareholder and Executive Optionholder under this Deed.

30.4
Pursuant to the security power of attorney given by each Major Investor under this clause 30, if any Major Investor defaults on its obligation to issue a Drag-Along Notice sufficient to enable Qorvo to complete the Drag-Along Acquisition, the attorney shall execute and deliver on behalf of such Major Investor such Drag-Along Notice and shall, on behalf of such Major Investor, do all such acts and/or execute all such documents in a form satisfactory to Qorvo as Qorvo may reasonably require to enable Qorvo to complete the Drag-Along Acquisition pursuant to the terms of this Deed.

30.5	On completion of any transfer of Shares under the security power of attorney given by each Major Investor, Committed Shareholder and Executive Optionholder under this clause 30:

(a)
the attorney shall deliver on behalf of the Major Investor, Committed Shareholder or Executive Optionholder to Qorvo a duly executed transfer in favour of Qorvo together with the certificate representing the relevant Shares (to the extent that such certificate is not held by the Company) and a power of attorney in a form and in favour of a person nominated by Qorvo, so as to enable Qorvo, pending registration, to exercise all rights of ownership in relation to the Shares transferred to it including, without limitation, the voting rights;

(b)	Qorvo shall pay the consideration due in respect of the relevant Shares to the Payments Administrator (in accordance with this clause 30.5) by wire transfer on Completion; and

(c)
the attorney shall, on behalf of each Major Investor, Committed Shareholder or Executive Optionholder, do all such acts and/or execute all such other documents in a form satisfactory to Qorvo as Qorvo may reasonably require to give effect to the transfer of Shares to it.

30.6	If a transfer of Shares is executed on behalf of any Major Investor, Committed Shareholder or Executive Optionholder under this clause 30:

(a)
the Company may receive the purchase money in trust for that Major Investor, Committed Shareholder or Executive Optionholder and the receipt of the Company for the purchase of money shall be a good discharge for Qorvo, who shall not be bound to see to the application of the purchase money;

(b)	the Company shall, subject to the instrument of transfer being duly stamped, cause Qorvo to be registered as the holder of the relevant Shares; and

(c)
once registration has taken place in purported exercise of the power contained in this clause 30, the validity of the proceedings shall not be questioned by any person and the Major Investor, Committed Shareholder or Executive Optionholder shall not have any right, and shall renounce any right arising, to claim damages or other compensation or right of action against the Company or any other person in respect of the transfer of the Shares.

31.	LIMITATION OF RELATIONSHIP

31.1	Nothing in this Deed:

(a)
is intended to or shall operate to create a partnership of any of the parties or, except as explicitly provided in this Deed, to authorise any party to obligate or bind any other party in any manner whatsoever;

(b)	will be construed as making one party an agent (except as explicitly provided in this Deed), partner, principal or employer of another party; or

(c)	is intended to or shall operate to create any term of employment.

31.2
Except as explicitly provided in this Deed (and except for the Securityholder Agent’s appointment to act on behalf of the Selling Shareholders after Completion), no party will have any authority to bind any other and will not pledge the credit of the other party nor represent itself as being the other party's, partner, employee, agent or Representative and will not hold itself out to any third party as such nor as having any power or authority to incur any obligation of any nature, express or implied, on behalf of the other party.

32.	SET-OFF AND WITHHOLDINGS

32.1
No party will be entitled to assert any credit, set-off or counterclaim against any other party in order to justify withholding payment of any amount owed in connection with this Deed in whole or in part.

32.2	Any amount payable by any party to another party shall be made in full and free from any deduction or withholding whatsoever, except as required by law.

33.	NOTICES

33.1	Except where expressly stated otherwise, a notice under this Deed shall only be effective if it is in writing. Facsimiles and email are permitted.

33.2	Notices under this Deed shall be sent to a party at its address or number and for the attention of the individual set out below:

Party and Title of Individual	Address	Facsimile No.	Email Address
Qorvo
7628 Thorndike Road
Greensboro, NC 27409-9421
Attn: Todd Gillenwater
With a copy (which shall not constitute notice) to:
Qorvo, Inc.
7628 Thorndike Road
Greensboro, NC 27409-9421
Attn:  Jeff Howland
Fax:  [*****]
EMail:  [*****]
		[*****]	[*****]
Company	2960 North 1st Street, San Jose, California 95134, Attn: CEO		[*****]
Tallwood Investors	3000 Sand Hill Road, Bldg 3, Suite 240, Menlo Park, CA 94025, Attn: Luis Arzubi		[*****]
Wellington	11-15 Seaton Place, St. Helier, Jersey JE4 0QH, British Channel Islands	[*****]	[*****]
Shareholder Representative Services LLC (as the Securityholder Agent)	1614 15th Street, Suite 200, Denver, Colorado, 80202, Attention: Managing Director	[*****]	[*****]
Each Committed Shareholder, Executive Optionholder, Restricted Shareholder and Warrantor	As provided on the signature pages hereto.
Provided that a party may change its notice details on giving notice to the other parties of the change in accordance with this clause. That notice shall only be effective on the date falling five (5) Business Days after the notification has been received or such later date as may be specified in the notice.

33.3	Any notice given under this Deed shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(a)	if delivered personally, on delivery;

(b)	if sent by first-class post, two (2) Business Days after the date of posting;

(c)	if sent utilising a next-day service by a recognised next-day courier on the (1st) Business Day following the date of posting;

(d)	if sent by airmail, six (6) Business Days after the date of posting;

(e)	if sent by facsimile, at the expiration of forty-eight (48) hours after the time it was sent; and

(f)	if sent by email, at the time at which it was sent.

33.4	Any notice given under this Deed outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

33.5	No notice given under this Deed may be withdrawn or revoked except by notice given in accordance with this clause 33.

34.	REMEDIES AND WAIVERS

34.1	No delay or omission by any party to this Deed in exercising any right, power or remedy provided by law or under this Deed shall:

(a)	affect that right, power or remedy; or

(b)	operate as a waiver of it.

34.2
The single or partial exercise of any right, power or remedy provided by law or under this Deed shall not, unless otherwise expressly stated, preclude any other or further exercise of it or the exercise of any other right, power or remedy.

34.3	The rights, powers and remedies provided in this Deed are cumulative and not exclusive of any rights, powers and remedies provided by law, unless the contrary is expressly stated in this Deed.

34.4
The parties agree that irreparable damage would occur in the event that any of the provisions of this Deed were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to seek, and the other parties shall not object to such party seeking, specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Deed and to enforce specifically the terms and provisions of this Deed, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defence in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

35.	INVALIDITY AND SEVERANCE

35.1	If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Deed; or

(b)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Deed.

35.2
If any invalid, unenforceable or illegal provision would be valid, enforceable and legal if some part of it were deleted, the provision shall apply with whatever deletion is necessary to give effect to the commercial intention of the parties.

36.	LANGUAGE

36.1	Each notice, demand, request, statement, instrument, certificate or other communication under or in connection with this Deed shall be:

(a)	in English; or

(b)	if not in English, accompanied by an English translation made by a translator, and certified by an officer of the party giving the notice to be accurate.

36.2	The receiving party shall be entitled to assume the accuracy of and rely upon any English translation of any document provided pursuant to clause 36.1(b).

37.	ENTIRE AGREEMENT

37.1
This Deed (and other documents referred to in this Deed) constitutes the whole and only agreement between the parties relating to the subject matter of this Deed (except for the Securityholder Agent’s engagement letter among the Securityholder Agent, the Company and the Selling Shareholders).

37.2	Each party acknowledges that in entering into this Deed it is not relying on any pre-contractual statement which is not set out in this Deed.

37.3
Except in the case of fraud, no party shall have any right of action against any other party to this Deed arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in this Deed.

37.4	For the purposes of this clause 37, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Deed made or given by any person at any time prior to the date of this Deed.

38.	AMENDMENT AND VARIATION

38.1
This Deed may be amended or waived in any manner whatsoever by agreement in writing between (x) prior to Completion, the Company and Qorvo and (y) after Completion, the Securityholder Agent and Qorvo, provided that any amendment prior to Completion which may adversely affect:

(a)	the rights or benefits or obligations of a Major Investor, Committed Shareholder or Executive Optionholder pursuant to this Deed or the Articles of Association; or

(b)	the enjoyment of any such rights or benefits by a Major Investor, Committed Shareholder or Executive Optionholder,
must be approved by a majority (by number) of the adversely affected Major Investors, Committed Shareholders or Executive Optionholders (as the case may be).

39.	CONFIDENTIALITY

39.1
Each party shall treat as confidential all information which is disclosed by or obtained through any other party pursuant to, or in connection with, this Deed or the performance of this Deed (whether orally or in writing and whether or not such information is expressly stated to be confidential), or which otherwise comes or has come into the possession of that party, which relates to:

(a)	the provisions of this Deed;

(b)	the negotiations relating to this Deed;

(c)	the subject matter of this Deed;

(d)	the Offer;

(e)	the Option;

(f)	the Offer Document;

(g)	the Acquisition; or

(h)	any other party (but only with respect to information about such other party relating to this Deed),

other than information which is in the public domain (otherwise than as a result of any breach by any party of its obligations under this Deed) (such information, the “Confidential Information”). Confidential Information shall include any information about the Company or any member of the Group that a party may possess or come into possession of in such party’s role as a shareholder, optionholder, director or employee of the Company or any member of the Group. Notwithstanding anything in this Deed (including clause 39.2) to the contrary, following Completion, the Securityholder Agent shall be permitted to disclose information to the Selling Shareholders who have a need to know such information, provided that such persons either (A) agree to observe the terms of this clause 39 or (B) are bound by obligations of confidentiality to the Securityholder Agent of at least as high a standard as those imposed on the Securityholder Agent under this clause 39.

39.2	Each party shall:

(a)
not disclose any such Confidential Information to any person other than any of its directors or employees (or employees of Affiliates who are involved in the monitoring of the investment of such party in the Company) who needs to know such Confidential Information in order to discharge his duties;

(b)	undertake to the Company and to Qorvo not to use any Confidential Information in any manner in conflict with the Company or in competition with the Business of the Company; and

(c)	procure that any person to whom any such Confidential Information is disclosed by it complies with the restrictions contained in this clause 39 as if such person were a party to this Deed.

39.3	Notwithstanding the other provisions of this clause 39, any party may disclose any such Confidential Information:

(a)	to the extent required by law or for the purpose of any judicial proceedings;

(b)	to the extent required by existing contractual obligations;

(c)	to its professional advisers, auditors and bankers provided they have a duty to keep such Confidential Information confidential;

(d)	to the extent the Confidential Information has come into the public domain through no fault of that party;

(e)	to the extent the party to which such Confidential Information relates has given prior written consent to the disclosure; and

(f)	to the extent required for the implementation and enforcement of the rights and obligations of the parties under this Deed and any documents referred to therein;

provided, that if a party is required to disclose Confidential Information by law, rule or regulation, existing contractual obligations or for the purpose of any judicial proceedings, such party will, to the extent permitted by law or the requesting entity, notify the disclosing party as promptly as reasonably practicable so that the disclosing party may seek a protective order or other appropriate remedy and/or waive compliance with this Deed.

39.4	Each party shall be entitled to refer to the fact that they have entered into this Deed without being in breach of this clause 39.

39.5
The restrictions contained in this clause 39 shall continue to apply after the termination of this Deed without limit in time; provided, that, notwithstanding anything to the contrary in this Deed, following Completion, Qorvo shall not be restricted in any way with respect to Confidential Information of the Company.

40.	ANNOUNCEMENTS

40.1	No public announcement concerning this Deed shall be made by any party without the prior written approval of Qorvo and the Company, such approval not to be unreasonably withheld or delayed.

40.2	Notwithstanding clause 40.1, any party may, whenever practicable after consultation with the other parties, make an announcement concerning this Deed if required by:

(a)	applicable law; or

(b)	any securities exchange or regulatory or governmental body to which that party is subject, wherever situated, whether or not the requirement has the force of law.

41.	COSTS AND EXPENSES
Except as otherwise specified elsewhere in this Deed, each party will bear its own costs associated with the performance of this Deed.

42.	COUNTERPARTS

42.1
This Deed may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until Qorvo, the Company and each Major Investor has executed at least one counterpart.

42.2	Each counterpart shall constitute an original of this Deed, but all the counterparts shall together constitute but one and the same instrument.

43.	CHOICE OF GOVERNING LAW

This Deed is to be governed by and construed in accordance with the laws of England. Any matter, claim or dispute arising out of or in connection with this Deed, whether contractual or non-contractual, is to be governed by and determined in accordance with the laws of England.

44.	ARBITRATION

44.1
Any controversy or claim arising out of or relating to this Deed, or the breach thereof, (“Proceedings”) shall be settled by arbitration administered by the London Court of International Arbitration in accordance with its Arbitration Rules (which shall be deemed to be incorporated by reference to this clause), and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

44.2	Each party shall be entitled to appoint one arbitrator. The arbitrators appointed by the parties must then appoint a third arbitrator, who must serve as the presiding arbitrator.

44.3	The location of arbitration must be London, United Kingdom.

44.4	The arbitration proceedings must be conducted in English.

44.5
The decision of the arbitrators must be in writing and will be final and binding on the parties. A party shall only be permitted to appeal the decision of the arbitrators to the courts of England and Wales in the case of manifest error in the decision.

44.6	Each party must bear its own costs and charges and must pay one-half of the costs and expenses of such arbitration, subject always to the final award of the arbitrators as to costs.

44.7
Each of the parties hereby acknowledges and agrees that its failure to participate in arbitration proceedings in any respect, or to comply with any request, order or direction of the arbitrators, will not preclude the arbitrators proceeding with such arbitration and/or making a valid final award.

44.8
Each party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of Proceedings in accordance with this clause 44. Each party also agrees that a judgment against it in Proceedings shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

45.	AGENT FOR SERVICE

45.1
Each of the Major Investors, the Executive Optionholders and the Committed Shareholders hereby irrevocably appoints Capita Trust Company Limited (Service of Process) 4th Floor, 40 Dukes Place, London EC3A 7NH to be its agent for the receipt of Service Documents (“Capita”). It agrees that any claim form, application notice, order, judgment or any other document relating to any Proceedings (a “Service Document”) may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

45.2
If at any time Capita refuses or is unable to act as an agent under clause 45.1, each affected Major Investor, Executive Optionholder and Shareholder agrees to appoint as its replacement agent a law firm regulated by the Solicitors’ Regulation Authority of international standing having an address for service in England and Wales, such law firm to be selected by the Company Directors (in good faith) to act on behalf of each affected Major Investor, Executive Optionholder and Shareholder as an agent for service. The Company shall notify the other parties of the name and address of the replacement agent and shall pay any costs arising on the appointment. The provisions of this clause 45 applying to service on an agent apply equally to service on a replacement agent.

45.3
A copy of any Service Document served on an agent shall also be sent by post to each Major Investor, Executive Optionholder, Committed Shareholder and the Securityholder Agent. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

45.4
Qorvo hereby irrevocably appoints Ms. Clare Fowley, RF Micro Devices UK, Ltd., 1015 Arlington Business Park Theale, Berkshire, Reading RG7 4SA UK to be its agent for the receipt of Service Documents (“Agent”). It agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

45.5
If at any time Agent refuses or is unable to act as an agent under clause 45.4, Qorvo agrees to appoint as its replacement agent a law firm regulated by the Solicitors’ Regulation Authority of international standing having an address for service in England and Wales, such law firm to be selected to act on behalf of Qorvo as an agent for service. Qorvo shall notify the other parties of the name and address of the replacement agent and shall pay any costs arising on the appointment. The provisions of this clause 45 applying to service on an agent apply equally to service on a replacement agent.

45.6	A copy of any Service Document served on an agent shall also be sent by post to Qorvo. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

46.	SECURITYHOLDER AGENT

46.1
Each Selling Shareholder signatory hereto or otherwise bound by the terms hereof shall be deemed to have approved the designation of, and hereby designates, Shareholder Representative Services LLC as the Securityholder Agent under the terms set forth herein. For the avoidance of doubt and notwithstanding anything herein or elsewhere to the contrary, in no event shall the Securityholder Agent be required to have any responsibilities in connection with its engagement hereunder until after the Completion has occurred, other than with respect to its obligations under clause 39.

46.2	If the Securityholder Agent shall resign or be removed by the Selling Shareholders, the Selling Shareholders shall (by consent of those Persons entitled to at least a majority of the Aggregate

Value to be distributed to the Selling Shareholders), within ten (10) days after such resignation or removal, appoint a successor to the Securityholder Agent, which successor shall be reasonably acceptable to Qorvo and shall not be an employee of Qorvo or any Group Company at such time. Any such successor shall succeed the former Securityholder Agent as the Securityholder Agent hereunder.

46.3
The Securityholder Agent will incur no liability of any kind with respect to any action or omission by the Securityholder Agent in connection with its services pursuant to this Deed or the agreements ancillary hereto, except in the event of liability directly resulting from the Securityholder Agent’s gross negligence or wilful misconduct. The Selling Shareholders will severally, and not jointly (based upon each Selling Shareholder’s fully-diluted ownership interest in the Company relative to the aggregate fully-diluted ownership interests of all Selling Shareholders party to or bound by the terms of this Deed; provided, that in all cases the Securityholder Agent’s indemnity coverage from the Selling Shareholders bound hereby shall sum to 100%), indemnify, defend and hold harmless the Securityholder Agent from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Agent Losses”) arising out of or in connection with the Securityholder Agent’s execution and performance of this Deed and the agreements ancillary hereto, in each case as such Agent Loss is suffered or incurred; provided, that in the event that any such Agent Loss is finally adjudicated to have been directly caused by the gross negligence or wilful misconduct of the Securityholder Agent, the Securityholder Agent will reimburse the Selling Shareholders the amount of such indemnified Agent Loss to the extent attributable to such gross negligence or wilful misconduct. If not paid directly to the Securityholder Agent by the Selling Shareholders, any such Agent Losses may be recovered by the Securityholder Agent from (a) the Expense Fund Amount and (b) the amounts in the Escrow Account at such time as remaining amounts would otherwise be distributable to the Selling Shareholders; provided, that while this section allows the Securityholder Agent to be paid from the Expense Fund Amount and the funds in the Escrow Account, this does not relieve the Selling Shareholders from their obligation to promptly pay such Agent Losses as they are suffered or incurred, nor does it prevent the Securityholder Agent from seeking any remedies available to it at law or otherwise. In no event will the Securityholder Agent be required to advance its own funds on behalf of the Selling Shareholders or otherwise. The Selling Shareholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Securityholder Agent or the termination of this Deed. For the avoidance of doubt, no limitations on liability set forth in any other clause of this Deed are intended to apply to the Securityholder Agent’s indemnities hereunder.

46.4
The Expense Fund Amount will be used for the purposes of paying directly, or reimbursing the Securityholder Agent for, any third party expenses pursuant to this Deed and the agreements ancillary hereto. The Selling Shareholders will not receive any interest or earnings on the Expense Fund Amount and irrevocably transfer and assign to the Securityholder Agent any ownership right that they may otherwise have had in any such interest or earnings. The Securityholder Agent will not be liable for any loss of principal of the Expense Fund Amount other than as a result of its gross negligence or wilful misconduct. The Securityholder Agent will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Securityholder Agent’s responsibilities, the Securityholder Agent shall disburse the balance of the Expense Fund Amount to the Payments Administrator for further distribution to the Selling Shareholders. For tax purposes, the Expense Fund Amount shall be treated as having been received and voluntarily set aside by the Selling Shareholders at the time of Completion. The parties agree that the Securityholder Agent is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund Amount.

46.5
Notwithstanding that the Company has been represented by the Sellers’ Solicitors in the preparation, negotiation and execution of this Deed, the Company agrees that after Completion Sellers’ Solicitors may represent the Securityholder Agent, the Selling Shareholders and/or their affiliates in matters related hereto, including without limitation in respect of any indemnification claims pursuant hereto. The Company hereby acknowledges, on behalf of itself and its affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation.

47.	THIRD PARTY RIGHTS

47.1	A person who is not a party to this Deed shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed.

47.2	The rights of the parties to terminate, rescind or agree to any variation, waiver or settlement under this Deed is not subject to the consent of any person that is not a party to this Deed.
The Schedules to this Deed now following form part of this Deed.

SCHEDULE 1

DEFINITIONS AND INTERPRETATION
1.    Definitions
In this Deed and the Schedules:

“Accounting Period”	means the period between 1 April in each year and 31 March in the next year;
“Accounting Policies”	means the accounting policies set out in Schedule 14 (Accounting Policies);
“Accounts”
means the audited consolidated financial statements of the Company and its Subsidiaries, prepared in accordance with Applicable Law, comprising, in each case, the balance sheet, the profit and loss statement, the notes to the accounts, the directors’ and auditors’ reports and cashflow statement for each of the three (3) consecutive accounting reference periods the last of which ended on the Accounts Date, copies of which are attached to the Disclosure Letter;

“Accounts Date”	means the date of the most recent Accounts (for purposes of the execution of this Deed, 31 March 2014);
“Acquisition”	has the meaning given in clause 4.1 and means the acquisition by Qorvo of all of the Shares and the Contingent Securities pursuant to this Deed;
“Action”	means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Entity, or any other arbitration, mediation or similar proceeding;
“Actual Net Debt Amount”	means the amount calculated in accordance with Part (B)(1) of Schedule 14 (Accounting Policies) and in an amount as finally agreed to on the Actual Net Debt Statement;
“Actual Net Debt Statement”	means a statement setting out the Actual Net Debt Amount as at the Effective Time, as agreed or determined in accordance with Part (B)(2) of Schedule 14 (Accounting Policies);
“Actual Working Capital Amount”	means the amount calculated in accordance with Part (C) of Schedule 14 (Accounting Policies) and in an amount as finally agreed to on the Actual Working Capital Statement;
“Actual Working Capital Statement”	means a statement setting out the Actual Working Capital Amount as at the Effective Time, as agreed or determined in accordance with Schedule 11 (Effective Time Statements);
“Additional Funding”	has the meaning given in clause 4.2;
“Additional Funding Notice”	has the meaning given in clause 4.2;

“Affiliate”	means, in relation to any person, any entity over which that person has Control, any Controller of that person or any other entity which is controlled by the same person as Controls the first entity;
“Affiliated Person”	has the meaning given in paragraph 20.1 of Schedule 8;
“Aggregate Consideration”	has the meaning given in clause 7.7;
“Aggregate Exercise Price”
means (a) the aggregate of: (i) the exercise price for each vested Contingent Security which is purchased by Qorvo pursuant to clause 8.2(a) or 8.5(a), multiplied by (ii) the number of Shares issuable upon exercise of such Contingent Security, plus (b) the lower of (i) the aggregate of (A) the exercise price for each unvested Contingent Security which is purchased by Qorvo pursuant to clause 8.2(a) or clause 8.5(a), multiplied by (B) the number of Shares issuable upon exercise of such Contingent Security and (ii) $[*****].

“Aggregate Value”	has the meaning given in clause 7.2;
“Amended & Restated Investment Agreement”
means the amended and restated investment agreement entered into on the date of this Deed as a condition precedent to the Subscription Agreement, between, inter alia, the Major Investors, Qorvo and the Company;

“Annualised Legacy Product Revenue”	has the meaning given in clause 7.2(e);
“Applicable Laws”
means any of the following, to the extent that it applies to this Deed, the Offer or the Acquisition in any relevant jurisdiction in which any Selling Shareholder resides or within which any Group Company is incorporated or operates: (a) any statute, regulation, by-law, legislation, ordinance or subordinate legislation in force from time to time; (b) the common law and the law of equity; (c) any applicable civil or criminal code; (d) any binding court order, judgment or decree; (e) any applicable industry code, policy or standard enforceable by law; and (f) any applicable direction, policy, requirement, rule or order that is given by a regulatory authority which is enforceable by law;

“Articles of Association”
means the articles of association of the Company in the form set out in Schedule 12 or, if the articles of association of the Company are amended or replaced, the articles of association so amended or replaced;

“Associate”
means in relation to each party who is an individual: (a) the spouse, civil partner, widow or child or grandchild or remoter issue (including any step or adopted child) of the party; or (b) the trustees of any trust (whether arising under settlement, declaration, trust will or on intestacy) established by or on behalf of the party under which the party and/or any person identified in the foregoing clause (a) are the only persons capable of being a beneficiary or beneficiaries thereof;

“Balancing Amount”
means an amount equal to the aggregate of:
(a) the Working Capital Shortfall (expressed as a negative number) or the Working Capital Excess; and
(b) the Net Debt Shortfall or the Net Debt Excess (expressed as a negative number);

“Board of Directors”	means the board of directors of the Company consisting of all the Directors so appointed from time to time or any duly appointed committee thereof;
“Books and Records”
means all books of account, financial and accounting records, correspondence, documents, files, memoranda and other papers (in electronic, paper or other form) relating to the Company and the Subsidiaries and all computer disks or tapes or other machine legible programs relating to the Company and the Subsidiaries;

“Business”	means the research, development, design, manufacture, marketing and sale of [*****];
“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are open for business in both London and California;
“California Subsidiary”	means Cavendish Kinetics Inc., a California corporation incorporated as a wholly-owned subsidiary of the Company;
“Cash”	means: (a) all cash or cash equivalents held by or for any Group Company; and (b) all balances of any Group Company with any bank or other financial institution, but excluding any Trapped Cash;
“Change of Control”, “Control”, “Controller” and “Controlled”	each has the meaning given in paragraph 2 of this Schedule 1;
“Claim Amount”	has the meaning given in clause 13.7(a);
“Claim Notice”	has the meaning given in clause 13.7(a);
“Code”	means the Internal Revenue Code of 1986 of the United States, as amended;
“Comerica Bank”	means Comerica Bank, a Texas banking association;
“Comerica Warrant Instruments”
means: (a) the Warrant to Purchase Stock issued on [*****] in relation to [*****] Series B‑1 Preferred Shares; and (b) the Warrant to Purchase Stock issued on [*****] in relation to [*****] Series E Preferred Shares;

“Comerica Warrants”	means the warrants constituted by the Comerica Warrant Instruments;

“Committed Shareholder”
means each of the persons listed in Part A of Schedule 2 (Schedule of Shareholders), and (a) any Other Shareholder or (b) any Contingent Shareholder who exercises any Contingent Security following the date of this Deed and who receives Ordinary Shares or Preferred Shares on exercise of such Contingent Security, in each case in (a) and (b) above where such person executes a Deed of Adherence to accede to this Deed as a Committed Shareholder, shall also be considered to be a Committed Shareholder for all purposes under this Deed on and from the date of such Deed of Adherence, and Part A of Schedule 2 (Schedule of Shareholders) shall be updated as necessary to add any such additional Committed Shareholders;

“Companies Act”	means the Companies Act 2006 (UK) and any regulations or subordinate legislation enacted thereunder;
“Completion”	means the completion of the sale and purchase of all the Shares and Contingent Securities pursuant to this Deed;
“Completion Date”	has the meaning given in clause 9.5;
“Condition”	has the meaning given in clause 2.1;
“Confidential Information”	has the meaning given in clause 39.1;
“Contingent Securities”
means any and all outstanding warrants, options or other Convertible Securities or other instruments convertible into Shares which may be issued by the Company from time to time, and includes all such Contingent Securities held at any time by the Contingent Shareholders as identified in Schedule 3 (including the Dutch Options, the Ltd Options and the Comerica Warrants);

“Contingent Shareholder”	means each of the persons listed in Schedule 3 and any other person who holds Contingent Securities from time to time;
“Convertible Securities”
means any bonds, debentures, notes or other evidences of indebtedness, and any warrants, shares or any other securities (other than Preferred Shares) convertible into, exercisable for, or exchangeable for Ordinary Shares;

“Corporate Activity”	has the meaning given in clause 15.1;
“[*****]”	means [*****], a corporation incorporated in [*****] with its principal place of business at [*****];
“[*****] Confidentiality Agreement”	means that certain confidentiality and non-disclosure agreement anticipated to be entered into by and among Qorvo, the Company and [*****], in a form mutually agreed by such parties;
“D&O Indemnified Party”	has the meaning given in clause 21.4;
“D&O Tail Policy”	has the meaning given in clause 21.6;

“Data Room”
means the data room created and maintained by the Company for the purposes of facilitating the due diligence of the Company in connection with the Series F Financing and this Deed, as such data room may be updated in accordance with clause 6.2;

“Deed of Adherence”	means a deed in substantially the form set out in Schedule 10;
“Default Consideration”	has the meaning given in clause 7.9(c);
“Defaulting Drag-Along Shareholder”	has the meaning given in clause 11.4;
“Defaulting Shareholders”	has the meaning given in clause 7.9(c);
“Designated Individuals”	has the meaning given in clause 21.3;
“Diligence Period”	has the meaning given in clause 4.1(e);
“Directors”	means the directors of the Company holding office and duly appointed in accordance with the Articles of Association from time to time;
“Disclosure Letter”	means the disclosure letter dated on the date of this Deed together with all attachments thereto addressed by the Warrantors to Qorvo which discloses exceptions to the Warranties;
“Disposal”
in relation to a Share or Contingent Security, includes, without limitation:
(a) sale, assignment or transfer;
(b) creating or permitting to subsist any Lien;
(c) creating any trust or conferring any interest;
(d) any agreement, arrangement or understanding in respect of votes or the right to receive dividends;
(e) the renunciation or assignment of any right to receive dividends; and
(f) any agreement to do any of the above, except an agreement to transfer Shares or Contingent Security which is conditional on compliance with the terms of this Deed;

“Drag-Along Acquisition”	has the meaning given in clause 11.6;
“Drag-Along Notice”	has the meaning given in the Articles of Association;
“Dutch Options”
means any options or other rights convertible into Ordinary Shares which are issued pursuant to either the Cavendish Kinetics BV 2003 Share Option Plan or the Cavendish Kinetics BV 2007 Share Option Plan;

“Dutch Subsidiary”
means Cavendish Kinetics BV, a wholly-owned subsidiary of the Company, incorporated as a private limited liability company in the Netherlands and having its registered office at Hugo de Grootlaan 35, 5223LB’s-Hertogenbosh, The Netherlands;

“Effective Time”	means 12:01 a.m. on the Completion Date;
“Effective Time Statements”	means the Actual Net Debt Statement and the Actual Working Capital Statement;
“Employee”	means an employee of any Group Company;
“Employee Share Scheme”
means the Cavendish Kinetics BV 2003 Share Option Plan, the Cavendish Kinetics BV 2007 Share Option Plan, the Cavendish Kinetics Limited 2007 Equity Incentive Plan and any other share ownership scheme or plan established by the Company or any Subsidiary with the consent of Qorvo for the benefit of Employees and/or former Employees;

“Employment”	means the employment and, if applicable, director relationship and consulting relationship of the relevant Restricted Shareholder with the Company or any member of the Group;
“Equity Consideration”	has the meaning given in clause 7.2(a);
“ERISA”	means the Employee Retirement Income Security Act of 1974 of the United States, as amended;
“Escrow Account”	has the meaning given in clause 7.5;
“Escrow Agent”	means MUFG Union Bank, N.A., a national banking association;
“Escrow Agreement”
means that certain Escrow Agreement to be entered into at or prior to Completion by and among Qorvo, the Company, the Securityholder Agent and the Escrow Agent in substantially the form attached hereto as Schedule 19;

“Estimated Aggregate Dutiable Consideration”
means Qorvo’s good faith estimate of the amount of the Aggregate Consideration which shall be paid in accordance with the terms of this Deed for the transfer to Qorvo of all the Shares held by the Selling Shareholders, which estimate shall be consistent with the principles of allocation of the Aggregate Value as set forth in this Deed (including clause 7.6); provided, for the sake of clarity, no amount of Aggregate Consideration attributable to Contingent Securities shall be included in Estimated Aggregate Dutiable Consideration;

“Estimated Consideration”	means the Equity Consideration less the Expense Fund Amount less the Estimated Net Debt Amount, less the Share of Stamp Duty;

“Estimated Net Debt Amount”
means an amount notified in writing by Qorvo to the Company on or after the conclusion of the Diligence Period, being a reasonable and good faith estimate of:
(a) the amount of External Debt as at the Effective Time; less
(b) the amount of Cash as at the Effective Time,
as set out in the Estimated Net Debt Statement. In determining the Estimated Net Debt Amount, Qorvo shall consult with the Company to determine a reasonable and good faith estimate;

“Estimated Net Debt Statement”
means a statement setting out the constituent elements of the Estimated Net Debt Amount (including the constituent elements of the estimated External Debt) in the agreed form signed on behalf of the Company and Qorvo on the Completion Date;

“Exclusivity Period”	has the meaning given in clause 15.3;
“Executive Optionholders”	has the meaning given in the list of parties to this Deed;
“Expense Fund Amount”	means an amount of $[*****].
“Expert”	has the meaning given in paragraph 9 of Part A of Schedule 11;
“Extended Option Period”	has the meaning given in clause 4.2;

“External Debt”
means:
(a) all borrowings and other indebtedness of any Group Company by way of any overdraft, acceptance, credit or similar facility including under the Finance Documents;
(b) all break fees, prepayment fees and other costs, expenses or penalties related to or arising as a result of the termination or prepayment of any facilities referred to in paragraph (a) above;
(c) the total redemption amount of all shareholder loans (including all break fees, prepayment fees and other costs, expenses or penalties related to or arising as a result of the termination or prepayment);
(d) all other arrangements the purpose of which is to borrow money;
(e) all performance bonds, guarantees, letters of credit, sureties, financial indemnities or other assurances against the financial loss of any person other than a Group Company (at the face value of such bond or other item);
(f) all recourse factoring or recourse discounting of receivables;
(g) all interest accrued on any or all of the borrowings detailed above;
(h) the mark to market effect (positive or negative) of all interest rate, foreign exchange and other derivative instruments, and any amounts payable on the termination of such arrangements if they are to be terminated on Completion;
(i) all finance lease obligations;
(j) all outstanding fees payable to the Sellers’ Solicitors, the Sellers’ Accountants and any other advisers engaged on behalf of the Selling Shareholders in connection with the transaction contemplated by this Deed;
(k) all bonuses payable by any Group Company to the extent they arise as a result of the sale of the shares in any Group Company (including any related National Insurance Contributions and any other social security contributions or Tax payable by any Group Company);
(l) the amount of the pre Effective Time Tax liabilities of all Group Companies to the extent not paid prior to Completion (computed as at the Effective Time as if the Effective Time was the end of an accounting period for the Group but disregarding (i) any provision or reserve for deferred Tax and (ii) the availability of any relief which is dependent on expenditure by the Group after the Effective Time);
(m) all National Insurance Contributions and any other social security contributions or Tax payable by a Group Company in respect of (i) the issue of shares or securities, (ii) the issue or exercise of share options or securities options or (iii) the redemption, purchase or repayment of any securities of any Group Company; and
(n) an amount equal to any Leakage that occurs or has occurred between the Effective Time and Completion;

“Family Trust”	has the meaning given in the Articles of Association;
“Final Disclosure Letter”	has the meaning given in clause 13.4;
“Finance Documents”	means that certain Loan and Security Agreement between the California Subsidiary and Comerica Bank (as lender), dated [*****];
“Form of Acceptance”	means the document to be delivered by all Selling Shareholders accepting the Offer, in substantially the form set out in Schedule 5;
“Form 980 Statutory Declaration”	means the statutory declaration required to be sent under Section 980 of the Companies Act in connection with the Squeeze-Out Acquisition;
“Form 980(1) Statutory Notice”	means the statutory notice required to be sent under Section 980(1) of the Companies Act in connection with the Squeeze-Out Acquisition;
“Fundamental Warranties”	has the meaning given in clause 13.6;
“Governmental Entity”
means federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or judicial body (including any grand jury);

“Group”	means the Company and each Subsidiary at the relevant time;
“Group Company”	means the Company or any Subsidiary and any other Subsidiary Undertaking of the Company from time to time;
“HSR Act”	means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;
“Indemnifiable Portion”
means that portion of a Loss, as finally determined in accordance with the terms of this Deed, that is subject to indemnification by the Warrantors, and which is calculated by multiplying the final Loss amount (as determined pursuant to the provisions of this Deed) by the sum of the Warrantors’ Pro Rata Shares. For the sake of clarity, if the final Loss amount as determined in accordance with the terms of this Deed is $[*****], and the sum of the Warrantors’ Pro Rata Shares is [*****]%, then the Indemnifiable Portion would be $[*****], and Qorvo and its affiliates would be entitled to recover $[*****] from the Warrantors in accordance with their pro rata share, as amongst each other;

“Indemnification Claim”	has the meaning given in clause 13.7(a);
“Indemnitees”	has the meaning given in clause 13.1;
“Indirect Tax”	means value added, turnover, sales, use, distribution or corresponding Tax;
“Initial Option Period”	has the meaning given in clause 4.1(a);

“Interim Accounts”
means the most recent consolidated financial statements of the Company and its Subsidiaries, prepared in accordance with Applicable Law, comprising, in each case, the balance sheet, the profit and loss statement, and cashflow statement for (i) the fiscal year ended March 31, 2015 and (ii) for the two-month period ended May 31, 2015, copies of which are attached to the Disclosure Letter;

“IRS”	means the Internal Revenue Service of the United States;
“Key Employee”	means each employee of the Group who is determined by Qorvo to be a Key Employee, as may be notified by Qorvo to the Company from and after the date on which Qorvo delivers the Option Notice;
“Leakage”
means:
(i) any dividend or distribution paid or made by any Group Company to the Selling Shareholder;
(ii) any payments (including management fees) made to, assets transferred to or liabilities assumed, indemnified or incurred for the benefit of any Selling Shareholder or any of their related persons or Affiliates (excluding the Group Companies) by any Group Company, other than: (i) pursuant to commercial agreements in the ordinary course of or in connection with that Group Company’s business; or (ii) in respect of their employment (if applicable);
(c) any payment made by any Group Company to any Selling Shareholder in respect of any share capital or other securities of any Group Company being redeemed, purchased or repaid, or any other return of capital; or
(d) the waiver by any Group Company of any amount owed to that Group Company by any Selling Shareholder or any of their related persons or Affiliates.

“Legacy Product Revenue”	has the meaning given in Schedule 15;
“Liens”	means mortgages, liens, encumbrances, charges, claims, pledges, security interests or impositions;
“Liquidation Event”	has the meaning given in the Articles of Association;
“Liquidation Preference”	has the meaning given in the Articles of Association;

“Losses”
means any and all losses, damages, liabilities, deficiencies, claims, diminution of value, interest, awards, judgments, penalties, costs and expenses (including actual attorneys’ fees, costs and other actual out-of-pocket expenses incurred in investigating, preparing, actioning or defending the foregoing); provided, however, that other than in connection with Third Party Claims, Losses shall not include indirect or consequential loss or damage, or loss of profit or special loss (save where such loss of profits or special loss is a direct loss);

“Ltd Options”	means any options or rights, other than Dutch Options, convertible into Ordinary Shares issued in accordance with the Cavendish Kinetics Limited 2007 Equity Incentive Plan;
“Major Investors”	has the meaning given in the list of parties to this Deed;

“Material Adverse Effect”
means any change or effect that is or would reasonably be expected (as far as can be foreseen at the time) to be materially adverse to the business, operations, properties, assets, liabilities, earnings or results of operations, or the condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, provided, however, that Material Adverse Effect shall not be deemed to include any of the foregoing arising out of or by virtue of:
(a) any change or effect in the Company’s industry or in the economy or financial markets generally to the extent such changes do not have a disproportionate effect on the Company and its Subsidiaries relative to other participants in the Company’s industry;
(b) natural disaster, commencement or material escalation of war, armed hostilities or other international or national crisis or security event directly or indirectly involving the United States after the date of this Deed, to the extent that such events do not have a disproportionate effect on the Company and its Subsidiaries relative to other participants in the Company’s industry;
(c) any change in Applicable Law or UK GAAP, to the extent that such events do not have a disproportionate effect on the Company and its Subsidiaries relative to other participants in the Company’s industry;
(d) any failure to meet internal forecasts or financial projections, in and of itself, though the facts and circumstances giving rise to or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect; and
(e) any change or effect as a direct result of the requirements of this Deed or the announcement or pendency of the transactions contemplated by this Deed;

“Material Agreement”	means any agreement between any person and any member of the Group with a contracted amount in excess of USD $[*****] (or its equivalent) paid or received annually;
“Material Group Asset”	means any asset(s) held by any member of the Group with a market value in excess of USD $[*****] (or its equivalent);
“National Insurance Contributions”	means any amounts of national insurance or social security contributions which any person is or may be or become bound to make to any person and which is or purports to be in the nature of taxation;

“Net Debt Excess”	means the amount (if any) by which the Actual Net Debt Amount exceeds the Estimated Net Debt Amount;
“Net Debt Shortfall”	means the amount (if any) by which the Actual Net Debt Amount is less than the Estimated Net Debt Amount;
“Offer”	has the meaning given in clause 4.1 and means the offer to be made by Qorvo to acquire the Shares and the Contingent Securities from the Selling Shareholder pursuant to this Deed;
“Offer Confirmation Notice”	has the meaning given in clause 4.1(f);
“Offer Document”
means the document to be delivered to all Selling Shareholders in connection with the Offer, in substantially the form set out in Schedule 4, with such revisions and additions as may be deemed appropriate or required under any applicable securities laws and regulations or any other Applicable Laws;

“Offer Period”	has the meaning given in clause 4.1(h);
“Option”	has the meaning given in clause 4.1;
“Option Notice”	has the meaning given in clause 4.1(c);
“Option Period”	has the meaning given in clause 4.1(a) and includes the Initial Option Period and any Extended Option Period;
“Ordinary Shares”	has the meaning given in the Articles of Association;
“Other Shareholder(s)”
means those persons listed in Part B of Schedule 2 and any other person who holds Shares in the Company from time to time, excluding the Major Investors, the Committed Shareholders and the Executive Optionholders; and Part B of Schedule 2 (Schedule of Shareholders) shall be updated as necessary to add any such additional Other Shareholders;

“Overpayment Amount”	has the meaning given in clause 7.3(c);
“Parent”	means Qorvo, Inc., a Delaware corporation;
“Parent Stock Completion Value”
means the volume weighted average of the daily closing prices per share of the common stock of Parent on NASDAQ (or other primary market or exchange on which such stock is then trading) for the five (5) consecutive trading days ending on and including the trading day immediately preceding the date of Completion, as reported (by Bloomberg Financial Markets) in composite transactions for NASDAQ (or such other market or exchange);

“Payments Administrator”	means Acquiom Clearinghouse LLC, a Delaware limited liability company, which will be engaged to process certain payments hereunder pursuant to the Payments Agreement in connection with the Completion;

“Payments Agreement”
means that certain Acquiom Payments Administration Agreement to be entered into at or prior to Completion by and among the Payments Administrator, Qorvo and the Securityholder Agent in substantially the form attached hereto as Schedule 20;

“Payment Statement”
means a statement setting out the total consideration payable under clause 7 and the Balancing Amount payable by Qorvo or the Selling Shareholders under clause 7.3, as agreed and determined in accordance with Schedule 11 (Effective Time Statements);

“Permitted Transferee”	has the meaning given in clause 19 as the context may require;
“Preferred Shares”	has the meaning given in the Articles of Association;
“Preproduction Release of the Specified Product”	has the meaning given in Schedule 16;
“Pro Rata Share”
means, with respect to any Warrantor, such Warrantor’s ownership interest in the Company as of immediately prior to the Completion, determined by dividing (a) the number of Shares owned by such Warrantor as of immediately prior to the Completion, plus the number of Shares issuable upon exercise of all Contingent Securities held by such Warrantor as of immediately prior to the Completion by (b) the sum of (i) the aggregate number of Shares issued immediately prior to the Completion on an as-converted to Ordinary Shares basis and (ii) the aggregate number of Shares issuable upon the exercise in full of all Contingent Securities issued immediately prior to the Completion;

“Proceedings”	has the meaning given in clause 44.1;
“Products”	means any products sold or distributed by the Company or any of its Subsidiaries;
“Qualifying Offer”	has the meaning given in the Articles of Association;
“Qorvo Competitor”
means, at any given time, any company or other person that is listed or described as a competitor of Qorvo or Parent in any annual report or quarterly report filed by Parent with the United States Securities and Exchange Commission within the 24 months immediately preceding such time, and any successor or acquiror of any such company or person; provided, however, that any company or other person that holds Shares or Contingent Securities as of the date of this Deed, shall not be considered a “Qorvo Competitor” for purposes of this Deed with respect only to sales or issuances of Shares or Contingent Securities based on preemptive or pro rata participation rights existing between such Person and the Company as of the date hereof and disclosed to Qorvo in the Disclosure Letter;

“Qorvo Officer”	means any person who holds office from time to time as an executive officer or corporate vice president director of Qorvo or Parent;
“Qorvo’s Accountants”	means KPMG LLP;
“Recipient”	has the meaning given in clause 13.11;

“Representatives”	means, with respect to any person, the officers, directors, principals, employees, agents, auditors, advisers, bankers and other representatives of such person;
“Required Consents”	has the meaning given in clause 5.5;
“Required Notices”	has the meaning given in clause 5.5;
“Restricted Period”	means a period of [*****] months following the Completion Date;
“Restricted Shareholders”
means each of the Executive Optionholders who is a party to this Deed as of the date of this Deed other than [*****]; provided, however, that if an Executive Optionholder (other than [*****]) is not an Employee, director or manager of or consultant to the Company or any of its Subsidiaries as of the date of delivery of the Option Notice, then such individual shall no longer be a Restricted Shareholder; and, provided, further, that with respect to [*****], the only provisions of clause 23 that shall apply to him are clause 23.1, clause 23.3(c) and clause 23.6.

“Revenue Payment”	has the meaning given in clause 7.2(e);
“Sellers’ Accountants”	means PricewaterhouseCoopers LLP;
“Sellers’ Disagreement Notice”	has the meaning given in paragraph 4(b) of Part A of Schedule 11;
“Sellers’ Solicitors”	means Pillsbury Winthrop Shaw Pittman LLP;
“Selling Shareholders”	means each of the Major Investors, the Committed Shareholders, the Other Shareholders and the Contingent Shareholders (including the Executive Optionholders);

“Series A Liquidation Preference,”
“Series A Preferred Shares,”
“Series B Liquidation Preference,”
“Series B Preferred Shares,”
“Series B‑1 Liquidation Preference,”
“Series B‑1 Preferred Shares,”
“Series C Liquidation Preference,”
“Series C Preferred Shares,”
“Series D Liquidation Preference,”
“Series D Preferred Shares,”
“Series E Liquidation Preference,”
“Series E Preferred Shares,”
“Series F Liquidation Preference” and
“Series F Preferred Shares”
have the meanings given in the Articles of Association;
“Series F Financing”	means the financing related to the issuance and sale of Series F Preferred Shares pursuant to the Subscription Agreement and the transactions contemplated thereby.
“Service Agreement”	means the service and employment agreements entered into between each of the Restricted Shareholders and the Company or another member of the Group;
“Service Document”	has the meaning given in clause 45;
“Shareholder(s)”
means each of Qorvo, the Major Investors, the Committed Shareholders and the Other Shareholders and, upon the issuance to any Contingent Shareholder of any Shares one exercise of any rights attaching to Contingent Securities, such Contingent Shareholder;

“Securityholder Agent”	means Shareholder Representative Services LLC, a Colorado limited liability company, acting solely in its capacity as the representative and agent of the Selling Shareholders;
“Share of Stamp Duty”	means the Stamp Duty Percentage of the Estimated Aggregate Dutiable Consideration;
“Shares”	means any shares issued or to be issued in the share capital of the Company, and includes the Ordinary Shares and the Preferred Shares;
“[*****]”	has the meaning given in [*****];
“Specified Product”	means [*****];
“Squeeze-Out Acquisition”	has the meaning given in clause 10.1;
“Stamp Duty Percentage”
means an amount equal to one-half of the percentage rate of stamp duty payable on instruments effecting the transfer of shares pursuant to the Finance Act 2003, or any successor legislation thereof, as in effect on the Completion Date.

“Subscription Agreement”	has the meaning given in the Recitals;
“Subsidiary”	means the Dutch Subsidiary, the California Subsidiary and each other subsidiary or Subsidiary Undertaking of the Company from time to time;
“Subsidiary Undertaking”	shall be construed in accordance with sections 1161 and 1162 of the Act;
“Tax” or “Taxation”
means, whether or not directly or primarily chargeable against or attributable to the Company and regardless of whether the Company or any Subsidiary has, or may have, any right of reimbursement against any other person:
(a) any form of tax, levy, impost, duty, contribution, customs and other import duties, liability and charge in the nature of taxation and all related withholdings or deductions of any kind (including, for the avoidance of doubt, any National Insurance Contributions and social security contribution liabilities and similar or corresponding obligations) wherever and whenever payable and shall further include any amount payable as a consequence of any claim, direction order or determination of any Taxation Authority; and
(b) all fines, penalties, charges, costs and interest included in or relating to any of the above or to any obligation in respect of any of the above;

“Tax Warranty”	means a warranty in paragraph 9 of Schedule 8 (Warranties);
“Taxation Authority”
means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax;

“Taxation Statute”
means any directive, statute, enactment, law or regulation wherever enacted or issued, coming into force or entered into providing for or imposing any Tax, or providing for the reporting, collection, assessment or administration of any Tax liability, and shall include orders, regulations, instruments, by-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision that amends, extends, consolidates or replaces the same or that has been amended, extended, consolidated or replaced by the same;

“Third Party”	has the meaning given in clause 15.1;
“Third Party Claim”	means any claim, suit or cause of action made or brought by any person who is not a party to this Deed or an Affiliate of a party to this Agreement or a Representative of the foregoing
“Third Party Negotiations”	has the meaning given in clause 15.1;
“Transaction Documents”	means this Deed, the Subscription Agreement, and the Amended & Restated Investment Agreement;
“Trapped Cash”
means cash or cash equivalents held by any Group Company which may not be lawfully used by that Group Company to service indebtedness (if any) incurred at Completion by that Group Company and may not lawfully be paid by way of dividend, distributed or lent by that Group Company to Qorvo;

“UK GAAP”
means all Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Task Force Abstracts issued by the Accounting Standards Board, and extant/mandatory for adoption as at Completion of the Acquisition;

“Unvested Ltd Options”	has the meaning given in clause 8.2(b);
“Unvested Dutch Options”	has the meaning given in clause 8.5(b);
“Warranties”	means each of the Warranties set out in Schedule 8;
“Warrantors”	means each person listed in Schedule 9;
“Working Capital Excess”	means the amount (if any) by which the Actual Working Capital Amount exceeds the Working Capital Target;
“Working Capital Shortfall”	means the amount (if any) by which the Actual Working Capital Amount is less than the Working Capital Target;
“Working Capital Target”
means an amount notified in writing by Company to Qorvo on or after the conclusion of the Diligence Period, but in any event no later than [*****] days prior to Completion, being a reasonable and good faith estimate of the working capital requirements of the Company as at Completion of the Acquisition. In determining the Working Capital Target, Qorvo shall consult with the Company to determine a reasonable and good faith estimate; and

“Working Hours”	means 9.00 a.m. to 6.00 p.m. on a Business Day.

2.    Meaning of Control

2.1
For the purposes of this Deed, “Control” means in relation to a person the direct or indirect power of another person (whether such other person is the direct or indirect parent company of the first mentioned person or otherwise) to secure that the first mentioned person’s affairs are conducted in accordance with the wishes of such other person:

(A)	by means of the holding of any shares (or any equivalent securities) or the possession of any voting power;

(B)	by virtue of any powers conferred on any person by the articles of incorporation or association or any other constitutional documents of any company or other entity of any kind; or

(C)	by virtue of any contractual arrangement,
and “Controlled” and “Controller” shall be construed accordingly.
2.2    A “Change of Control” shall occur if:

(A)	a person who Controls another person ceases to do so;

(B)	a different person acquires Control of such other person;

(C)	any person acquires Control of another person in circumstances where no person previously Controlled such other person; or

(D)	any person acquires all or substantially all of the assets of the Company or the Group in any one transaction or series of connected transactions.

2.3
For the purposes of this paragraph 2 (and in connection with the use in this Deed of the terms defined in this paragraph 2) all of the members of any consortium, partnership or joint venture which has any interest (direct or indirect) in any Shareholder shall be deemed to be one person.

2.4
For the purposes of this paragraph 2 (and in connection with the use in this Deed of the terms defined in this paragraph 2), Qorvo will not be deemed to Control the Company as a result of the Series F Financing, the entering into of this Deed or the other Transaction Documents.

SCHEDULE 2

SCHEDULE OF SHAREHOLDERS

[OMITTED]

SCHEDULE 3

SCHEDULE OF CONTINGENT SECURITIES

[OMITTED]

SCHEDULE 4

OFFER DOCUMENT

[OMITTED]

SCHEDULE 5

FORM OF ACCEPTANCE

[OMITTED]

SCHEDULE 6

CONDUCT OF BUSINESS

PART A:	ACTS AND MATTERS REQUIRING CONSENT OF QORVO PRIOR TO
EXERCISE OF THE OPTION
The acts and matters referred to in clause 5 are as follows:

1.	Any restructuring, refinancing, administration, scheme of arrangement or any other arrangement with the members and/or creditors of the Company.

2.	Any amendment to the articles of association or equivalent organisational documents of any member of the Group, including the Articles of Association.

3.
Any change to the rights attaching to any class of Shares or Contingent Securities in the Company or any member of the Group which are not set out in the Articles of Association or Employee Share Schemes (other than the amendments required pursuant to clause 8.2 and clause 8.5).

4.
Any application for the listing of Shares or other securities of the Company or any Subsidiary on any stock exchange or for permission for dealings in any Shares or other securities of the Company or any Subsidiary in any securities market.

5.
Issue or sell any Contingent Securities to any person that is not a Committed Shareholder or Executive Optionholder, or any person who becomes a Committed Shareholder or Executive Optionholder by signing a Deed of Adherence in connection with such issuance or sale.

6.	Any resolution to wind up the Company or any member of the Group.

7.
The filing of a petition for winding up by the Company or any member of the Group or the making of any arrangement with its or their creditors generally or any application for an administration order or for the appointment of a receiver or administrator.

8.
Any purchase or redemption of any share capital of the Company or any member of the Group, other than (a) from employees, officers, directors, consultants or other persons performing services for the Company or any Subsidiary pursuant to an agreement under which the Company has the right to repurchase such shares at cost (or the lesser of cost or the then fair market value) upon the occurrence of certain events, or pursuant to the exercise by the Company of any rights of first refusal with respect to such shares and (b) in accordance with the terms and conditions of this Deed.

9.	The sale, issuance or grant of any equity of the Company or any of its Subsidiaries, including any Contingent Securities, except as set forth in subclauses (a) through (c) below:

(a)	the Company may grant and issue Contingent Securities as provided in clause 8.16 of this Deed;

(b)
the Company may sell or issue any securities of the Company, including Convertible Securities pursuant to one or more bona fide capital raising transactions, provided, that any and all such transactions meet each of the following conditions:

(i)	the aggregate amount raised in such transactions does not exceed $20,000,000;

(ii)	no such transaction is consummated prior to the one-year anniversary of the date of this Deed;

(iii)
the pre-emptive rights of Qorvo to participate in such transaction shall not have been waived by the shareholders of the Company, and Qorvo shall have the right to acquire its pro rata portion of the securities sold in such transaction in accordance with the Articles, including Article 4.5 (unless such right has been waived by Qorvo);

(iv)
the antidilution adjustment provisions under the Articles with respect to any Shares held by Qorvo shall not have been waived by the shareholders of the Company, and any Shares held by Qorvo shall be entitled, as applicable, to the antidilution adjustments in the Articles, including Article 5.3(e), with respect to the sale or issuance of securities in such transaction (unless such right has been waived by Qorvo);

(v)	the rights, preferences and privileges of any securities issued shall not be senior to those of the Series F Preferred Shares;

(vi)	any sale, issuance or grant of securities is subject to the provisions of this Deed, including clause 3.2 of this Deed;

(vii)	no securities are sold, issued or granted to any Qorvo Competitor;

(viii)	no such transaction may be entered into or consummated after Qorvo has delivered an Option Notice to the Company; and

(ix)
all required consents and approvals of the Board of Directors and the shareholders of the Company, pursuant to the Articles of Association, Applicable Law or otherwise, are obtained prior to any such transaction; and.

(c)
the Company may issue any security issuable upon exercise or conversion of any Convertible Securities (i) outstanding as of the date of this Deed or (ii) issued or granted pursuant to subclause (a) or (b) above.

10.	The repayment of capital or assets to members of the Company or the members of any Subsidiary.

11.	The sale or acquisition of any Material Group Asset or the sale or acquisition of any material part of the Business.

12.	The grant of any option or right of pre-emption in respect of the acquisition of any Material Group Company or Material Group Asset.

13.	Any change to the tax residence of the Company or any member of the Group.

14.
Any subscription for or acquisition by any other means of any interest (whether on its own behalf or as nominee) in the share capital or instruments convertible into the share capital (or the equivalent) of any other body corporate or undertaking or the incorporation of any subsidiary by any member of the Group.

15.
Other than in the ordinary course of business, the entry by any member of the Group into any agreement or other arrangement for the sale, licensing, assignment or disposal of any rights in respect of patents, trademarks, copyrights, designs, technical information or other intellectual property.

16.	The declaration of any dividends or distributions, other than in accordance with this Deed.

17.	The authorisation, proposal or announcement of an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

18.	Without prejudice to the foregoing, any transaction or arrangement, or the entering into of any contract, agreement, commitment or arrangement which may result in any Leakage.
PART B: ACTS AND MATTERS REQUIRING CONSENT OF QORVO FOLLOWING EXERCISE OF THE OPTION
The acts and matters referred to in clause 5 are as follows:

1.	Each of the acts or matters listed in Part A of this Schedule 6.

2.	The creation, consolidation, sub-division, conversion, reduction or cancellation of any share capital of the Company or any Subsidiary.

3.	Any change in the corporate governance arrangements of the Company or any Subsidiary.

4.
Any capital raisings of new equity capital by any member of the Group (including by way of any issue, allotment, an option, a right to subscribe or acquire or conversion of any security into any share capital in the Company or any Subsidiary) other than pursuant to any Employee Share Scheme in existence as at the date of this Deed (and as amended pursuant to clause 8.2 and clause 8.5).

5.
The entry by any member of the Group into any commercial transaction or contract, or the amendment of the terms of any commercial transaction or contract, with any Major Investor or Committed Shareholder or any person who is an Associate of any Major Investor or Committed Shareholder.

6.	The raising of any indebtedness by the Group.

7.	The entry by any member of the Group into any Material Agreement.

8.	Any alteration to the Accounting Period of the Group or to the accounting policies of the Group unless such alteration is required by law or relevant accounting requirements.

9.	Any release, modification or abrogation of any liabilities, obligations or covenants owed to the Company by any of the parties to this Deed, whether or not subject to any terms and conditions.

10.
The initiation and subsequent conduct of any litigation by any member of the Group save for the collection of debts arising in the ordinary course of business or any interim injunction or other urgent applications in circumstances where it is not practicable to obtain prior consent.

11.	The entry into any contract by any member of the Group other than on arm’s-length terms.

12.	Other than in the normal course of business, any loan or advance or the giving of any guarantee or indemnity or the provision of any credit by any member of the Group.

13.
Any creation of, or the granting of any permission to create, any Lien, on any uncalled capital or on any asset by any member of the Group other than: (i) liens arising in the ordinary course of business; or (ii) any charge arising by the operation or purported operation of title retention clauses and in the ordinary course of business.

14.	Any entry into any new loan or loan facility.

15.	Any factoring of any of the debts of any member of the Group.

16.
The entry by any member of the Group into any hire purchase, rental or leasing agreement, the total cost of which agreement may exceed an amount of USD $100,000 (or its equivalent) over the life of the agreement.

17.	The employment, dismissal or change to the terms of employment of any director, officer or Key Employee of any member of the Group.

18.
Any increase in the total emoluments, pensions or other benefits or payments paid to or for the benefit of the past, present and future directors, officers or Key Employees of the any member of the Group, or their respective dependants.

SCHEDULE 7
ACTIONS ON COMPLETION
PART A: ACTIONS ON COMPLETION
At Completion, the Major Investors, the Executive Optionholders and the Committed Shareholders shall:

1.	deliver to Qorvo a Tax Covenant in the agreed form duly executed by the Warrantors;

2.	deliver to Qorvo a Deed of Release and Waiver in the form attached hereto as Schedule 17, executed by each of the Major Investors, Executive Optionholders and Committed Shareholders;
At Completion, the Company shall:

1.	deliver to Qorvo (or by prior agreement with Qorvo make available to Qorvo (or to any person whom Qorvo may nominate) at the registered office of the relevant member of the Group):

(A)
the statutory books (which shall be written up to but not including the Completion Date), the articles of association or other constitutional documents and common seal (if any) of each member of the Group and share certificates or other documents of title that are in the Company’s control in respect of all the issued share capital of each Subsidiary which is owned directly or indirectly by the Company (together with duly executed transfers in respect of any shares in any of the Subsidiaries not held by the Company, insofar as they are not held by or to the order of a member of the Group);

(B)	the Books and Records;

(C)	copies (signed by the auditors) of the letters from the auditors of the Company and of each Subsidiary referred to in paragraph 2 below; and

(D)	a DVD with the contents of the electronic Data Room.

2.
procure the present directors, officers and secretary of each member of the Group (other than any director or secretary whom Qorvo may wish should continue in office) to resign their offices as such and to relinquish any rights which they may have under any contract of employment with any member of the Group or under any statutory provision (including any right to damages or compensation for breach of contract, loss of office, redundancy or unfair dismissal or on any other account whatsoever) and to confirm that no agreement or arrangement is outstanding under which any member of the Group has or could have any obligation to any of them including in respect of remuneration or expenses, such resignations to be tendered at the board of directors meetings referred to in paragraph 4 below;

3.
procure the present auditors of the Company and each Subsidiary to resign their office as such to take effect as at the Completion Date, and to deposit at the registered office of the Company, or, as the case may be, the relevant Subsidiary, a letter notifying their resignation, acknowledging that they have no claim against the Company or, as the case may be, the relevant Subsidiary and containing a statement pursuant to the Companies Act that there are no circumstances connected with their ceasing to hold office which they consider should be brought to the attention of any members or creditors;

4.	procure board of directors meetings of the Company and each Subsidiary to be held at which:

(A)
in the case of the Company, it shall be resolved that each of the transfers relating to the Shares shall be approved for registration and (subject only to the transfer being duly stamped) each transferee registered as the holder of the Shares concerned in the register of members;

(B)	each of the persons nominated by Qorvo shall be appointed directors and/or secretary, as Qorvo shall direct, such appointments to take effect on the Completion Date;

(C)	the resignations of the directors and secretary referred to in paragraph 2 above shall be tendered and accepted so as to take effect at the close of the meeting;

(D)	all existing instructions to banks shall be revoked and new instructions shall be given to such banks in such form as Qorvo may direct;

(E)
the situation of the registered office shall be changed to such address as Qorvo may nominate and (subject to the provisions of the Companies Act) the accounting reference date shall be changed in accordance with any instructions given by Qorvo;

(F)	in the case of the Company, service or employment agreements in the agreed form shall be approved and entered into by each Key Employee; and

(G)	the execution by the Company (or any member of the Group) of each contract of employment with each Key Employee is approved and authorised.

5.
procure that minutes of each of the board of directors meetings referenced in paragraph 4, certified as correct by the secretary of the relevant company and the resignations and acknowledgements and service or employment agreements, referred to in this Schedule 7 are delivered to Qorvo’s Solicitors; and

6.
procure that each Key Employee shall execute and deliver to the Company and Qorvo a service or employment agreement between such Key Employee and Qorvo or the Company (or any member of the Group) on terms and conditions which are approved by Qorvo.

PART B: CONDITIONS TO COMPLETION
The Offer shall at all times prior to Completion of the Acquisition be conditional on the following conditions being satisfied during the Offer Period or (in the case of certain conditions) prior to Completion of the Acquisition, or waived by Qorvo:

1.
Qorvo not having given written notice to the Company that Qorvo does not wish to proceed with the purchase of the Shares and Contingent Securities pursuant to the Offer and this Deed. No such notice shall be given unless Qorvo becomes aware of any matter, fact or circumstance relating to the Company which Qorvo has determined in good faith, either alone or together with any other matter, fact or circumstance relating to the Company of which Qorvo is aware, has or is likely to have a Material Adverse Effect on the financial, legal or business condition of the Company or its businesses;

2.
(a) each of the Warranties which are qualified as to materiality being true, accurate and not misleading in all respects when made and as at Completion of the Acquisition by reference to the facts and circumstances then existing (except for such Warranties that speak specifically as of a particular date, which shall be true, accurate and not misleading as of such date) and (b) each of the Warranties which are not qualified as to materiality being true, accurate and not misleading in all material respects when made and as at Completion of the Acquisition by reference to the facts and circumstances then existing (except for such Warranties that speak specifically as of a particular date, which shall be true, accurate and not misleading in all material respects as of such date);

3.
the Offer having been open for not less than twenty (20) Business Days (or such longer period as may be required with respect to the Offer by the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or Applicable Law) beginning with the day after the day on which the Offer was first communicated to the Committed Shareholders, the Major Investors, the Other Shareholders and any other person who holds Shares on the date of the Offer.

4.	valid Forms of Acceptance being received (and not, where permitted, withdrawn) by the conclusion of the Offer Period in respect of:

a.
not less than [*****] of the entire issued Ordinary Shares and each class and series of Preferred Shares (as the case may be and in each case excluding those held by Qorvo), or such lesser percentage as Qorvo may decide, not being less than fifty per cent (50%) by nominal amount of the total Shares of the Company; or

b.	the Shares held by the Major Investors sufficient to trigger a Drag-Along Acquisition;

5.
no Governmental Entity enacting, issuing, promulgating, enforcing or entering any Applicable Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Deed;

6.	the waiting period (and any extension thereof) applicable to Completion under the HSR Act or similar foreign anti-trust Applicable Laws shall have expired or been terminated;

7.
each Key Employee shall have executed and delivered to the Company and Qorvo a service or employment agreement between such Key Employee and Qorvo or the Company (or any member of the Group) on terms and conditions which have been approved by Qorvo;

8.
the termination, effective immediately prior to Completion, by the Company or the applicable Subsidiary of the employment of each those Employees identified in writing by Qorvo at least 5 Business Days prior to the Completion; and

9.	the Company shall have given the Required Notices and obtained the Required Consents.

SCHEDULE 8

WARRANTIES

1.	Organisation, Standing and Power.

1.1
Each of the Company and its Subsidiaries is a corporation duly incorporated and/or organised, validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation or organisation as set forth in Section 1.1 of the Disclosure Letter and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified to do business, and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, either individually or in the aggregate, have a Material Adverse Effect. The Company has previously delivered to Qorvo accurate and complete copies of the articles of association or equivalent constitutional documents, each as currently in full force and effect, of the Company and each of its Subsidiaries. There have been no predecessor entities of the Company or any of its Subsidiaries. The minute books of each of the Company and its Subsidiaries have been made available for inspection by Qorvo prior to the date hereof and are true and materially complete. No order has been made, petition presented or resolution passed for the winding up of the Company or any of its Subsidiaries, and no administrator or any receiver or manager has been appointed by any person in respect of the Company or any of its Subsidiaries or all or any of their respective assets, and, so far as the Company is aware, no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed, and neither the Company nor any of its Subsidiaries has become subject to any analogous proceedings, appointments or arrangements under the laws of any applicable jurisdiction.

2.	Capital Structure.

2.1
The Shares are legally and beneficially owned by the persons and in the amounts with the corresponding certificate numbers set forth on Schedule 2.1 included in the Data Room in folder “2.1 & 2.2 – Authorized Capital and List of Shareholders” and delivered to Qorvo on or prior to the date of the Deed. There are no issued Ordinary Shares or Preferred Shares that are not listed on Schedule 2.1 included in the Data Room in folder “2.1 & 2.2 – Authorized Capital and List of Shareholders” and delivered to Qorvo on or prior to the date of the Deed. All of the issued Shares have been duly authorised and validly allotted and issued in compliance with all Applicable Laws and are fully paid.

2.2
The Company has reserved [*****] Ordinary Shares for issuance to officers, directors, employees and consultants to the Company pursuant to the Employee Share Schemes duly adopted by the Board of Directors. Of such reserved shares, [*****] shares have been issued pursuant to the exercise of options, options to purchase [*****] shares have been granted and are currently outstanding, and [*****] shares remain available for issuance to officers, directors, employees and consultants pursuant to the Employee Share Schemes. Schedule 2.2 included in the Data Room in folder “2.3 – Options, Warrants, Rights” (and delivered to Qorvo on or prior to the date of the Deed) contains a correct and complete list of each outstanding option to purchase

Ordinary Shares issued under the Employee Share Schemes, including the holder, date of grant, term, acceleration of vesting or exercisability, if any, any restrictions on the exercise or sale of such option or the underlying shares (other than any restrictions set forth in the Employee Share Scheme), exercise price and number of Ordinary Shares subject thereto. Schedule 2.2 included in the Data Room in folder “2.3 – Options, Warrants, Rights” (and delivered to Qorvo on or prior to the date of the Deed) contains a correct and complete list of each other interest convertible into or exchangeable for Shares, including the holder, date of grant, term, acceleration of vesting or exercisability, if any, exercise price, net exercisability and number of shares of Common Stock subject thereto. Other than the foregoing outstanding options and convertible securities and this Deed, there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock of or any equity interests in the Company or any of its Subsidiaries (including Shares), or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. All convertible securities and all Shares to be issued pursuant to the exercise of convertible securities will be duly authorised and validly allotted and issued, and are fully paid in compliance with all Applicable Laws.

2.3
There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or any equity interests in the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. Neither the Company nor any its Subsidiaries is party to or bound by (a) any agreement or commitment pursuant to which the Company or any of its Subsidiaries is or could be required to register any securities under any Applicable Laws or (b) any debt agreements or instruments which grant any rights to vote (contingent or otherwise) on matters on which shareholders of the Company may vote.

2.4
Except as set forth in Schedule 2.4, the Company and its Subsidiaries do not own or control and has never owned or controlled, directly or indirectly, fifty per cent (50%) or more of the stock or other equity interests of any other corporation, partnership, limited liability company, joint venture or other legal entity, either alone or through or together with any other Subsidiary.

2.5
Schedule 2.5 sets forth, for each Subsidiary of the Company, the amount of its authorised shares (if relevant) or other equity or ownership interests, the amount of its issued or outstanding shares or other equity or ownership interests and the record and beneficial holders of its issued or outstanding shares or other equity or ownership interests. Each of the Subsidiaries is wholly owned by the Company.

2.6
Other than the Transaction Documents and the Comerica Warrants, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any Shares.

3.	Due Authorisation.

3.1
All corporate action on the part of the Company, its officers, directors, managers and shareholders necessary for (a) the authorisation, execution and delivery of, and the performance of all obligations of the Company under this Deed and the other Transaction Documents, (b) the filing of the Articles of Association and (c) the authorisation, allotment, issuance, reservation for issuance and delivery, as applicable, of the Series F Preferred Shares and as may be issued pursuant to the Additional Funding, being issued and sold under the Subscription Agreement, has been taken prior to entry into this Deed. The Transaction Documents have been executed and delivered by the Company and are valid and legally binding obligations of the Company enforceable in accordance with their terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganisation and similar Applicable Laws affecting creditors’ rights generally and to general equitable principles.

4.	No Conflict; Required Filings and Consents.

4.1
The execution, delivery and performance by the Company of this Deed and each of the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(a)	conflict with or violate the Articles of Association or equivalent constitutional documents of the Company or any of its Subsidiaries;

(b)	conflict with or violate any Applicable Law or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; or

(c)
result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any person or otherwise adversely affect any rights of the Company or any of its Subsidiaries under, or result in the creation of Liens on any property, asset or right of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of its properties, assets or rights are bound or affected.

4.2
No person has any rights of first offer, rights of first refusal or other rights relating to the issuance of equity securities or consummation of the transaction contemplated by this Deed and the other Transaction Documents.

4.3
Neither the Company nor any of its Subsidiaries is required to file, seek or obtain any notice, authorisation, approval, order, permit or consent of or with any Governmental Entity in connection with the execution, delivery and performance by the Company of this Deed and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Company or any of its Subsidiaries, except for (a) the filing of the Articles of Association and (b) any filings required to be made under any acquisition notification filing Applicable Laws required with any Governmental Entity.

4.4
No “fair price,” “interested stockholder,” “business combination” or similar provision of any takeover Applicable Law is, or will be, applicable to the transactions contemplated by this Deed or the other Transaction Documents.

5.	Accounts.

5.1	The Accounts and the Interim Accounts:

(a)	are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company and its Subsidiaries;

(b)	have been prepared in accordance with UK GAAP consistently applied throughout the periods covered, except as noted in the Accounts;

(c)	reflect and provide in accordance with UK GAAP adequate reserves in respect of all known liabilities of the Company and its Subsidiaries, including all known contingent liabilities, as of such dates;

(d)	do not contain any items of a special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein; and

(e)	present fairly the consolidated financial condition of the Company and its Subsidiaries at such dates and the consolidated results of their operations for the fiscal periods then ended.

5.2
Except as and to the extent adequately accrued or reserved against in the Company’s balance sheet included in the Accounts or the Interim Accounts, the Company and its Subsidiaries have no liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by UK GAAP to be reflected in a consolidated balance sheet of the Company and its Subsidiaries or disclosed in the notes thereto, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the Accounts Date that are not, individually or in the aggregate, material to the Company or any of its Subsidiaries.

5.3
The Company and its Subsidiaries keep books, records and accounts that, in reasonable detail, accurately and fairly reflect (a) the transactions and dispositions of assets of the Company and its Subsidiaries, and (b) the value of inventory calculated in accordance with UK GAAP. The Company and its Subsidiaries have not, and no employee, agent or stockholder of the Company or any of its Subsidiaries (in their capacity as such or purporting to act in such capacity or on behalf of or in connection with the business or affairs of the Company or any of its Subsidiaries)

has, directly or indirectly, made any payment of funds of the Company or any of its Subsidiaries or received or retained any funds in violation of any Applicable Law.

6.	No Default.
Neither the Company nor any of its Subsidiaries is in breach, default or violation (and no event has occurred that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of: (a) its Articles of Association or equivalent constitutional documents; (b) any Material Contract (as defined below); or (c) any Applicable Laws.

7.	Absence of Certain Changes or Events.
Since the Accounts Date: (a) the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice; (b) there has not been any change, event or development that, individually or in the aggregate, has had, or would be reasonably expected to have, a Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its or their material properties or assets, whether or not covered by insurance; and (d) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Deed, would constitute a breach of any of the covenants set forth in Schedule 6 of this Deed.

8.	Permits and Compliance.

8.1
Each of the Company and its Subsidiaries is and at all times has been in compliance in all material respects with all Applicable Laws. None of the Company, any of its Subsidiaries or any of its or their executive officers has received since its incorporation, nor is there any reasonable basis for, any notice, order, complaint or other communication from any Governmental Entity or any other person that the Company or any of its Subsidiaries is not in compliance in any material respect with any Applicable Laws.

8.2
Each of the Company and its Subsidiaries is and at all times has been in possession of all material franchises, grants, authorisations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for each of the Company and its Subsidiaries to own, lease and operate its properties or to carry on its business (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened.

8.3
There are no contracts or agreements of the Company or any of its Subsidiaries having covenants not to compete that impair the ability of the Company or any of its Subsidiaries to conduct its business as currently conducted or that would apply to Qorvo following the consummation of the transactions contemplated by this Deed.

8.4	The Dutch Subsidiary or any third party has not done or agreed to do anything as a result of which

(a)	any subsidy or government support received by the Dutch Subsidiary is or may be liable to be refunded in whole or in part; or

(b)	any application made by the Dutch Subsidiary for such subsidy or government support shall or may be refused in whole or in part, and neither this Deed nor any of the transactions contemplated by this Deed shall have any such result.

9.	Tax Matters.

9.1	General Tax Matters

9.1.1
All notices, returns, reports, accounts, computations, statements, assessments, claims, disclaimers, elections and registrations and any other necessary information that have, or should have, been submitted by the Company or any Subsidiary to any Taxation Authority for the purposes of Taxation have been made on a proper basis, were submitted within applicable time limits and were accurate and complete in all material respects. None of the above is, or (so far as the Warrantors are aware) is likely to be, the subject of any material dispute with any Taxation Authority.

9.1.2
All Taxation for which the Company or any Subsidiary has been, or is, liable to account has been duly paid (insofar as such Taxation ought to have been paid) by the due dates and no penalties, fines, surcharges or interest have been incurred.

9.1.3
The Company and each Subsidiary maintain complete and accurate records, invoices and other information in relation to Taxation that meet all legal requirements and enable the tax liabilities of the Company and any Subsidiary to be calculated accurately in all material respects.

9.1.4
All Taxation deductible under any Taxation Statute has, so far as is required to be deducted, been deducted from all payments made (or treated as made) by the Company or any Subsidiary. All amounts due to be paid to the relevant Taxation Authority on or before the date of this Deed have been so paid.

9.1.5
Neither the Company nor any Subsidiary is, or so far as the Warrantors are aware will become, liable to make to any person (including any Taxation Authority) any payment in respect of any liability to Taxation which is primarily or directly chargeable against, or attributable to, any other person (other than the Company or any Subsidiary).

9.2	Capital Gains
The gross book value shown in, or adopted for the purposes of, the Accounts as the value of each of the tangible fixed assets of the Company does not exceed the amount which on a disposal of such asset at the date of this Deed would be deductible as acquisition cost in computing the capital gain or deductible loss.

9.3	[Reserved]

9.4	Distributions And Other Payments
No distribution or deemed distribution has been made (or deemed to have been made) by the Company or any Subsidiary, except dividends shown in their statutory accounts, and neither the Company nor any Subsidiary is bound to make any such distribution.

9.5	[Reserved]

9.6	Tax Groups And Fiscal Unities

9.6.1	The Disclosure Letter contains full particulars of:

(a)	all groups and consolidated groups for Taxation purposes and fiscal unities of which the Company or any Subsidiary is, or has been, a member within the last seven (7) years;

(b)	every agreement relating to the use of group relief or allowance to which the Company or any Subsidiary is, or has been, a party within the last seven (7) years; and

(c)	any arrangements for the payment of group Taxation liabilities to which the Company or any Subsidiary has ever been party.

9.6.2
All claims made by the Company and the Subsidiaries for group relief or allowance were valid when made and have been or will be allowed by way of relief from, or allowance or credit against, Taxation. All arrangements entered into by the Company and the Subsidiaries in relation to groups and consolidated groups for Taxation purposes and fiscal unities were valid when made and continue to be valid. The Company and the Subsidiaries have met all procedural and other requirements of all Taxation Statutes in respect of such claims, unities or groups.

9.6.3
Neither the execution of this Deed nor the exercise of the Option, nor any other event since the Accounts Date, will result in the clawback or disallowance of any group relief or allowance previously given.

9.7	Intangible Assets And Intellectual Property
For the purposes of this paragraph 9.7, references to intangible fixed assets mean intangible fixed assets, goodwill and intellectual property.
The Disclosure Letter contains full and complete details of the amount of expenditure on each of the intangible fixed assets of the Company and the Subsidiaries and provides the basis on which any deduction or allowance relating to that expenditure has been taken into account in the Accounts or, in relation to expenditure incurred since the Accounts Date, will be available to the Company or any Subsidiary. No circumstances have arisen since the Accounts Date by reason of which that basis might change.

9.8	Company Residence And Overseas Interests

9.8.1
The Company and the Subsidiaries have, throughout the past seven (7) years, been resident for Taxation purposes solely in the jurisdiction in which they are incorporated, and have not, at any time in the past seven (7) years, been treated as resident in any other national jurisdiction for the purposes of any double taxation arrangements.

9.8.2	Neither the Company nor any Subsidiary has, or within the last seven (7) years has had, a permanent establishment or taxable presence outside the national jurisdiction in which it is incorporated.

9.9	Transfer Pricing
All transactions or arrangements made by the Company or any Subsidiary have been made on arm’s length terms and the processes by which prices and terms have been arrived at have, in each case, been fully documented. No notice, enquiry or adjustment has been made by any Taxation Authority in connection with any such transactions or arrangements.

9.10	Anti-Avoidance
Neither the Company nor any Subsidiary has been involved in any transaction or series of transactions the main purpose, or one of the main purposes of which, was the avoidance of Taxation, or any transaction that produced a loss for Taxation purposes with no corresponding commercial loss.

9.11	Indirect Taxes

9.11.1	The Company and the Subsidiaries are each taxable persons and are each registered for the purposes of Indirect Tax.

9.11.2	Neither the Company nor any Subsidiary is or has been, in the past seven (7) years, a member of a group for the purposes of Indirect Tax.

9.11.3
All supplies made by the Company or any Subsidiary are subject to Indirect Tax. Neither the Company nor any Subsidiary has been, or so far as the Warrantors are aware will be, denied full credit or allowance for all Indirect Tax paid or suffered by it.

9.12.	Stamp Duties And Transfer Taxes

9.12.1
Any document that may be necessary in proving the title of the Company or any Subsidiary to any asset which is owned by the Company or any Subsidiary at Completion is duly stamped for stamp duty purposes or has had the transfer or registration tax due in respect of it paid.

9.12.2
Neither entering into this Deed nor Completion will result in the withdrawal of any stamp duty or transfer or registration tax relief granted on or before Completion which will affect the Company or any Subsidiary.

9.12.3
The Disclosure Letter contains full and accurate details of any asset acquired or held by the Company or any Subsidiary in respect of which the Warrantors are aware, or ought reasonably to be aware, that an additional Taxation return will be required to be filed with a Taxation Authority and/or a payment of stamp duty or transfer or registration tax made in the event of the exercise of the Option.

10.	Actions and Proceedings.
There are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries, or against or involving any of the present or former directors, officers, managers, employees, consultants, agents or shareholders of the Company or any of its Subsidiaries, as such, any of its or their properties, assets or business or any Employee Share Scheme, nor is there any basis for any such action. There are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations (including claims for workers’ compensation) pending or, to the knowledge of the Company, threatened against or involving the Company, any of its Subsidiaries or any of its or their present or former directors, officers, managers, employees, consultants, agents or shareholders, as such, or any of the properties, assets or business of the Company or any of its Subsidiaries or any Employee Share Scheme. There are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Deed or the other Transaction Documents. There are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries have commenced preparations to initiate, against any other person.

11.	Certain Agreements.

11.1
Neither the Company nor any of its Subsidiaries is a party to any oral or written agreement, program, plan or other arrangement relating to the compensation of employees of the Company or any of its Subsidiaries, including any employment agreement, severance agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, pension plan or welfare plan (collectively, the “Compensation Agreements”), any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Deed or any of the other Transaction Documents or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Deed or any of the other Transaction Documents. Section 11.1(a) of the Disclosure Letter sets forth the total amount of indebtedness owed to the Company or any of its Subsidiaries from each officer, director or employee of the Company or any of its Subsidiaries. Section 11.1(b) of the Disclosure Letter sets forth, as of the Completion Date, for each officer, director or employee of the Company or any of its Subsidiaries who is a party to, or will receive benefits under, any Compensation Agreement as a result of the transactions contemplated by this Deed or any of the other Transaction Documents, the total amount that each such officer, director or employee may receive, or is eligible to receive.

11.2
Set forth in Section 11.2 of the Disclosure Letter is a list of all Material Contracts (as defined below) to which the Company or any of its Subsidiaries is, or proposes to become, a party or to which any of its assets are, or are proposed by the Company or any of its Subsidiaries to be, bound. The Company has provided true and complete copies (or true and complete summaries with respect to oral contracts) of all such Material Contracts to Qorvo. “Material Contracts” means any of the following contracts, agreements or arrangements and any contracts, arrangements or agreements set forth in Section 11.2 of the Disclosure Letter, whether written or oral:

(a)	any contract or commitment that involves a dollar amount in excess of USD $[*****] over the term of such contract;

(b)	any employment or consulting contracts with employees or consultants, including any investigator agreement, fee agreement or other contract with any physician;

(c)	any contract with sales or other agents, brokers, franchisees, dealers or distributors;

(d)	any partnership, joint venture agreement, joint development or similar arrangement;

(e)	any lease or other occupancy or real estate use agreements;

(f)	any options or rights of first refusal in or relating to the business of the Company or any of its Subsidiaries;

(g)
any agreements giving any party the right to renegotiate or require a reduction in price or refund of payments previously made in connection with the business of the Company or any of its Subsidiaries;

(h)	any agreements for the borrowing or lending of money with respect to the business of the Company or any of its Subsidiaries, any guaranty agreement and any other evidence of indebtedness;

(i)	any agreement granting any person a Lien on any of the material assets of the Company or any of its Subsidiaries;

(j)
any bonus, executive or deferred compensation, profit sharing, pension or retirement, stock option or stock purchase, hospitalisation, insurance, medical reimbursement or other plan, agreement or arrangement or practice providing employee or executive benefits to any officer or employee or former officer or former employee of the Company or any of its Subsidiaries;

(k)	any contract granting a license to or from the Company or any of its Subsidiaries for any Intellectual Property;

(l)	any material agreements that contain any provisions requiring the Company or any of its Subsidiaries to indemnify any other party thereto;

(m)
any non-competition, secrecy, confidentiality or other contract, in each case that restricts the right of the Company or any of its Subsidiaries to conduct the its or their business in any material respect at any time, in any manner or at any place in the world, or the expansion thereof to other geographical areas, customers, suppliers or lines of business, or that grants the other party or any third person “most favoured nation” status;

(n)
any agreement purporting to grant a right to manufacture, produce, assemble, license, market or sell the Products or affecting the Company’s or any of its Subsidiaries’ exclusive right to develop, manufacture, assemble, distribute, market or sell the Products; or

(o)	any other agreement, arrangement or contract, whether oral or written, which could be considered material to the conduct of the business of the Company or any of its Subsidiaries.

11.3
Each Material Contract is a legal, valid and binding agreement of the Company or the Company’s Subsidiary party thereto; the Company and its Subsidiaries (and to the knowledge of the Company, any other party thereto) are not in default under any Material Contract, and none of such Material Contracts has been cancelled by the other party thereto; each Material Contract is in full force and effect and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default, event of default or other breach by the Company or any of its Subsidiaries which would entitle the other party to such Material Contract to terminate the same or declare a default or event of default thereunder; and neither the Company nor any of its Subsidiaries is in receipt of any claim of default under any such agreement.

12.	Employee Benefits.

12.1	Each Company Plan is listed in Section 12.1 of the Disclosure Letter. With respect to each Company Plan, the Company has made available to Qorvo a true and correct copy of:

(a)	all annual reports (Form 5500) filed with the applicable government agency for the three (3) most recent plan years;

(b)	each such Company Plan that has been reduced to writing and all amendments thereto;

(c)	each trust agreement, insurance contract or administration agreement relating to each such Company Plan;

(d)	a written summary of each unwritten Company Plan;

(e)	the most recent summary plan description or other written explanation of each Company Plan provided to participants;

(f)	the three most recent actuarial reports or valuations, if any, relating to each Company Plan;

(g)	the most recent determination letter or opinion letter, if any, issued by the IRS with respect to any Company Plan intended to be qualified under Section 401(a) of the Code;

(h)	any request or application for a determination currently pending before the IRS;

(i)	all material correspondence during the three (3) prior years with the IRS, the Department of Labor, or Pension Benefit Guaranty Corporation relating to any Company Plan;

(j)
the defined contribution Company Plan applicable to the Dutch Subsidiary insured with insurance company Achmea Pensioen- en Levensverzekeringen N.V. (called 'Flexibel Renteniers Plan') from 1 January 2015;

(k)	the defined benefit Company Plan of the Dutch Subsidiary;

(l)
any other written or oral individual and/or collective and contractual and/or statutory retirement benefit scheme (including any schemes in relation to pre-pension, early retirement or similar benefits payable on or following retirement, disability or death) for or in respect of any present and or former employee or managing director for any of the Dutch Subsidiary and/or their spouses or other dependants, including details of the financing arrangements made with the respective pension providers or applicable by Applicable Law;

(m)
the Share Option Plans (dated 22 July 2003 and 1 April 2007) for the employees of the Dutch Subsidiary and the Equity Incentive Plan (2007) for the other employees of the Company or any of its Subsidiaries other than the Dutch Subsidiary; and

(n)
any other terms of benefits policies, share incentive schemes, share option schemes, profit share schemes, bonus arrangements, or any other arrangements with respect to variable remuneration components, and any outstanding entitlements or conditional entitlements thereunder applicable to employees of the Dutch Subsidiary.

Each Company Plan complies in form and has complied in operation in all material respects with ERISA, the Code and all other applicable statutes and governmental rules and regulations.

12.2
No Company Plan has participated in, engaged in or been a party to any transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA that is not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively which could result in liability to the Company. With respect to any Company Plan, (a) neither the Company nor any of its ERISA Affiliates has had asserted against it any claim for taxes under Chapter 43 of Subtitle D of the Code and Section 5000 of the Code or for penalties under ERISA Sections 502(c), 502(i) or 502(l), nor, to the knowledge of the Company, is there a basis for any such claim, and (b) to the knowledge of the Company, no officer, director or employee of the Company or any of its Subsidiaries has committed a breach of any fiduciary responsibility or obligation imposed by Title I of ERISA. Except for routine contributions due and owing and benefits due, with respect to the Company Plans, to the knowledge of the Company, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any ERISA

Affiliate could be subject to any material liability under the terms of such Company Plans, ERISA, the Code or any other Applicable Law. All Company Plans that are intended to be qualified under Section 401(a) of the Code have either (i) been determined by the IRS to be so qualified, or a timely application for such determination is now pending or (ii) are documented on the form of an IRS pre-approved document, and to the knowledge of the Company, no event has occurred and there exists no condition or set of circumstances that would be reasonably expected to result in the loss of such qualified status. Neither the Company nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code or applicable under state Applicable Law. The Company and its ERISA Affiliates have complied in all material respects with the provisions of Part 6 of Title I of ERISA and Sections 4980B, 9801, 9802, 9811 and 9812 of the Code.

12.3
As used herein, (a) “Company Plan” means a “pension plan” (as defined in Section 3(2) of ERISA (including a Company Multiemployer Plan, whether or not subject to ERISA)), a “welfare plan” (as defined in Section 3(1) of ERISA, whether or not subject to ERISA), any written or oral individual and/or collective and contractual and/or statutory retirement benefit scheme (including any schemes in relation to pre-pension, early retirement or similar benefits payable on or following retirement, disability or death) for or in respect of any present and or former employee or managing director for any of the Dutch Subsidiary and/or their spouses or other dependents, including details of the financing arrangements made with the respective pension providers or applicable by Applicable Law, and any other written or oral bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, personnel policy, insurance or other material plan, program, agreement, or arrangement, in each case sponsored, established or maintained by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates otherwise may have any liability to any person that is providing, has provided or may in the future provide services to the Company or any of its ERISA Affiliates, (b) “Company Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is obligated to contribute or otherwise may have any liability, and (c) “ERISA Affiliate” means any trade or business (whether or not incorporated) which would be considered a single employer with the Company or any of its Subsidiaries pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

12.4
No Company Plan is subject to Section 302 or Title IV of ERISA or Section 412 or Section 430 of the Code, and neither the Company nor any ERISA Affiliate has any liability (contingent or otherwise) with respect to any such Company Plan. Neither the Company nor any of its ERISA Affiliates sponsors or has ever sponsored, maintained, contributed to, or incurred an obligation to contribute or incurred a liability (contingent or otherwise) with respect to any Company Multiemployer Plan, Multiple Employer Plan or pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. For these purposes, “Multiple Employer Plan”

means any employee benefit plan sponsored by more than one employer, within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code.

12.5	Section 12.5 of the Disclosure Letter contains a list of all:

(a)	severance, termination pay, change in control and employment agreements with employees of the Company and each Subsidiary;

(b)	severance programs and policies of the Company and each Subsidiary with or relating to its employees; and

(c)	plans, programs, agreements and other arrangements of the Company and each ERISA Affiliate with or relating to its employees containing change of control or similar provisions.

12.6
Neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that would reasonably be expected to result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit as a result of the transactions contemplated in this Deed or any of the other Transaction Documents (either alone or in combination with any other event) including the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

12.7
Each Company Plan that is a “nonqualified deferred compensation plan” that is subject to Section 409A of the Code is in material compliance with and has materially complied in form and operation with the requirements of Section 409A of the Code. Neither the Company nor any of its Subsidiaries has any obligation to provide any tax gross-up of any tax or interest charge imposed pursuant to Section 409A of the Code.

12.8	Except as designated in Section 12.1 of the Disclosure Letter, there is no Company Plan that is subject to the Applicable Laws of a foreign government or jurisdiction.

12.9
The Company Plans referred to in Sections 12.1(j), 12.1(k) and 12.1(l) of this Schedule 8 are fully funded through a pension fund or third party insurance in accordance with the applicable pension agreements and Applicable Laws. All financial obligations of the Dutch Subsidiary due in respect of the Company Plans referred to in Sections 12.1(j), 12.1(k) and 12.1(l) of this Schedule 8 (including past service liabilities) have been fully satisfied within the appropriate time period allowed. All Company Plans referred to in Sections 12.1(j), 12.1(k) and 12.1(l) of this Schedule 8 are in line with Applicable Laws and market practice.

12.10	All employees of the Dutch Subsidiary have been registered with the correct applicable Company Plans referred to in Sections 12.1(j), 12.1(k) and 12.1(l) of this Schedule 8.

13.	Product Liability.

13.1
Neither the Company nor any of its Subsidiaries has received a claim for, or based upon, breach of product or service warranty or guaranty or similar claim, strict liability in tort, negligent design of product, negligent provision of services or any other allegation of liability, including or arising from the materials, design, testing, manufacture, packaging, labelling (including instructions for use), or sale of the Products or from the provision of services; and, to the knowledge of the Company, there is no basis for any such claim.

13.2
As of the Completion Date, the Company shall have provided in Section 13.2 of the Disclosure Letter a schedule of products in development and planned introductions. To the knowledge of the Company, as of the Completion Date, there are no existing circumstances that would prevent the goals set forth therein from being achieved in all material respects. As of the Completion Date, the product and service engineering, development, manufacturing and quality control processes which have been and are being followed by the Company and its Subsidiaries are reasonably designed to produce products and services which (a) are consistent with the claims and statements made about them by or on behalf of the Company and its Subsidiaries, (b) comply with applicable regulatory requirements, and (c) avoid claims of the type described in clause 13.1.

14.	Labor Matters.

14.1
Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labour contract. Neither the Company nor any of its Subsidiaries have any obligation to notify any employee or service provider regarding the transactions contemplated by this Deed prior to engaging in any such transactions. The Company and its Subsidiaries have not engaged in any unfair labour practice with respect to any persons employed by or otherwise performing services primarily for the Company or any Subsidiary (the “Company Business Personnel”), and there is no unfair labour practice complaint or grievance against the Company or any of its Subsidiaries or by any person pursuant to the National Labor Relations Act of the United States or any comparable state agency or foreign Applicable Law pending or, to the knowledge of the Company, threatened with respect to the Company Business Personnel. There is no labour strike, dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that may interfere with the business activities of the Company or any Subsidiary. The Company and its Subsidiaries have complied in all material respects with all Applicable Laws relating to the employment of labour.

14.2
The Dutch Subsidiary has in relation to each of its current and former employees, trade unions, its current and former pension providers and any bodies representing employees (if any) at all times complied with its obligations under any Applicable Laws, collective bargaining agreements, individual employment agreements, reorganisation plans, social plans, executionary agreements and other agreements.

14.3	The Dutch Subsidiary has at all times punctually satisfied its payment obligations to current and former employees and to any relevant governmental or other social security agencies or institutions.

14.4
There has not been any accident, illness or injury which is not fully recovered or recoverable by insurance that is likely to give rise to any liability for the Dutch Subsidiary vis-à-vis any current or former employee, independent contractor or any other third party.

14.5
There has been no dispute between the Dutch Subsidiary and any of its current or former employees or current or former pension providers and there are no circumstances that are likely to give rise to any such dispute.

15.	Intellectual Property.

15.1
As used herein, the term “Intellectual Property” means all intellectual property rights arising under Applicable Law: (a) trade names, trademarks and service marks (whether registered or unregistered), domain names, trade dress and similar rights and applications to register any of the foregoing (collectively, “Marks”); (b) patents and patent applications and rights in respect of utility models or industrial designs (collectively, “Patents”); (c) copyrights (whether registered or unregistered) and registrations and applications therefor (collectively, “Copyrights”); (d) know-how, inventions, discoveries, methods, processes, techniques, methodologies, formulae, algorithms, technical data, specifications, research and development information, technology, and other proprietary or confidential information, including customer lists, in each case, that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure, but excluding any Copyrights, Patents or Marks that cover or protect any of the foregoing (collectively, “Trade Secrets”); and (e) mask work and similar rights protecting integrated circuit or chip topographies or designs (registered or unregistered) and registrations and applications therefor (collectively, “Mask Works”).

15.2
Section 15.2.1 of the Disclosure Letter sets forth an accurate and complete list of all registered Marks and applications for registration of Marks owned by the Company or any of its Subsidiaries (collectively, the “Company Registered Marks”), Section 15.2.2 of the Disclosure Letter sets forth an accurate and complete list of all Patents owned by the Company or any of its Subsidiaries (collectively, the “Company Patents”), and Section 15.2.3 of the Disclosure Letter sets forth an accurate and complete list of all registered Copyrights and all pending applications for registration of Copyrights owned by the Company or any of its Subsidiaries (collectively, the “Company Registered Copyrights” and, together with the Company Registered Marks and the Company Patents, the “Company Registered IP”). No Company Registered IP has been or is now involved in any derivation, interference, reexamination, opposition or cancellation proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. All Company Registered IP has been registered or obtained in accordance with all applicable legal requirements and is currently in compliance in all material respects with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications) other than any requirement that, if not satisfied, would not result in a cancellation of any such Company Registered IP or otherwise materially adversely affect the priority, validity and enforceability of such Company Registered IP. The Company Registered IP is subsisting and, to the knowledge of the Company, valid and enforceable, and no written notice or claim challenging the validity or enforceability or alleging the misuse of any of the Company Registered IP has been received by the Company or any of its Subsidiaries. The Company and its Subsidiaries have not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP. All filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Registered IP have been timely paid.

15.3
The Company and its Subsidiaries have taken all reasonable endeavours to protect its rights in the Intellectual Property owned by the Company or any of its Subsidiaries and have maintained the confidentiality of all of the Trade Secrets of the Company or any of its Subsidiaries. All current or former employees, consultants and contractors of the Company or any of its Subsidiaries who have participated in the creation of any Intellectual Property that is used by the Company or any of its Subsidiaries have entered into proprietary information, confidentiality and assignment agreements substantially in the Company’s standard form (which has previously been provided to Qorvo). The Company is not aware that any of its employees, consultants or contractors are in violation thereof.

15.4
The Company or one of its Subsidiaries owns exclusively all right, title and interest to the Company Registered IP, free and clear of any Lien or other adverse claims or interests, and neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the Company’s or any of its Subsidiaries’ ownership of any of such Intellectual Property. The Company or one of its Subsidiaries has a valid right pursuant to a valid and enforceable written license agreement to all other Intellectual Property used or planned to be used by the Company or any of its Subsidiaries, free and clear of any Lien or other adverse claims or interests, and neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the Company’s or any of its Subsidiaries’ rights to any of such Intellectual Property. None of the Intellectual Property owned by the Company or any of its Subsidiaries that is used by the Company or any of its Subsidiaries in the conduct of its business is subject to any outstanding order, judgment, or stipulation restricting the use thereof by the Company or such Subsidiary. No loss, impairment or expiration of any of the Intellectual Property owned by the Company or any of its Subsidiaries and used by the Company or any of its Subsidiaries in the conduct of its business is pending or, to the knowledge of the Company, threatened or reasonably foreseeable.

15.5
Section 15.5.1 of the Disclosure Letter sets forth a complete and accurate list of all agreements granting to the Company or any of its Subsidiaries any right under or with respect to any Intellectual Property owned by a third party that is used in connection with the business of the Company or any of its Subsidiaries other than any commercially available standard desktop software applications used generally in the Company’s or any of its Subsidiaries’ operations that are licensed for an aggregate license fee of no more than USD $100,000 (collectively, the “Inbound License Agreements”), indicating for each the title and the parties thereto. Section 15.5.2 of the Disclosure Letter sets forth a complete and accurate list of all license agreements under which the Company or any of its Subsidiaries grants any rights under any Intellectual Property, excluding non-exclusive, end user licenses granted by the Company or any of its Subsidiaries in the ordinary course of business to purchasers of the Products in which any software is embedded. There is no outstanding or threatened dispute or disagreement with respect to any Inbound License Agreement or any license agreements under which the Company or any of its Subsidiaries grants any rights under any Intellectual Property (collectively, the “Outbound License Agreements”) that could materially affect any of the respective rights and obligations of the parties thereunder. Except as set forth in Section 15.5.3 of the Disclosure Letter, the execution, delivery and performance by the Company of this Deed and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, will not result in a loss or impairment of, or give rise to any right of any third party to terminate or re-price or otherwise modify any of the Company’s or any of its Subsidiaries’ rights or obligations under, any Inbound License Agreement or any Outbound License Agreement. Except as set forth in Section 15.5.4 of the Disclosure Letter, the rights licensed under each Inbound License Agreement shall be exercisable by the Company or the Subsidiary thereof that is the party thereto on and after Completion to the same extent as by the Company or such Subsidiary, as applicable, prior to Completion. To the knowledge of the Company, no loss, impairment or expiration of any Intellectual Property licensed under any Inbound License Agreement is pending, reasonably foreseeable or threatened. Neither the Company nor any of its Subsidiaries has granted to any third party any exclusive rights under any Intellectual Property owned by the Company or such Subsidiary.

15.6
The Intellectual Property owned by or licensed (pursuant to a valid written license agreement) to the Company or one of its Subsidiaries constitutes all the Intellectual Property rights necessary for the conduct of the Company’s and its Subsidiaries’ business as it is currently conducted and as currently proposed to be conducted. Upon Completion, Qorvo shall succeed to all of the Intellectual Property rights held by the Company and its Subsidiaries for use in the conduct of the Company’s and its Subsidiaries’ business as it is currently conducted and as currently proposed to be conducted, and to the knowledge of the Company, all of such rights shall be exercisable by Qorvo to the same extent as by the Company and its Subsidiaries, as applicable prior to Completion.

15.7
Neither the conduct of the business of the Company or its Subsidiaries as currently conducted or as currently proposed to be conducted nor the Products, nor any technology or materials sold, distributed or otherwise commercially exploited by or for the Company or any of its Subsidiaries, in any material respect, has infringed upon, misappropriated or violated or will infringe, misappropriate or violate any Intellectual Property of any third party, and neither the Company nor any of its Subsidiaries has received any written notice or claim or, to the knowledge of the Company, oral notice or claim asserting or suggesting that any such infringement, misappropriation, violation, unfair competition or trade practices has occurred, nor, to the knowledge of the Company, is there any reasonable basis therefor. To the knowledge of the Company, no third party is, in any material respect, misappropriating or infringing any Intellectual Property owned by the Company or any of its Subsidiaries and no third party has made any unauthorised disclosure of any Trade Secrets of the Company or any of its Subsidiaries.

15.8
No source code of any computer software owned by the Company or any of its Subsidiaries has been licensed or otherwise provided to another person other than an escrow agent pursuant to the terms of a source code escrow agreement in customary form, and the Company and its Subsidiaries have taken reasonable steps to protect all such source code as a Trade Secret of the Company or one of its Subsidiaries. Except as set forth in Section 15.8 of the Disclosure Letter, no software embedded in any of the Products contains any code that is owned by any third party, including any code that is licensed pursuant to the provisions of any “open source” license agreement, or any other license agreement that requires source code be generally distributed or made publicly available in connection with the distribution of the licensed software in object code form or that limits the amount of fees that may be charged in connection with sublicensing or distributing such licensed software (each, an “Open Source License”). None of the Products in which software is embedded, as a result of the intermingling or integration of proprietary code owned by the Company or any of its Subsidiaries with any “open source” software licensed under any Open Source License is, in whole or in part, subject to the provisions of any Open Source License.

15.9
To the knowledge of the Company, at no time during the conception of or reduction to practice of any Intellectual Property owned or developed by the Company or any of its Subsidiaries was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Entity or private source, performing research sponsored by any Governmental Entity or private source or subject to any employment agreement or invention assignment or non-disclosure agreement or other obligation with any third party that could adversely affect the Company’s or any of its Subsidiaries’ rights in such Intellectual Property. To the knowledge of the Company, there exist no inventions by current or former employees or consultants of the Company or any of its Subsidiaries made or otherwise conceived prior to their beginning employment or consultation with the Company that have been or will be incorporated into any of the Company’s or any of its Subsidiaries’ Intellectual Property or Products and to which the Company or such Subsidiary does not have rights to use in connection with such Intellectual Property or Products.

16.	Inventories.
As of the Completion Date, (a) all inventories of the Company and its Subsidiaries consist of items of merchantable quality and quantity usable or saleable (free of any material defect or deficiency) in the ordinary course of business, are saleable at prevailing market prices that are not less than the book value amounts thereof or the price customarily charged by the Company and its Subsidiaries therefor, conform to the specifications established therefor, and have been manufactured in accordance with applicable regulatory requirements; and (b) the quantities of all inventories, materials, and supplies of the Company and its Subsidiaries (net of the obsolescence reserves therefor shown in the Accounts and determined in the ordinary course of business consistent with past practice) are not obsolete, damaged, slow-moving, defective, or excessive, and are reasonable and balanced in the circumstances of the Company and its Subsidiaries.

17.	Environmental Matters.

17.1
For purposes of this Deed, the following terms shall have the following meanings: (a) “Hazardous Substances” means (i) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (ii) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law; (b) “Environmental Law” means any Applicable Law and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, or common law, relating to pollution or protection of the environment, health or safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances; and (c) “Environmental Permit” means any permit, approval, identification number, license or other authorisation required under any applicable Environmental Law.

17.2
The Company and its Subsidiaries are, and have at all times been, in compliance with all Environmental Laws, has obtained all Environmental Permits and are, and have at all times operated, in compliance with their requirements, and has resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, ongoing or future obligation, cost or liability, except in each case for the notices set forth in Section 17.2 of the Disclosure Letter.

17.3
There is no pending or threatened investigation by any Governmental Entity, nor any pending or threatened action with respect to the Company or any of its Subsidiaries relating to Hazardous Substances or otherwise under any Environmental Law.

17.4
No Environmental Law imposes any obligation upon the Company or any of its Subsidiaries arising out of or as a condition to any transaction contemplated by this Deed, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree.

17.5
There are no environmental assessments or audit reports or other similar studies or analyses in the possession or control of the Company or any of its Subsidiaries relating to any real property currently or formerly owned, leased or occupied by the Company or any of its Subsidiaries, except in each case for those set forth in Section 17.5 of the Disclosure Letter.

18.	Suppliers and Distributors.

18.1
Neither the Company nor any of its Subsidiaries has received any notice, oral or written, and none of them has any reason to believe, that any significant supplier, including any sole source supplier, will not sell raw materials, supplies, merchandise and other goods to the Company and its Subsidiaries at any time after the Completion or after the consummation of the transactions contemplated by this Deed on terms and conditions substantially similar to those used in its current sales to the Company and its Subsidiaries, subject only to general and customary price increases, except for such raw materials, supplies, merchandise, or other goods as are readily available from other sources on comparable terms and conditions.

18.2
As of the Completion Date, neither the Company nor any of its Subsidiaries has received any notice, oral or written, and none of them has any reason to believe that any distributors, sales representatives, sales agents, or other third party sellers engaged by the Company or any of its Subsidiaries to sell or market the Products, will not sell or market the products or services of the Company and its Subsidiaries at any time after the consummation of the transaction contemplated by this Deed on terms and conditions substantially similar to those used in the current sales and distribution contracts of the Company and its Subsidiaries with such distributors, sales representatives, sales agents or third party sellers.

19.	Insurance.
Section 19 of the Disclosure Letter contains a list of all policies of title, property, fire, casualty, liability, life, business interruption, product liability, sprinkler and water damage, workmen’s compensation, libel and slander, and other forms of insurance of any kind relating to the business and operations of the Company or any of its Subsidiaries, in each case which are in force as of the Completion Date (the “Insurance Policies”). As of the Completion Date: (a) all of the Insurance Policies are maintained with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of the Company, its Subsidiaries and its and their properties and assets, and are in character and amount similar to that carried by similarly situated persons engaged in similar businesses and subject to the same or similar perils or hazards; (b) the Company and its Subsidiaries have made any and all payments required to maintain the Insurance Policies in full force and effect; and (c)  neither the Company nor any of its Subsidiaries has received written notice of default under any Insurance Policy, and has not received written notice of any pending or threatened termination or cancellation, coverage limitation or reduction or premium increase with respect to any Insurance Policy.

20.	Transactions with Affiliates.

20.1
For purposes of this Section 20, the term “Affiliated Person” means (a) any direct or indirect holder of more than five per cent (5%) of the Shares, (b) any director, officer, senior executive, consultant or adviser of the Company or any of its Subsidiaries, (c) any member of the immediate family of any of such persons, or (d) any person that is controlled by any of the foregoing.

20.2
Since the Accounts Date, neither the Company nor any of its Subsidiaries has, in the ordinary course of business or otherwise, (a) purchased, leased or otherwise acquired any property or assets or obtained any services from, (b) sold, leased or otherwise disposed of any property or assets or provided any services to (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of the Company or any Subsidiary), (c) entered into or modified in any manner any contract with, or (d) borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to, any Affiliated Person.

20.3
The (a) contracts of the Company and its Subsidiaries do not include any obligation or commitment between the Company or any of its Subsidiaries, on the one hand, and any Affiliated Person, on the other hand, (b) assets of the Company and its Subsidiaries do not include any receivable or other obligation or commitment from an Affiliated Person to the Company or any of its Subsidiaries and (c) liabilities of the Company and its Subsidiaries do not include any payable or other obligation or commitment from the Company or any of its Subsidiaries to any Affiliated Person.

20.4
No Affiliated Person is a party to any contract with any customer or supplier of the Company or any of its Subsidiaries that affects in any manner the business, financial condition or results of operation of the Company or any of its Subsidiaries.

21.	Accuracy of Information.
None of the representations or warranties of the Company contained in this Deed or any of the other Transaction Documents and none of the information contained in any schedule, certificate, or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading. No information furnished by the Company to Qorvo or its Representatives in connection with this Deed (including all information in the Disclosure Letter and the other Schedules to this Deed) or the other Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading. On the date hereof, the Company has delivered to Qorvo DVDs that contain all information and documents contained in the Data Room. On the Completion Date, the Company will deliver to Qorvo DVDs that contain all information and documents contained in the Data Room as of Completion.

22.	Title to and Sufficiency of Assets.

22.1
The Company and its Subsidiaries own good and marketable title to all of its and their assets constituting personal property (excluding, for purposes of this sentence, assets held under leases), free and clear of any and all Liens. Such assets, together with all assets held by the Company and its Subsidiaries under leases and licenses of Intellectual Property, include all tangible and intangible personal property, contracts and rights necessary or required for the operation of the businesses of the Company and its Subsidiaries as presently conducted.

22.2
Neither the Company nor any of its Subsidiaries owns any Real Estate. All Real Estate leases held by the Company and its Subsidiaries are adequate for the operation of the businesses of the Company and its Subsidiaries as presently conducted. The leases to all Real Estate occupied by the Company or any of its Subsidiaries are listed in Section 22.2 of the Disclosure Letter, are in full force and effect and no event has occurred which with the passage of time, the giving of notice, or both, would constitute a default or event of default by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other person who is a party signatory thereto. For purposes of this Deed, “Real Estate” means all of the fee, if any, or leasehold ownership right, title and interest of the Company and its Subsidiaries, in and to all real estate and improvements owned or leased by the Company and its Subsidiaries.

23.	Brokers.
No broker, investment banker or other person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Deed or the other Transaction Documents based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Any such fee or commission set forth in the Disclosure Letter shows, with specificity, what portion of such fee or commission is due with respect to the Completion and the transactions contemplated by this Deed, as the case may be.

24.	Employees.
The employment of each officer, employee and consultant of the Company and each of its Subsidiaries (excluding the Dutch Subsidiary) is terminable at will. No employee of the Company or any of its Subsidiaries has been granted the right to continued employment by the Company or any of its Subsidiaries or to any material compensation following termination of employment with the Company or any of its Subsidiaries. To the knowledge of the Company, no officer, manager, key employee or group of employees intends to terminate, has agreed or given notice of termination of his, her or their employment with the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries have a present intention to terminate the employment of any such employees. No former employee or independent contractor or any third party otherwise engaged by the Company or any of the Subsidiaries has a statutory or contractual right to return to work for the Company or any Subsidiary. Neither the Company nor any of its Subsidiaries has entered into or made or proposed any agreement, arrangement or commitment: (a) to make any payment or to grant any loan or other benefit to any employee other than in respect of salary or standard benefits; or (b) to change any terms of employment or to increase or adjust any remuneration or to make any bonus or incentive payments or any benefits in kind; or (c) prohibiting the giving of notice or obliging the Dutch Subsidiary to observe a notice period in excess of four (4) months.

25.	Effectiveness of this Deed.

25.1	The Articles of Association as set out in Schedule 12 have been duly adopted as at the date of this Deed as the governing articles of association of the Company.

25.2
The Company has sufficient authority as at the date of this Deed to effect the issuance of sufficient share capital to enable the issuance of sufficient Series F Preferred Shares to Qorvo in the event that the Additional Funding occurs pursuant to clause 4.2 of this Deed.

25.3
The terms and conditions of the Employee Share Schemes as in force at the date of this Deed (and as amended pursuant to clause 8.2 and clause 8.5) (and any supplemental documents or agreements granting any awards of Contingent Securities pursuant to such Employee Share Schemes) permit and enable the implementation of this Deed with respect to the Contingent Securities.

25.4
The Committed Shareholders and the Major Investors, in aggregate, hold at least [*****] of the Ordinary Shares of the Company as at the date of this Deed and shall hold at least [*****] of the Ordinary Shares of the Company as at Completion.

25.5
The Committed Shareholders and the Major Investors, in aggregate, hold at least [*****] of the Series F Preferred Shares which are not held by Qorvo as at the date of this Deed and shall hold at least [*****] of the Series F Preferred Shares which are not held by Qorvo as at Completion.

25.6	The Committed Shareholders and the Major Investors, in aggregate, hold at least [*****] of each of:
(i)    the Series A Preferred Shares;
(ii)    the Series B Preferred Shares;
(iii)    the Series B‑1 Preferred Shares;
(iv)    the Series C Preferred Shares;
(v)    the Series D Preferred Shares; and
(vi)    the Series E Preferred Shares,
of the Company as at the date of this Deed and shall hold such amounts as at Completion.

25.7
The Executive Optionholders, in aggregate, hold at least [*****] of the Contingent Securities of the Company as at the date of this Deed and shall hold at least [*****] of the Contingent Securities of the Company as at Completion.

SCHEDULE 9

WARRANTORS
Each of the parties named below also enters into this Deed as a “Warrantor”:

1.	each of the Tallwood Investors;

2.	Wellington;

3.	each Committed Shareholder who executes this Deed on the date of this Deed, and any other Committed Shareholder who accedes to this Deed as a Warrantor in accordance with clause 3 or otherwise; and

4.	each Executive Optionholder who executes this Deed on the date of this Deed, and any other Executive Optionholder who accedes to this Deed as a Warrantor in accordance with clause 3 or otherwise.

SCHEDULE 10

FORM OF DEED OF ADHERENCE

[OMITTED]

SCHEDULE 11

EFFECTIVE TIME STATEMENTS
PART A    EFFECTIVE TIME STATEMENTS

(1)	After Completion, Qorvo shall procure the preparation on behalf of Qorvo of:

(a)	draft Effective Time Statements in accordance with Schedule 14 (Accounting Policies); and

(b)	a draft Payment Statement.

(2)
Qorvo shall procure that the draft Effective Time Statements and the draft Payment Statement are submitted to the Securityholder Agent within twenty (20) Business Days after (and excluding) the Completion Date.

(3)
In order to enable the Securityholder Agent, Selling Shareholders and the Sellers’ Accountants to review the draft Effective Time Statements and the draft Payment Statement, Qorvo shall, on reasonable notice and subject to the execution of reasonably appropriate hold harmless letters and confidentiality obligations:

(a)	make available to the Securityholder Agent and Sellers’ Accountants during normal office hours:

(i)	its working papers; and

(ii)	such books and records relating to the business of the Group and in the possession or under the control of Qorvo as they may reasonably require; and

(b)
cooperate with the Securityholder Agent and Selling Shareholders with regards to the provision of such information as is reasonably required by the Selling Shareholders in connection with their review of the draft Effective Time Statements and the draft Payment Statement and shall make available the services of the employees of the Group in connection with the provision of such information, provided that this does not materially interfere with the proper operation of the Group after Completion.

(4)
Within twenty (20) Business Days after (and excluding) the date of receipt of the draft Effective Time Statements and the draft Payment Statement, and contingent upon Qorvo’s fulfilment in all material respects of its obligations set forth in paragraph 3 of this Schedule 11, the Securityholder Agent shall serve notice on Qorvo that either:

(a)	the draft Effective Time Statements are agreed; or

(b)	the draft Effective Time Statements are not agreed, in which case such notice (a “Sellers’ Disagreement Notice”) shall set out in reasonable detail:

(i)	those amounts with which the Selling Shareholders disagree;

(ii)	the quantum (in the Selling Shareholders’ opinion) of such amounts; and

(iii)	the reasons why the Selling Shareholders disagree with those items, and the Selling Shareholders and the Sellers’ Accountants shall, subject to the execution of appropriate hold harmless letters, make available their working papers to Qorvo and Qorvo’s Accountants.
(5)    If the Securityholder Agent:

(a)	notifies Qorvo in accordance with paragraph 4(a) above that the draft Effective Time Statements and the draft Payment Statement are agreed; or

(b)	fails to give notice to Qorvo as required by paragraph 4 above, the draft Effective Time Statements and the draft Payment Statement shall be final and binding and shall, for the purposes of this Deed, be treated as agreed on the date on which such notice is served or the next date after the last date on which such notice could be served (as appropriate).

(6)
If the Securityholder Agent serves a Sellers’ Disagreement Notice in accordance with paragraph 4(b) above, Qorvo and the Securityholder Agent shall use reasonable endeavours to resolve the matters in dispute within twenty (20) Business Days after (and excluding) the day of receipt of the Sellers’ Disagreement Notice.

(7)
If the disputed items are agreed within the period specified in paragraph 6 above, the draft Effective Time Statements and the draft Payment Statement (in each case amended as agreed) shall be final and binding and shall, for the purposes of this Deed, be treated as agreed on the date on which such agreement is reached.

(8)	If the disputed matters are not agreed within the period specified in paragraph 6 above:

(a)
either Qorvo or the Securityholder Agent may refer the remaining matters in dispute to Ernst & Young LLP (or if Ernst & Young LLP is not available, such other independent firm of chartered accountants as may be agreed between them in writing); and

(b)	if Ernst & Young LLP is not available and Qorvo and the Securityholder Agent are unable to agree on such appointment within a further fifteen (15) Business Days, the remaining matters in dispute shall be referred to such independent firm of chartered accountants as may be nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either Qorvo or the Securityholder Agent.

(9)	The independent firm of chartered accountants appointed in accordance with paragraph 8 above (the “Expert”) shall act on the following basis:

(a)	the Expert shall act as an expert and not as an arbitrator;

(b)
the Expert’s terms of reference shall be limited to determining the remaining matters in dispute and, in doing so, the Expert shall apply the Accounting Policies set out in Schedule 14 (Accounting Policies);

(c)	except to the extent that Qorvo and the Securityholder Agent agree otherwise, the Expert shall determine its own procedure but the procedure of the Expert shall:

(i)	give the parties a reasonable opportunity to make written and oral representations;

(ii)	require that the Selling Shareholders supply to Qorvo, and Qorvo supplies to the Securityholder Agent, a copy of any written representations at the same time as they are supplied to the Expert; and

(iii)	permit each party to be present while oral representations are being made to the Expert by any other party; and

(d)
the Expert’s costs (including any fees and costs of any advisers appointed by the Expert) shall be borne equally by the Selling Shareholders (jointly and severally) and Qorvo, or as the Expert may determine.

(10)
The parties shall cooperate with the Expert, and shall comply with all reasonable requests made by the Expert in connection with the carrying out of its duties. In particular, but without limitation, the parties shall provide the Expert with all information reasonably required by the Expert in relation to any Group Company, and the Expert shall be entitled (to the extent it considers appropriate) to base its determination on such information and on the accounting and other records of each Group Company.

(11)    The determination of the Expert pursuant to paragraph 9 above shall:

(a)	be made as soon as is reasonably practicable, and in any event within twenty (20) Business Days after receipt of all necessary information from the parties;

(b)	be made in writing and, unless otherwise agreed by the Selling Shareholders and Qorvo, include reasons for each relevant determination;

(c)	be sent simultaneously by the Expert to Qorvo and the Securityholder Agent by email to addresses provided by them for the purpose; and

(d)
be final and binding on the parties in respect of any matter falling within the Expert’s jurisdiction (save in the event of fraud or manifest error, in which case the relevant part of the determination shall be void and the matter shall be referred to another firm of independent accountants on the terms of this Schedule 11 (Effective Time Statements) for correction), and the Effective Time Statements and the Payment Statement (in each case amended as determined by the Expert) shall, for the purposes of this Deed, be treated as determined on the date on which the Expert’s determination is sent to the parties.

(12)	Without prejudice to clause 39 (Confidentiality), (and subject to the last sentence of clause 39.1), each of the parties shall, and shall procure that their respective advisers and the Expert shall:

(a)	keep confidential all information and documents provided to them pursuant to this Schedule 11 (Effective Time Statements); and

(b)
use or disclose such information and documents solely in connection with the preparation of the Effective Time Statements, the proceedings of the Expert or in defending any claim or argument or alleged claim or argument relating to this Deed or its subject matter.

(13)
Nothing in this Schedule 11 (Effective Time Statements) shall entitle any party or the Expert access to any information or document that is protected by legal professional privilege or litigation privilege, provided that this paragraph 13 shall not entitle any party to refuse to disclose such parts of any documents as contain only the facts on which the relevant claim or argument is based.

PART B    ACTUAL NET DEBT STATEMENT

	Estimated Balances ($000’s) (Value A)	Balances at the Effective Time ($000’s) (Value B)	Difference ($000’s) (Value B less Value A)
[External Debt]	[•]	[X]	[X]
[Cash]	([•])	([X])	[X]
	Estimated Net Debt Amount	Actual Net Debt Amount	Difference
	[•]	[•]	[•]
Net Debt Shortfall (if any) ($000’s)
Net Debt Excess (if any) ($000’s)

PART C    ACTUAL WORKING CAPITAL STATEMENT

		Estimated Balances ($000’s) (Value A)	Balances at the Effective Time ($000’s) (Value B)	Difference ($000’s) (Value B less Value A)
1	[Trade debtors]	[•]	[X]	[X]
2	[Stock]	[•]	[X]	[X]
3	[Prepayments]	[•]	[X]	[X]
4	[Other current assets]	[•]	[X]	[X]
Current Assets		[•]	[X]	[X]
5	[Trade creditors]	([•])	([X])	[X]
6	[Accruals – payroll]	([•])	([X])	[X]
7	[Accruals – holiday pay]	([•])	([X])	[X]
8	[Accruals – PAYE and National Insurance Contributions]	([•])	([X])	[X]
9	[Accruals – Severance Obligations]	([•])	([X])	[X]
10	[Accruals – other]	([•])	([X])	[X]
11	[VAT]
12	[Other current liabilities]	([•])	([X])	[X]
Current Liabilities		([•])	([X])	[X]
		Working Capital Target	Actual Working Capital Amount	Difference
		[•]	[•]	[•]
Working Capital Shortfall (if any) ($000’s)
Working Capital Excess (if any) ($000’s)

SCHEDULE 12

ARTICLES OF ASSOCIATION

[OMITTED]

SCHEDULE 13

TAX COVENANT

1.	USING DEFINITIONS

1.1	The definitions and rules of interpretation in this paragraph apply in this Schedule 13.
Accounts Relief: a Relief the availability of which has been:

(a)	shown as an asset (including a right to repayment of Tax) in the Actual Net Debt Statement; or

(b)
taken into account in computing (and so reducing or eliminating) any provision for deferred Tax in the Actual Net Debt Statement (or which, but for the Relief, would have appeared in the Actual Net Debt Statement).

Auditors: the auditors for the time being of a Group Company and in any case where that shall mean more than one firm of auditors, the auditors of the company that has incurred the Tax Liability at issue.
Buyer’s Relief: any:

(a)	Accounts Relief;

(b)	Post-Completion Relief; or

(c)	Relief arising to any member of Buyer’s Tax Group (other than a Group Company) at any time.
Buyer’s Tax Group: Qorvo and any company in the same Tax Group from time to time.
Default Rate: 4% over the base rate from time to time of Barclays Bank.
Event: includes (without limitation) any event, transaction (including, without limitation, the execution of and Completion of this Deed), payment, action, circumstance, dealing, state of affairs, expiry of any time period, default, omission or occurrence of any nature whatsoever and whether or not a Group Company or Qorvo is a party to it, and also the death or the winding up or dissolution of any person, any change in residence of a person for the purposes of any Tax, any failure to take action that would have prevented or avoided an apportionment or deemed distribution of income (regardless of whether any action taken after the Effective Time could have prevented or avoided the apportionment or deemed distribution), a Group Company becoming, being or ceasing to be a member of a group of companies (however defined) or becoming or ceasing to be associated or connected with any person for the purposes of any Tax, and in any one case or more whether alone or in any combination.
Group Relief: any Relief available between members of a Tax Group.

Income, Profits or Gains: income, profits, gains and any other consideration, value, receipt or measure by reference to which Tax is chargeable or assessed.
Indirect Tax: value added, turnover, sales, use, distribution or corresponding Tax.
Overprovision: the amount by which any provision in the Actual Net Debt Statement relating to Tax (other than a provision for deferred Tax) is overstated (except to the extent that any overstatement results from the utilisation of a Buyer’s Relief), applying the accounting policies, principles and practices adopted in relation to the preparation of the Actual Net Debt Statement (and ignoring the effect of any change in law made after the Effective Time).
PAYE: any system for the deduction and withholding of Tax or National Insurance or social security contributions (or similar or corresponding obligations) or both from sums paid to employees in respect of their employment.
Post-Completion Date Relief: a Relief that arises to a Group Company as a result of or in connection with any:

(a)	Event occurring; or

(b)	Income, Profits or Gains earned, accrued or received,
after the Effective Time.
Relief: includes any relief, loss, allowance, credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation of any Income, Profits or Gains for the purposes of any Tax, or any right to a repayment of or saving of Tax (including any repayment supplement or interest in respect of Tax), and:

(c)	any reference to the use or set-off of a Relief shall be construed accordingly and shall include use or set-off in part;

(d)
any reference to the loss of a Relief (including the loss of any Accounts Relief, Post-Completion Relief and any other defined Relief) shall include the absence, failure to obtain, non-existence, non-availability, disallowance, withdrawal, clawback or cancellation of any Relief, or its utilisation or set-off by any person other than a member of Buyer’s Tax Group and shall also include this Relief being available only in a reduced amount and “lost” as it relates to a Relief shall be construed accordingly.

Tax Claim: in each case from which it appears that there is, or is likely to be, a liability or increased liability of a Group Company in respect of which the Warrantors may be liable under paragraph 2:

(e)
any assessment, self-assessment, notice, letter, determination, demand or other document issued or action taken by or on behalf of any Taxation Authority (whether issued or taken before or after the date of this Deed and whether satisfied or not at the date of this Deed) including, for the avoidance of doubt, the imposition of any withholding of or on account of tax; and

(f)	the preparation or submission to a Taxation Authority of any return, amended return, computation, accounts or any other documents by Qorvo, a Group Company or another person.
Tax Counsel: an advocate specialising in tax matters.
Tax Group: those companies treated for the purposes of determining the amount of or liability for or relief from any Tax as being members of the same group of companies or fiscal unity.
Tax Liability: means:

(g)
a liability to make an actual payment or increased payment of, or in respect of, or on account of, Tax (including making a payment in settlement of a Tax liability and whether or not presently payable and whether satisfied or unsatisfied at the Effective Time and also including any liability of a Group Company to make any payment of Tax in connection with the exercise, release, vesting, variation or cancellation of a right obtained before the Effective Time to acquire, or otherwise relating to, shares) (“Actual Tax Liability”), in which case the amount of the Tax Liability shall be the amount of the actual payment or increased payment;

(h)
the loss otherwise than by utilisation or set off of an Accounts Relief, in which case the amount of the tax liability shall be the amount of Tax that would have been saved but for such loss (assuming that a Group Company had used the Relief in full and that, to the extent that there is an Actual Tax Liability as a result of the loss, the Tax would have been charged at the Tax rates applying to that period and, where there is no Actual Tax Liability, the Tax that would have been saved would have been charged at the Tax rates current at the Accounts Date) or, where the Relief is a right to repayment of Tax, the amount of the repayment; or

(i)
the use or setting off of any Buyer’s Relief in circumstances where, but for such use or setting off, a Group Company would have had an Actual Tax Liability in respect of which the Warrantors would have been liable under this Schedule 13, in which case the amount of the Tax Liability shall be the amount for which the Warrantors would have been liable under this Schedule 13 but for such set-off or utilisation.

Tax Warranties: the Warranties which relate to Taxation.

1.2	In this Schedule:

(a)
references to Income, Profits or Gains earned, accrued or received (or to an Event occurring) on or before a particular date (including Completion) or in respect of a particular period shall include Income, Profits or Gains that are deemed for the purposes of any Tax to have been earned, accrued or received (or, as the case may be, an Event that is deemed to have occurred) on or before that date or in respect of that period as the case may be;

(b)	references to a payment or distribution made on or before a particular date shall include:

(i)	any payment or distribution that on or before that date has fallen due; and

(ii)	any act or transaction that has occurred on or before that date and is or has been deemed to be a payment or distribution for the purposes of any Tax.

(c)
words and expressions defined in this Deed have the same meanings in this Schedule and any provisions in this Deed concerning matters of interpretation or construction shall apply equally to this Schedule except as otherwise provided in this Schedule;

(d)	references to paragraphs are references to paragraphs of this Schedule unless stated otherwise;

(e)
reference to any Event shall include the combined result of two or more Events, the first of which has taken place or the commencement of which has occurred on or before the Effective Time, and for the avoidance of doubt this shall include the combined result of Events all occurring on or before the Effective Time and the combined result of Events where more than one Event occurs on or before the Effective Time where the Events occurring on or before the Effective Time are outside the ordinary course of business of a Group Company as carried on at the time of the Event and the Events occurring after the Effective Time are inside the ordinary course of business of a Group Company as carried on at the Effective Time;

(f)	references to a repayment of Tax include any repayment supplement or interest in respect of it;

(g)
any stamp duty or transfer or registration tax that would be payable on any document, provided such document is either necessary to establish the title of a Group Company to any asset or is a document in the enforcement or production of which a Group Company is interested, and any interest, fine or penalty relating to any such duty or tax, will be deemed to be an Actual Tax Liability of a Group Company arising in consequence of an Event occurring on the last date it would have been necessary to pay such duty or tax to avoid any liability to interest or penalties on paying it;

(h)
for the avoidance of doubt, references to any Tax Liability of a Group Company that results from any gains earned, received or accruing on or before the Effective Time or any Event on or before the Effective Time include a reference to any Tax Liability of a Group Company arising as a result of Completion or of entering into this Deed, or of the satisfaction of any condition in this Deed, or as a result of forming the intention, or of entering into arrangements, to enter into this Deed (including any liability as the result of any company ceasing to be, or ceasing to be treated as, a member of a group of companies for the purpose of any Tax);

(i)	the word connected shall be construed in accordance with the provisions of section 1122 of the Corporation Tax Act 2010;

(j)	where references are made to any notice to be given, or to any other communication that is to be made, to the Warrantors by Qorvo, any reference to the Warrantors shall include any representative of the Warrantors agreed between the parties under this Deed or otherwise;

(k)
references to the due date for payment of any Tax shall be read and construed as a reference to the last day on which such Tax may by law be paid without incurring a penalty or liability for any interest, charge, surcharge, penalty, fine or other similar imposition accruing (after taking into account any postponement of such date that is obtained for such Tax); and

(l)
for the avoidance of doubt, references to any Tax Liability of a Group Company in consequence of or in respect of or by reference to an Event which occurred on or before the Effective Time shall include a reference to any Tax Liability of a Group Company resulting from the sale of the Shares and Contingent Securities under this Deed.

1.3
All payments made by the Warrantors to Qorvo or by Qorvo to the Warrantors under this Schedule, shall, so far as possible, be made by way of adjustment to the consideration for the sale of the Shares and Contingent Securities.

2.	COVENANT
Under a covenant on the terms set out in this paragraph 2 and subject to paragraph 3, the Warrantors shall pay to Qorvo an amount equal to the Indemnifiable Portion of:

2.1	Any Tax Liability of a Group Company that arises:

(a)	in consequence of or in respect of or by reference to an Event that occurred on or before the Effective Time;

(b)	in consequence of or in respect of or by reference to any Income, Profits or Gains that were earned, accrued or received on or before the Effective Time;

(c)	from the grant, exercise, release, vesting, variation or cancellation at any time of a right acquired before the Effective Time to acquire securities or an interest in securities; or

(d)	in consequence of any failure to discharge or default in discharging any of the Warrantors’ obligations under paragraph 6 and paragraph 9, including any failure to meet any relevant time limit.

2.2	Any Tax Liability that is the liability of another person (“Primary Person”) for which a Group Company, Qorvo or any other member of Buyer’s Tax Group is liable in consequence of:

(a)	the Primary Person failing to discharge such Tax Liability; or

(b)	a Group Company at any time before the Effective Time being:

(i)	a member of the same Tax Group as the Primary Person; or

(ii)
treated for the purpose of any Tax as having control of, being controlled by, or being otherwise connected with, the Primary Person or being controlled by or connected with the same person as the Primary Person for any Tax purpose.

2.3	Any Tax Liability of a Group Company arising as a result of or in connection with:

(a)
any liability to operate PAYE or to deduct or account for National Insurance or social security contributions (or similar or corresponding obligations) as a result of or in connection with the issue or transfer of securities or an interest in securities on or before the Effective Time; or

(b)	any payments to the Selling Shareholders under this Deed.

2.4
Any Tax Liability in respect of a gain that arises as a result of the disposal at any time of any asset acquired by a Group Company before the Effective Time, to the extent that such Tax Liability would not have arisen if the expenditure allowable or deductible in respect of the asset (ignoring any other Relief) had not been less than the value of the asset stated or recognised in the Accounts or, in the case of an asset acquired since the Accounts Date, the cost of that asset.

2.5
Any liability of a Group Company to make a payment, or to make a repayment of the whole or any part of any payment, to any person (other than a member of Buyer’s Tax Group) in respect of Group Relief under any arrangement or agreement entered into by a Group Company on or before the Effective Time except to the extent that such payment or repayment is reflected in the Actual Net Debt Statement.

2.6
The loss in whole or in part of the right of a Group Company to receive any payment (other than from a member of Buyer’s Tax Group) for Group Relief under any arrangement or agreement entered into on or before the Effective Time where such payment was taken into account in the Actual Net Debt Statement.

2.7
Any liability of a Group Company to make a payment or repayment under any indemnity, covenant, warranty, mortgage, guarantee or charge entered into or created on or before the Effective Time of a sum equivalent to or by reference to another person’s Tax liability.

2.8	Any reasonable costs and expenses suffered or properly incurred by Qorvo or a Group Company or any member of Buyer’s Tax Group in connection with:

(a)	any Tax Claim in respect of which the Warrantors may be liable under paragraph 2.1 to paragraph 2.8; or

(b)	taking or defending any action under this Schedule.

3.	EXCLUSIONS

3.1	The Warrantors shall not be liable under paragraph 2 (or, as appropriate, the liability of the Warrantors shall be reduced) in respect of any liability of a Group Company:

(a)	to the extent that such liability was taken into account in computing the amount of the External Debt for the purposes of the Actual Net Debt Statement;

(b)
to the extent that the liability is increased as a result only of any increase in rates of Tax that is announced and comes into force after the Effective Time with retrospective effect or of any change in law that is announced and comes into force after the Effective Time with retrospective effect but this paragraph 3.1(b) shall not apply to any amount payable under paragraph 11;

(c)
to the extent that the liability (other than a Tax Liability mentioned in paragraph 2.4) would not have arisen but for a voluntary act, omission or transaction of a Group Company after the Effective Time or of Qorvo or any member of Buyer’s Tax Group except where such act, omission or transaction was:

(i)	carried out or effected under a legally binding obligation entered into on or before the Effective Time;

(ii)	required by law, any regulatory, financial reporting or accounting practice or requirement;

(iii)	carried out with the written consent of the Warrantors;

(iv)	in the ordinary course of business of a Group Company (or, as appropriate, of Qorvo or a member of Buyer’s Tax Group);

(v)	the preparation or submission of any tax return or computation or other information to a Taxation Authority;

(vi)	one that Qorvo or the party in question could not foresee or could not reasonably have foreseen would give rise to that liability; or

(vii)	one that could not reasonably have been avoided; and

(d)	to the extent recovery (less costs and expenses of recovery) has been made by Qorvo under the Warranties or any other provision of the Agreement.

3.2
The provisions of paragraph 3.1 will not apply to any claim by Qorvo against the Warrantors that arises or is delayed as a result of fraud, dishonesty, wilful misconduct or deliberate concealment by the Warrantors.

3.3	The provisions of paragraph 3.1 and clause 13.8 of the Agreement shall not apply to any claims in respect of any liability falling within paragraph 2.2 or paragraph 2.8.

4.	LIMITATIONS

4.1	Notwithstanding the provisions of clause 13.7 of the Agreement, the liability of the Warrantors under paragraph 2 will terminate on:

(a)
the twenty-second anniversary of the Completion Date, in respect of any claim under paragraph 2 for a liability arising from a loss of tax brought about deliberately by a Group Company or any related person; or

(b)
the seventh anniversary of the Completion Date, in any other case, except in respect of any claim under paragraph 2 of which notice is given or deemed to have been given to the Warrantors before that date in accordance with paragraph 6.1 or paragraph 6.2, as the case may be.

5.	RECOVERY FROM THIRD PARTIES

5.1
Where a payment has been made by the Warrantors under paragraph 2 in full discharge of a liability under that paragraph and a Group Company or any other member of Buyer’s Tax Group has recovered or subsequently recovers from any person (other than Qorvo, a Group Company or any member of Buyer’s Tax Group or any employee or director of any of them but including a Taxation Authority) any sum in respect of such Tax Liability (other than by reason of the use or set off of a Buyer’s Relief), Qorvo shall inform the Securityholder Agent and shall at the written request of the Securityholder Agent (and shall procure that a Group Company or the relevant member of Buyer’s Tax Group shall) account to the Warrantors for the lesser of:

(a)
any amount recovered and actually received by a Group Company or the member of Buyer’s Tax Group as applicable net of any Tax on such amount and net of any Tax that would have been payable but for the use or set off of any Relief; and

(b)	the amount paid by the Warrantors under paragraph 2 in respect of that Tax Liability.

5.2
Any payment by Qorvo to the Warrantors under this paragraph 5 shall be reduced by the amount of any losses, damages, liabilities, costs and expenses suffered or incurred by a Group Company and Qorvo and any other member of Buyer’s Tax Group in recovering any amount from any third party and shall be further reduced by any amount of the payment by the Warrantors referred to in paragraph 5.1 that has previously been repaid to the Warrantors.

6.	CONDUCT OF CLAIMS

6.1
If Qorvo or a Group Company becomes aware of a Tax Claim that could give rise to a liability of the Warrantors under paragraph 2, Qorvo shall or shall procure that a Group Company shall, within a reasonable time, give written notice to the Securityholder Agent of the Tax Claim containing, to the extent reasonably practicable, a description of such claim and the estimated total amount of the claim, provided that the giving of such notice shall not be a condition precedent to the liability of the Warrantors.

6.2	Subject to the following provisions of this paragraph 6, Qorvo shall (and where relevant, shall procure that a Group Company shall) take such action as the Securityholder Agent may reasonably request by notice in writing to avoid, dispute, defend, resist, appeal or compromise any Tax Claim (“Disputed Tax Claim”) or any matter relating to the Disputed Tax Claim but only provided that the Warrantors shall first (to Qorvo’s reasonable satisfaction) indemnify Qorvo and/or a Group Company (as required by Qorvo) against the Indemnifiable Portion of any losses, damages, costs or expenses that it may suffer or incur as a result of taking this action (including any additional liability to Tax).

6.3
By agreement in writing between Qorvo and the Securityholder Agent, and on the terms as they may agree from time to time, the Warrantors may instruct independent lawyers or other professional advisers (appointed by them for this purpose) to take any action mentioned in paragraph 6.2 provided that unless Qorvo and the Securityholder Agent specifically agree otherwise in writing, the Warrantors shall:

(a)	keep Qorvo fully and promptly informed of all matters known to them, or to the Warrantors’ advisers, concerning the Disputed Tax Claim;

(b)	promptly provide Qorvo with copies of all documents, notes (including notes of conversations and meetings) and correspondence relating to the Disputed Tax Claim;

(c)	obtain Qorvo’s prior written approval (not to be unreasonably withheld or delayed) to the appointment of lawyers or other professional advisers;

(d)
submit to Qorvo for prior written approval (not to be unreasonably withheld or delayed) any communication (written or otherwise) relating to the Disputed Tax Claim and shall make any amendments Qorvo shall request; and

(e)	not settle or compromise the Disputed Tax Claim or agree any matter in the conduct of the Disputed Tax Claim without Qorvo’s prior written approval (not to be unreasonably withheld and delayed).

6.4	Without prejudice to the liability of the Warrantors under this Schedule, Qorvo shall not be obliged to take or procure the taking of any action under paragraph 6.2 in respect of any Tax Claim:

(a)
to the extent that it would involve a Group Company contesting any Disputed Tax Claim before any court or other appellate body (excluding the Taxation Authority that has made the Disputed Tax Claim) unless in the written opinion of Tax Counsel of appropriate relevant experience appointed by agreement between the Securityholder Agent and Qorvo an appeal would be reasonable in all the circumstances having regard to the amounts involved, the likelihood of success and any future Tax Liability or other liability of a Group Company or Buyer’s Tax Group to the extent that such liability is not or may not be recoverable under paragraph 2;

(b)
where the Tax Claim or action derives from or arises out of or is in connection with any dishonest or fraudulent act or omission or wilful default by or of any of the Warrantors at any time or by or of a Group Company before the Effective Time or if Qorvo has reasonable grounds to so believe;

(c)	should any of the Warrantors fail to comply in a material respect with their obligations under paragraph 6.3;

(d)	following receipt of written notice of the Tax Claim from Qorvo in accordance with paragraph 6.1 should:

(i)
the Securityholder Agent fail within twenty (20) Business Days (or, in a case where there is a time limit for an appeal that has been notified to the Sellers’ Representative, fail within ten (10) calendar days) to serve notice on Qorvo under paragraph 6.2;

(ii)
the Securityholder Agent fail within twenty (20) Business Days to notify Qorvo in writing of any further action to be taken by Qorvo or a Group Company under paragraph 6.2 where Qorvo at any time seeks instructions from the Securityholder Agent;

(iii)	the Warrantors fail to adequately indemnify and secure Qorvo and/or a Group Company (as appropriate) under paragraph 6.2; or

(iv)
the Warrantors fail to further indemnify Qorvo or fail to provide additional security to the reasonable satisfaction of Qorvo in the event that the indemnity or security previously provided becomes, or is likely to become, in the reasonable opinion of Qorvo insufficient;

(e)	should any of the Warrantors:

(i)
become insolvent and corporate action or other steps are taken or legal proceedings are started for its winding up, dissolution or administration or for the appointment of a receiver, administrator, trustee or similar officer of the Warrantor or any of its assets; or

(ii)
be unable to pay its debts as they fall due, start negotiations with a creditor with a view to the general readjustment or rescheduling of its indebtedness or make a general assignment for the benefit of, or a composition with, its creditors;

(f)
if, in Qorvo’s reasonable opinion, the action requested by the Securityholder Agent under paragraph 6.2 is likely to materially affect adversely the liability of Qorvo or a Group Company to Tax or the business or financial interests of any of them or of any person connected with any of them or is unreasonable or contrary to the legal obligations of any of them or of any person connected with any of them;

(g)
if a Group Company would be required to appeal against any assessment or demand for Tax where it is a requirement for such an appeal that the Taxation be paid unless payment has previously been made by the Warrantors to Qorvo of an amount equal to that Taxation and in respect of it; or

(h)
that requires a Group Company to take any action against any person who is at the time in question either an employee or director of any member of Buyer’s Tax Group, or any company that is at the time in question a member of Buyer’s Tax Group.

6.5
If paragraph 6.2 does not apply by virtue of any provision in paragraph 6.4, Qorvo or a Group Company (as the case may be) may satisfy or settle the Tax Liability on terms as it may in its absolute discretion think fit without prejudice to any of Qorvo’s rights under this Schedule.

6.6
Neither Qorvo nor a Group Company shall be subject to any claim by or liability to the Warrantors for non-compliance with any of the foregoing provisions of this paragraph 6 if Qorvo or a Group Company has acted in good faith in accordance with the instructions of the Warrantors.

7.	DATE OF PAYMENT

7.1	Payment by the Warrantors in respect of any liability under this Schedule must be made in cleared and immediately available funds on the following days:

(a)
in the case of a Tax Liability that is an Actual Tax Liability, the later of ten Business Days before the due date for payment and ten Business Days after the date Qorvo serves notice on the Warrantors requesting payment;

(b)	in the case of a liability under paragraph 2.5, paragraph 2.6 and paragraph 2.7, ten Business Days following the date Qorvo serves notice on the Warrantors requesting payment;

(c)	in respect of a Tax Liability that is not an Actual Tax Liability, the later of ten Business Days after the date Qorvo serves notice on the Warrantors requesting payment and:

(i)
the due date for payment of the Tax that would have been relieved (disregarding the availability of any other Relief) in the case of the loss of or failure to obtain an Accounts Relief that is not a right to repayment of Tax;

(ii)	the date on which the Tax would otherwise have been repaid in the case of the loss of or failure to obtain an Accounts Relief that is a right to repayment of Tax; or

(iii)
the due date for payment of the Tax which a Group Company would have had to pay but for the use or set off of a Buyer’s Relief in the case of the use or set-off of a Buyer’s Relief against an Actual Tax Liability in respect of which the Warrantors would otherwise have been liable;

7.2
If there is any dispute as to the amount of the liability of the Warrantors under this Schedule in respect of any Tax Liability to which paragraph 7.1 applies, the matter may be referred by either the Securityholder Agent or Qorvo for determination by the Auditors (acting as experts and not as arbitrators) in which case the parties shall be bound to accept the determination of the Auditors except in cases of manifest error and the expense of the Auditors shall be borne by the parties in the same proportions as the ratio of the percentage error of their respective estimates of the amount.

8.	INTEREST ON LATE PAYMENT

8.1
Interest shall be paid at the Default Rate on any amount due under this Schedule that has not been paid in accordance with paragraph 7, such interest to accrue from day to day (after as well as before any judgement for the same) up to and including the date on which any such amount is actually paid.

8.2	Interest shall be compounded on a quarterly basis and shall be payable on demand.

9.	CONDUCT OF TAX AFFAIRS

9.1
Qorvo or its duly authorised agents shall have sole conduct of all Tax affairs of a Group Company and shall be entitled to deal with such Tax affairs in any way in which it, in its absolute discretion, considers fit.

9.2
Qorvo shall procure that a Group Company shall provide to the Securityholder Agent all Tax Returns relating to the any period ended on or before the Accounts Date no later than twenty (20) Business Days before the date on which such Tax Returns are required to be filed with the appropriate Taxation Authority without incurring interest or penalties. Qorvo shall further procure that a Group Company shall take the Securityholder Agent’s reasonable comments into account before those Tax Returns are submitted to the appropriate Taxation Authority.

9.3
The Warrantors shall (at the Warrantors’ expense) use reasonable endeavours to provide Qorvo and a Group Company with all reasonable assistance, co-operation and information in respect of any accounting period commencing before the Effective Time including (but not limited to) information and co-operation requested in connection with Tax Returns outstanding at the Effective Time and in connection with all negotiations, correspondence and agreements in respect of a Group Company’s Tax Liability.

10.	CORRESPONDING SAVINGS AND OVERPROVISIONS

10.1
Where a liability of the Warrantors under paragraph 2 that has been discharged in full by payment in cleared funds is in respect of a Tax Liability that has given rise to a Relief, Qorvo shall inform the Securityholder Agent and the Securityholder Agent may (at the expense of the Securityholder Agent) instruct the Auditors (acting as experts and not as arbitrators) to certify by way of a written determination:

(a)
whether a Group Company has obtained a reduction or the elimination of a liability to make an actual payment of Tax (in respect of which paragraph 2 does not provide for a liability of the Warrantors to Qorvo) as a result of the use or set-off of such a Relief (“Saving”); and

(b)	the amount of the Saving.

10.2
Any Saving, less any amount that has been repaid to the Warrantors (or set off against any liability of the Warrantors) under any provision of this Deed or otherwise, or which represents interest or Qorvo’s costs and expenses, and further reduced by the amount of any reasonable costs and expenses of Qorvo in connection with the Saving, shall:

(a)	first be set off against any payment then due from the Warrantors under this Deed; and

(b)
to the extent there is an excess, Qorvo shall procure that a refund shall be made to the Warrantors of any previous payments made by the Warrantors under paragraph 2 and (not previously refunded) up to the amount of such excess.

11.	DEDUCTIONS FROM PAYMENTS

11.1
All sums payable by the Warrantors to Qorvo under this Schedule shall be paid without any rights of counterclaim and set-off and free and clear of all deductions or withholdings of any kind, save only as may be required by law.

11.2
Should any of the Warrantors be required by law to make a deduction or withholding from any payment referred to in this Deed, the Warrantors shall provide such evidence of the relevant withholding as Qorvo may reasonably require and shall pay to Qorvo the sum as will, after the deduction or withholding has been made, leave Qorvo with the same amount as Qorvo would have received had no deduction or withholding been made.

11.3
If any sum payable by any of the Warrantors to Qorvo under this Deed is subject to Tax in the hands of Qorvo, the Warrantors shall pay such additional amount as shall ensure that the net amount received by Qorvo shall be the amount that Qorvo would have received if the payment had not been subject to Tax.

11.4
If Qorvo would, but for the availability of a Buyer’s Relief, incur a Taxation liability falling within paragraph 11.3, it shall be deemed for the purposes of that paragraph to have incurred and paid that liability.

12.	GENERAL

12.1
No delay or omission by Qorvo in exercising any rights under this Schedule shall prejudice such rights or be construed as a waiver or partial waiver of such rights, nor shall it exclude the further exercise of such rights.

12.2	Qorvo shall in its absolute discretion decide whether to make a claim under this Schedule or the Tax Warranties or both.

12.3
For the sake of clarity, there shall be no duplication of recovery by Qorvo under this Schedule 13 and clause 13 of the Deed. Also for the sake of clarity, the limitations on liability of the Warrantors set forth in clause 13 shall not apply to this Schedule 13.

SCHEDULE 14

ACCOUNTING POLICIES

PART A    PREPARATION OF EFFECTIVE TIME STATEMENTS

(1)	The Estimated Net Debt Statement and the Effective Time Statements shall be prepared:

(a)	adopting the principles, policies and practices set out in Part D of this Schedule 14 (Accounting Policies); and then

(b)
adopting the same accounting principles, policies, treatments and categorisations as were used in the preparation of the Accounts, as then applied, including in relation to the exercise of accounting discretion and judgement; and then

(c)	if none of the specific accounting treatments set out in this Schedule or the Accounts deal with a matter, by reference to UK GAAP.

(2)	For the avoidance of doubt, paragraph (a) above shall take precedence over paragraphs (b) and (c) above, and paragraph (b) above shall take precedence over paragraph (c) above.
PART B    ACTUAL NET DEBT AMOUNT

(1)	The Actual Net Debt Amount shall be calculated by deducting the amount of Cash as at the Effective Time from the amount of External Debt at the Effective Time.

(2)
The Actual Net Debt Statement shall take the form of the worked example set out in Part B of Schedule 11 (Effective Time Statements) and shall set out the constituent elements of the Actual Net Debt Amount (including the constituent elements of the External Debt as at the Effective Time).

PART C    ACTUAL WORKING CAPITAL AMOUNT

(1)	The Actual Working Capital Amount shall be calculated by deducting the Working Capital Liabilities from the Working Capital Assets (each as defined below).

(2)
The “Working Capital Assets” shall comprise the aggregate of the following line items in the Company’s consolidation system, which is the source for the preparation of the Accounts, in each case as at the Effective Time:

(a)	[Net Trade Debtors];

(b)	[Total Prepayments and Other Debtors];

(c)	[Total Stock],
provided that the Actual Working Capital Amount shall not include any Trapped Cash.

(3)
The “Working Capital Liabilities” shall comprise the aggregate of the following line items in the Company’s consolidation system, which is the source for the preparation of the Accounts, in each case as at the Effective Time:

(a)	[Total Trade Creditors];

(b)	[Accruals – Payroll];

(c)	[Accruals – Holiday Pay];

(d)	[Accruals – PAYE and National Insurance];

(e)	[Accruals – Severance Obligations];

(f)	[Accruals – Other]; and

(g)	[VAT].

(4)
The Actual Working Capital Statement shall take the form of the worked example set out in Part C of Schedule 11 (Effective Time Statements) and shall set out the constituent elements of the Actual Working Capital Amount.

PART D    SPECIFIC ACCOUNTING POLICIES

(1)	The Effective Time Statements shall be prepared:

(a)
so as to include no charge, provision, reserve or write off in respect of any costs, liabilities or charges incurred or to be incurred after the Effective Time arising as a consequence of the change of ownership of any Group Company or any change in management strategy, direction or priority which results from the change in ownership contemplated by this Deed, any other effect of this Deed or any action of Qorvo following Completion;

(b)	to the extent not otherwise covered by the specific policies set out at paragraphs (4) to (7) (inclusive) below:

(i)
where Qorvo receives goods or services after the Effective Time, but the liability has been settled by or will fall due to the Sellers or any of them, an asset will be recorded in the Effective Time Statements; and

(ii)
where goods or services were received by the Selling Shareholders or any of them on or before the Effective Time, but the liability will be met by or will fall due to Qorvo or any member of the Group after the Effective Time, a liability will be recorded in the Effective Time Statements.

(2)	No account shall be taken of post balance sheet events or of information that becomes available after the delivery of the draft Effective Time Statements by Qorvo to the Securityholder Agent.

(3)	There shall be no double counting of any account balances, so that no account balance is included in both the Actual Working Capital Amount and the Actual Net Debt Amount.

(4)
Save as otherwise provided in this Schedule 14 (Accounting Policies), trade creditors and accruals shall be included in the Effective Time Statements to the extent that a liability exists and is still outstanding at the Effective Time in respect of goods and services that have been received or supplied on or before the Effective Time.

(5)
Employee bonuses earned but not paid in respect of periods terminating before the Effective Time shall be included in the Effective Time Statements. Employee bonus accruals in respect of bonus scheme periods which bridge the Effective Time will be calculated on a pro rata basis, based on performance against the bonus target up to the Effective Time.

(6)
Any severance obligations or similar obligations with respect to any employee of the Group who will not be continuing as an employee with Qorvo or the Company or any other member of the Group following the Completion shall be accrued as of the Effective Time and be included in Working Capital Liabilities.

(7)
If any Group Company (a) makes any Approved Retention Bonus (as defined below) before Completion, the amount of such Approved Retention Bonus shall be added back into and be included in Working Capital Assets, or (b) is obligated to make any Approved Retention Bonus upon or after Completion, then the amount of such Approved Retention Bonus shall not be included in Working Capital Liabilities. “Approved Retention Bonus” means any retention bonus or other similar payment that the Company makes before Completion, or the Company is obligated to make upon or after Completion, to any Employee to incentivize such Employee to accept employment with Qorvo or continue employment with a Group Company following Completion, but only if and to the extent that such retention bonus or similar payment is approved in writing by Qorvo in advance of any such payment or obligation.

(8)
The Actual Working Capital Amount shall exclude any amounts included within current assets that relate to amounts receivable in relation to the sale of properties from which any Group Company was trading on the Accounts Date or any amount receivable in relation to any property from which any Group Company was trading at the Accounts Date which was the subject of a sale and leaseback transaction prior to the Effective Time.

(9)
Both the amount receivable in relation to any insurance claim relating to loss of or damage to any asset and the corresponding liability (whether or not a legal liability exists) for reinstatement of the asset shall be included in the Actual Working Capital Amount.

(10)
Any Leakage in the period between the Effective Time and Completion shall, for the purposes of the Effective Time Statements, be deemed to have occurred immediately prior to the Effective Time and shall be taken account of in the Effective Time Statements.

SCHEDULE 15

DETERMINATION OF LEGACY PRODUCT REVENUE

The Legacy Product Revenue shall be set forth as a component of the Revenue Payment on the Payment Statement to be prepared and delivered pursuant to Schedule 11.
The “Legacy Product Revenue” shall be calculated for the Company’s fiscal quarter ended immediately prior to the date of the Option Notice, and shall mean the following with respect to such fiscal quarter:
(a)    the amounts invoiced and recognized as revenue in accordance with UK GAAP by the Company or any other Group Company with respect to the sale by the Company or any other Group Company to a Third Party (including bona fide distributors) of (i) the devices indicated by the following product codes as at the date of this Deed: (A) 32CK301; (B) 32CK402; (C) 32CK417; (D) 32CK503; and (E) 32CK505; and (ii) any other antenna tuner devices that are successors or subsequent generations of such devices, but excluding any [*****];
less
(b)    the sum of the following for such fiscal quarter (but only to the extent included in or related to the amounts calculated under subparagraph (a) above):
(i)    trade discounts, allowances and rebates actually accrued, granted or paid to Third Parties; plus
(ii)    allowances and adjustments actually accrued or credited to customers for a product that is damaged, outdated, obsolete, returned or otherwise recalled; plus
(iii)    charges for freight, postage, shipping, delivery, service and insurance charges; plus
(iv)    any Tax, duty or other governmental charge; plus
(v)    write-offs or allowances for bad debts; plus
(vi)    any running royalties accrued, granted and payable to a Third Party based on the selling price of a product for which revenues have been included in subparagraph (a); plus
(vii)    any ancillary revenues or related amounts invoiced and recognized as revenue in accordance with UK GAAP by the Company or any other Group Company from a Third Party in connection with the sale of any product described in subparagraph (a) above that does not constitute direct revenue from the sale of such a product, including (A) any milestone payments, license fees, up-front payments, expediting fees, pre-payments or deposits, (B) non-recurring engineering revenues and fees and other amounts for reimbursement of research and development expenses, (C) amounts for reimbursement of manufacturing expenses, (D) amounts in payment for the provision of any service by the Company or any other Group Company, including consulting, design, assembly and testing services, or (E) payments made in consideration for the purchase of any other tangible or intangible assets or equity interests of the Company or any other Group Company.
Legacy Product Revenue shall be determined in accordance with UK GAAP consistently applied by the Company, except as modified or supplemented by this Schedule 15. In calculating Legacy Product Revenue, the payment, delivery and other relevant contractual terms with the Third Party customer must be persuasively evidenced with a written contract or other documents that show a binding obligation of the customer to take delivery of and to pay for the applicable products on or before the last day of the fiscal quarter in question.
In calculating Legacy Product Revenue sold through distribution or reseller channels, in the absence of a written contractual term in favor of the Company under which the distributor/reseller has no right to return products to the Company, revenue will not be recognized until the distributor/reseller completes the sale of the product to its customer.
In calculating Legacy Product Revenue, product pricing must be fixed and determinable at the time of sale and all revenue recognized must fully reflect future price concessions that have been granted at the close of the period.
In calculating Legacy Product Revenue, any transfer from the Company to any other Group Company, or from any other Group Company to the Company shall be disregarded and the calculation shall instead be based on the first transfer to a Third Party.
For the avoidance of doubt, “Legacy Product Revenue” shall only include revenue earned by the Company or any other Group Company in respect of the sale of applicable products that have been released for production, and shall not include any amounts of revenue from the sale or other disposition of prototypes, engineering samples, design kits, test vehicles, evaluation boards, demonstration boards and other similar items.

SCHEDULE 16

PREPRODUCTION RELEASE OF THE SPECIFIED PRODUCT

Purpose
This document sets forth the specifications and conditions that constitute a “Preproduction Release of the Specified Product” under the Contingent Acquisition Implementation Agreement. This would be a product consisting of [*****].

SCHEDULE 17

FORM OF DEED OF RELEASE AND WAIVER

[OMITTED]

SCHEDULE 18

AMENDMENT #1 TO EMPLOYEE SHARE SCHEME GOVERNING LTD OPTIONS

[OMITTED]

SCHEDULE 19
FORM OF ESCROW AGREEMENT

[OMITTED]

SCHEDULE 20
FORM OF PAYMENTS AGREEMENT

[OMITTED]

EXECUTED as a DEED on behalf of TRIQUINT SEMICONDUCTOR, INC., a Delaware corporation doing business as “Qorvo”, by Robert A. Bruggeworth its President being a person who, in accordance with the laws of that territory, is acting under the authority of that company
/s/ Robert A. Bruggeworth______

EXECUTED as a DEED on behalf of Cavendish Kinetics Limited, a private limited company incorporated in England, by Paul Dal Santo being a person who, in accordance with the laws of that territory, is acting under the authority of that company
/s/ Paul Dal Santo_____________

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